   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996

                                                REGISTRATION NO. 333-03253
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-3

                                    ON

                                 FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                            CRA MANAGED CARE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

                                     8099                    04-2658593
      MASSACHUSETTS            (PRIMARY STANDARD          (I.R.S. EMPLOYER
                           INDUSTRIALCLASSIFICATION      IDENTIFICATION NO.)
     (STATE OR OTHER             CODE NUMBER)
     JURISDICTION OF
    INCORPORATION OR
      ORGANIZATION)

                                --------------

                                312 UNION WHARF
                          BOSTON, MASSACHUSETTS 02109
                                (617) 367-2163
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               DONALD J. LARSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CRA MANAGED CARE, INC.
                                312 UNION WHARF
                          BOSTON, MASSACHUSETTS 02109
                                (617) 367-2163
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
         JAMES WESTRA, ESQUIRE                LESLIE E. DAVIS, ESQUIRE
      HUTCHINS, WHEELER & DITTMAR          TESTA, HURWITZ & THIBEAULT, LLP
      A PROFESSIONAL CORPORATION                   125 HIGH STREET
          101 FEDERAL STREET                 BOSTON, MASSACHUSETTS 02110
      BOSTON, MASSACHUSETTS 02110                  (617) 248-7000
            (617) 951-6600

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                --------------











  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                                MAY 9, 1996

                                2,500,000 Shares

                [LOGO OF CRA MANAGED CARE, INC. APPEARS HERE]

                                  Common Stock

                                   --------

  Of the 2,500,000 shares of Common Stock offered hereby, 1,100,000 are being sold by CRA Managed Care, Inc. ("CRA" or the "Company") and 1,400,000 are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market (the "Nasdaq National Market") under the symbol "CRAA." On May 3, 1996, the last reported sale price of the Company's Common Stock was $42.38 per share.

                                   --------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                    FACTORS" APPEARING ON PAGES 6 THROUGH 9.

                                   --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PRICE  UNDERWRITING   PROCEEDS  PROCEEDS TO
                                      TO   DISCOUNTS AND     TO       SELLING
                                    PUBLIC  COMMISSIONS  COMPANY(1) STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.........................   $          $           $           $
- --------------------------------------------------------------------------------
Total(2)..........................  $          $           $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Before deducting expenses of the offering estimated at $600,000 payable by the Company.

(2) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders
    will be $   , $   , and $   , respectively. See "Use of Proceeds" and
    "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland on or about
     , 1996.

Alex. Brown & Sons
  INCORPORATED
           Dean Witter Reynolds Inc.
                      Montgomery Securities
                                                              J.P. Morgan & Co.

                   THE DATE OF THIS PROSPECTUS IS    , 1996.

[Image of map of the continental United States of America and the State of Hawaii with dots, circles and a star imprinted in the various states representing the Company's field case management, specialized cost containment and corporate offices.]



                             CRA SERVICE LOCATIONS

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND OTHER SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  CRA provides field case management and specialized cost containment services designed to reduce workers' compensation costs. Field case management services involve working on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite return to work. Specialized cost containment services include various techniques designed to reduce the cost of workers' compensation claims and automobile accident injury claims. The Company operates one of the largest field case management organizations in the United States, consisting of 110 field case management offices with approximately 1,000 field case managers who provide medical management and return to work services in 49 states and the District of Columbia. CRA also provides a broad range of higher margin specialized cost containment services, including utilization management, workers' compensation network management, telephonic case management and retrospective medical bill review services. Revenues from specialized cost containment services comprised approximately 28.5% of revenues for the first quarter of 1996, up from approximately 25.2% for the corresponding period of the prior year. The Company markets its services to workers' compensation insurers, third party administrators, self-insured employers and payors of automobile accident medical claims through a direct sales and marketing organization consisting of over 125 dedicated personnel. CRA currently has over 1,200 customers nationwide.

  Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. According to statistics published in the 1994 Workers' Compensation Year Book, total workers' compensation costs to employers were approximately $60 billion in 1992 (excluding costs associated with productivity losses) and approximately $22.8 billion in 1982. Based upon a combination of statistics published in the 1994 Workers' Compensation Year Book and The Fact Book 1994--Property/Casualty Insurance Facts, the Company estimates that 1992 total workers' compensation costs to employers was comprised of approximately $22 billion related to medical costs, approximately $24 billion related to indemnity costs, including temporary wage replacement and permanent disability payments, and the balance related to other costs such as legal services and claims administration. The Company believes that this growth resulted primarily from (i) broader definitions of work-related injuries and illnesses covered by workers' compensation laws, (ii) the shifting of medical costs from health insurance plans to the workers' compensation system, (iii) an aging work force, (iv) the continued requirement that employers pay all of an employee's cost of medical treatment, without any employee co-payment or deductible, and a significant portion of lost wages and non-medical costs, (v) the overall inflation of medical costs and (vi) the relatively low utilization to date of comprehensive cost containment programs in the workers' compensation system.

  In response to rising workers' compensation costs, insurance carriers and employers have become increasingly focused on applying managed care techniques to reduce lost work time, medical costs and other costs associated with workers' compensation. The Company estimates that the workers' compensation managed care services industry generated total 1993 revenues of approximately $2.6 billion. While the industry is fragmented with a large number of competitors, CRA believes that it is one of only a small number of companies that offer a comprehensive line of workers' compensation managed care services on a nationwide basis.

  CRA believes that significant opportunities exist in applying managed care techniques to the workers' compensation marketplace. The Company's objective is to expand its presence as a national provider of comprehensive managed care services to workers' compensation payors. CRA's strategy is to (i) continue its focus on the workers' compensation marketplace where the Company believes that its specialized skills provide it with a significant competitive advantage,
(ii) leverage its national organization and local market presence to expand its relationships with national payors who are increasingly seeking national solutions to their workers' compensation problems, (iii) capitalize on its traditional customer base by cross-selling specialized cost containment services to its existing field case management customers, (iv) increase its marketing of early intervention services to identify promptly cases that have the potential to result in significant expenses and to take appropriate measures to control these expenses before they are incurred, (v) take advantage of recent enabling legislation to apply managed care techniques to the automobile insurance market, and (vi) expand its product offerings and enhance its opportunities for growth through strategic acquisitions.

                              RECENT DEVELOPMENTS

  As part of its strategy to expand its product offerings and enhance its opportunities for growth through strategic acquisitions, the Company has recently completed two acquisitions and has entered into a definitive agreement with respect to a third strategic acquisition. On October 24, 1995, CRA acquired all outstanding capital stock of Alta Pacific Corporation ("Alta Pacific"), a leading provider of case management services in the state of Washington. The acquisition of Alta Pacific provides a platform for the introduction of CRA's specialized cost containment services in the Pacific Northwest, a region where the Company has historically not maintained a presence. On April 2, 1996 CRA acquired all outstanding capital stock of FOCUS Healthcare Management, Inc. ("Focus"), which maintains one of the nation's largest workers' compensation networks of preferred provider organizations ("PPO"). The acquisition of Focus enables the Company to offer its customers access to a specialized PPO controlled by the Company. On May 6, 1996 CRA signed a definitive agreement to acquire all the outstanding capital stock of QMC3, Inc. ("QMC3"), a leading managed care company servicing the automobile insurance market. This acquisition positions CRA to capitalize on the introduction of managed care techniques to the automobile insurance market. See "Recent Developments."

  The Company's executive office is located at 312 Union Wharf, Boston, Massachusetts 02109, and its telephone number is (617) 367-2163.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk including, among others, risks associated with the Company's operations, the market in which it competes, the implementation of its growth strategy and material benefits to insiders as a result of this offering. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company...... 1,100,000 shares
Common Stock offered by the Selling       1,400,000 shares
 Stockholders............................
Common Stock to be outstanding after the  8,474,724 shares(1)
 offering................................
Use of proceeds.......................... Repayment of short-term debt and general corporate purposes, including
                                          acquisitions.
Nasdaq National Market symbol............ CRAA

- --------
(1) Based on the number of shares outstanding as of April 30, 1996. Excludes options to purchase 664,700 shares at April 30, 1996, with a weighted average exercise price of $20.23 per share, of which options to purchase 244,000 shares have been granted subject to stockholder approval. See "Risk Factors---Shares Eligible for Future Sale" and Note 10 to the Consolidated Financial Statements of the Company.

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          THREE MONTHS
                                        YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                         ---------------------------------------------------------- ---------------------------
                                                                         PRO FORMA                    PRO FORMA
                          1991    1992      1993      1994      1995      1995(1)    1995     1996     1996(1)
                         ------- -------  --------  --------  --------  ----------- -------  -------  ---------
                                                                        (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Revenues............... $58,969 $80,851  $100,546  $121,295  $146,055   $155,556   $34,930  $40,225   $42,283
 Gross profit...........   6,458  11,997    14,464    17,499    23,440     26,087     5,385    6,803     7,225
 Operating income(2)....   1,965   4,990     4,533     8,746    12,419     13,443     2,708    3,694     3,604
 Interest expense.......      78      66        16     4,087     2,484      4,282     1,354      194       568
 Provision for income
  taxes(3)..............     118     307       355     5,302     3,974      3,930       542    1,453     1,336
 Net income (loss)
  before extraordinary
  items(2)(3)........... $ 1,798 $ 4,677  $  4,178  $   (713) $  5,961   $  5,231   $   812  $ 2,047   $ 1,717
 Weighted average shares
  outstanding...........                               4,815     6,540      6,540     4,815    7,550     7,550
 Pro forma and actual
  earnings per share(4).                            $   0.57  $   0.91   $   0.80   $  0.17  $  0.27   $  0.23
STATISTICAL DATA:
 Total number of service
  locations.............              93       122       150       160        161       150      160       161
FIELD CASE MANAGEMENT
 SERVICES:
 Revenues...............         $67,366  $ 80,948  $ 92,232  $106,462   $106,462   $26,111  $28,765   $28,765
 Percentage of total
  revenue...............            83.3%     80.5%     76.0%     72.9%      68.4%     74.8%    71.5%     68.0%
 Number of service
  locations.............              78        87       102       110        110       102      110       110
SPECIALIZED COST
 CONTAINMENT SERVICES:
 Revenues...............         $13,485  $ 19,598  $ 29,063  $ 39,593   $ 49,094   $ 8,819  $11,460   $13,518
 Percentage of total
  revenue...............            16.7%     19.5%     24.0%     27.1%      31.6%     25.2%    28.5%     32.0%
 Number of service
  locations(5)..........              15        35        48        50         51        48       50        51

                                                       MARCH 31, 1996
                                             -----------------------------------
                                             ACTUAL  PRO FORMA(1) AS ADJUSTED(6)
                                             ------- ------------ --------------
                                                         (UNAUDITED)
BALANCE SHEET DATA:
 Working capital............................ $ 9,386   $(11,085)     $32,602
 Total assets...............................  38,911     61,540       75,127
 Total debt.................................   9,100     30,208          108
 Stockholders' equity.......................  13,720     13,720       57,407

- -------
(1) Pro forma to give effect to the acquisition of Focus as if such transaction had occurred on January 1, 1995 for the statement of operations data. The balance sheet data is pro forma as if the transaction had occurred on March 31, 1996. See "Financial Statements--Consolidated Pro Forma Financial Statements of CRA Managed Care, Inc. and Focus Healthcare Management, Inc."
(2) In 1994 the Company completed a recapitalization (the "Recapitalization") pursuant to which the Company redeemed an aggregate of 49.0% of the then outstanding shares of the Company's Common Stock from its founders with the proceeds of securities sold to third parties and borrowings under the Company's bank credit facility. Expenses for the period prior to the Recapitalization include certain compensation and other expenses, the levels of which are not comparable to the levels of such expenses for 1994. Expenses for 1994 include increased investments in management information systems, personnel and certain other items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Prior to the Recapitalization, the Company elected to be taxed as an S corporation. In connection with the Recapitalization, the Company was required to change from an S to a C corporation. This change resulted in the Company recording an incremental tax provision of $3,772,000 in the first quarter of 1994.
(4) The pro forma earnings per share for the year ended December 31, 1994 and the Company's pro forma net income for the year ended December 31, 1994 of $2,753,000 have been computed as if the Company had been subject to federal and state income taxes during the entire period, based upon an effective tax rate indicative of the statutory rate in effect during the period.
(5) Most of the Company's specialized cost containment service locations are located with the Company's field case management offices.
(6) Adjusted to give effect to the application of the estimated net proceeds of this offering, as described under "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Potential Adverse Impact of Government Regulation. Many states, including a number of those in which the Company transacts business, have licensing and other regulatory requirements applicable to the Company's business. Approximately half of the states have enacted laws that require licensing of businesses which provide medical review services, such as the Company. Some of these laws apply to medical review of care covered by workers' compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. These regulatory programs may result in increased costs of operation for the Company, which may have an adverse impact upon the Company's ability to compete with other available alternatives for health care cost control. In addition, new laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with the Company or to provider networks which the Company has organized and may organize in the future. To the extent the Company is governed by these regulations, it may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers. Regulation in the health care and workers' compensation fields is constantly evolving. The Company is unable to predict what additional government regulations, if any, affecting its business may be promulgated in the future. The Company's business may be adversely affected by failure to comply with existing laws and regulations, failure to obtain necessary licenses and government approvals or failure to adapt to new or modified regulatory requirements. Proposals for health care legislative reforms are regularly considered at the federal and state levels. To the extent that such proposals affect workers' compensation, such proposals may adversely affect the Company's business and results of operations. In addition, changes in workers' compensation laws or regulations may impact demand for the Company's services, require the Company to develop new or modified services to meet the demands of the marketplace or modify the fees that the Company may charge for its services. One of the proposals being considered is 24-hour health coverage, in which the coverage of traditional employer-sponsored health plans is combined with workers' compensation coverage to provide a single insurance plan for work-related and non-work-related health problems. Incorporating workers' compensation coverage into conventional health plans may adversely affect the market for the Company's services. In addition, the automobile insurance industry, like the workers' compensation industry, is regulated on a state-by-state basis. While regulatory approval is not required for the Company to offer most of its services to the automobile insurance market, state regulatory approval is required in order to offer automobile insurers products that permit them to direct claimants into a network of medical providers. To date, only Colorado and New York have legislation that permits such direction of care and QMC3 has been approved to offer this managed care service to automobile insurers in Colorado. QMC3, in cooperation with a third party PPO, has been in discussions for more than a year with the State of New York Insurance Department regarding approval of this PPO as a certified provider of fully integrated managed care services to the New York automobile insurance market using QMC3 as its exclusive utilization review agent. If approved, such an arrangement would be the first to offer automobile insurance managed care services in New York. While the Company believes that approval from the State of New York Insurance Department will be forthcoming, there can be no assurance that New York will issue such approval. Without such approval, QMC3 and this PPO would not be permitted to offer fully integrated managed care services to the New York automobile insurance market. In addition, no assurance can be given that other states will adopt legislation permitting such direction of care for automobile accident victims or, if such legislation is adopted, that the Company will be able to obtain regulatory approval to provide such services. See "Business-- Government Regulation."

  Reliance on Data Processing and Licensed Software. Certain aspects of the Company's business are dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business and results of operations. The software used by the Company within its medical bill review operation is licensed from an independent third party software company pursuant to a non-exclusive license with a three-year term expiring February 1998 that may be terminated by either party upon six months' prior written notice. While the Company has historically maintained a good relationship with the licensor, there can be no assurance that this software license will not be terminated or that the licensor will renew the license upon expiration. Although management believes that alternative software would be available if the existing license were terminated, such termination could be disruptive and could have a material adverse effect on the Company's business and results of operations.

  Risks Related to Growth Strategy; Fluctuations in Operating Results. The Company's strategy is to continue its internal growth and, as strategic opportunities arise in the workers' compensation managed care industry and other related industries, to pursue additional acquisitions of, or relationships with, other companies. As a result, the Company is subject to certain growth-related risks, including the risk that it will be unable to retain personnel or acquire other resources necessary to service such growth adequately. Expenses arising from the Company's efforts to increase its market penetration may have a negative impact on operating results. In addition, there can be no assurance that any suitable opportunities for future strategic acquisitions or relationships will arise or, if they do arise, that the transactions contemplated thereby could be completed. There can be no assurance that the Company will be able to integrate effectively into the Company the businesses that the Company has acquired or those that it may acquire in the future. In addition, such transactions are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of businesses and the diversion of management resources. There can be no assurance that any recent or future acquisition or other strategic relationship will not have an adverse impact on the Company's business or results of operations. If suitable opportunities arise in the future, the Company anticipates that it would finance such transactions, as well as its internal growth, through working capital or, in certain instances, through additional debt or equity financing. There can be no assurance, however, that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise. In addition, the Company's quarterly and annual results have varied and may vary significantly in the future due to a number of factors, including the impact of current or proposed governmental regulations related to the Company's businesses, expenses associated with the Company's growth strategy, the Company's ability to integrate strategic acquisitions with existing operations, competitive pressures, the loss of key management personnel and customer acceptance of current and new products and services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Operating Results."

  Possible Litigation and Legal Liability. The Company, through its utilization management services, makes recommendations concerning the appropriateness of providers' proposed medical treatment plans of patients throughout the country, and it could share in potential liabilities for adverse medical consequences. The Company does not grant or deny claims for payment of benefits and the Company does not believe that it engages in the practice of medicine or the delivery of medical services. There can be no assurance, however, that the Company will not be subject to claims or litigation related to the grant or denial of claims for payment of benefits or allegations that the Company engages in the practice of medicine or the delivery of medical services. In addition, there can be no assurance that the Company will not be subject to other litigation that may adversely affect the Company's business or results of operations. The Company maintains professional liability insurance and such other coverages as the Company believes are reasonable in light of the Company's experience to date. There can be no assurance, however, that such insurance will be sufficient or available at reasonable cost to protect the Company from liability which might adversely affect the Company's business or results of operations. See "Business--Legal Matters."

  Competition. The Company faces competition from large insurers, health maintenance organizations ("HMOs"), PPOs, third party administrators ("TPAs") and other managed health care companies. The Company believes that, as managed care techniques continue to gain acceptance in the workers' compensation marketplace, CRA's competitors will increasingly consist of nationally focused workers' compensation managed care service companies, insurance companies, HMOs and other significant providers of managed care products. Legislative reforms in some states permit employers to designate health plans such as HMOs and PPOs to cover workers' compensation claimants. Because many health plans have the ability to manage medical costs for worker's compensation claimants, such legislation may intensify competition in the market served by the Company. Many of the Company's current and potential competitors are significantly larger and have greater financial and marketing resources than those of the Company, and there can be no assurance that the Company will continue to maintain its existing performance or be successful with any new products or in any new geographical markets it may enter. See "Business--Competition" and "Business--Government Regulation."

  Changes in Market Dynamics. Legislative reforms in some states permit employers to designate health plans such as HMOs and PPOs to cover workers' compensation claimants. Because many health plans have the capacity to manage health care for workers' compensation claimants, such legislation may intensify competition in the market served by the Company. Within the past few years, several states have experienced decreases in the number of workers' compensation claims and the average cost per claim which have been reflected in workers' compensation insurance premium rate reductions in those states. The Company believes that declines in workers' compensation costs in these states are due principally to intensified efforts by payors to manage and control claim costs, to improved risk management by employers and to legislative reforms. If declines in workers' compensation costs occur in many states and persist over the long-term, they may have an adverse impact on the Company's business and results of operations.

  Dependence Upon Key Personnel. The Company is dependent to a substantial extent upon the continuing efforts and abilities of certain key management personnel. In addition, the Company faces competition for experienced employees with professional expertise in the workers' compensation managed care area. The loss of, or the inability to attract, qualified employees could have a material adverse effect on the Company's business and results of operations.

  Material Benefit to Insiders. In connection with the sale of the shares offered hereby, the Selling Stockholders will receive an aggregate of approximately $59,332,000 in gross proceeds (plus up to an additional $15,892,500 in gross proceeds if the over-allotment option is exercised in full), based on the last reported sale price of the Common Stock on May 3, 1996, as reported on the Nasdaq National Market. See "Use of Proceeds" and "Principal and Selling Stockholders."

  Concentration of Ownership. Upon completion of this offering, the Company's officers, directors, principal stockholders and their respective affiliates will own approximately 30.7% of the outstanding Common Stock (26.3% of the outstanding Common Stock if the over-allotment option is exercised in full). As a result, these stockholders, if acting together, would be able to exert substantial influence over the Company and matters requiring approval by the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

  Company Does Not Anticipate Paying Dividends. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility limits the payment of dividends. Accordingly, it is not anticipated that holders of the Common Stock will receive any current income with respect to their shares of Common Stock for the foreseeable future. See "Dividends."

  Potential Adverse Impact of Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In connection with the Recapitalization, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with J.H. Whitney & Co. ("Whitney") and certain of its affiliates, First Union Corporation

("First Union"), Lois E. Silverman and Donald J. Larson, pursuant to which such persons and entities are entitled to certain rights with respect to registration under the Securities Act of 1933, as amended, of approximately 4,502,611 shares of Common Stock. Pursuant to the Registration Rights Agreement, holders of at least 25.0% of the shares of Common Stock subject to the Registration Rights Agreement (the "Rightsholders") (excluding Ms. Silverman and Mr. Larson) have the right to require the Company to register their Common Stock on up to three occasions. Ms. Silverman has the right to require the Company to register her shares of Common Stock after the other Rightsholders (excluding Mr. Larson) have sold Common Stock of the Company with an aggregate sales price of at least $30,000,000 in one or more registered offerings. If the Company proposes to register any of its securities under the Securities Act of 1933, as amended, whether for its own account or otherwise, the parties to the Registration Rights Agreement (including Ms. Silverman and Mr. Larson) are entitled to receive notice of such registration and to include their shares in such registration, subject to certain conditions and limitations. In addition, the Company has granted to former stockholders of each of Alta Pacific and QMC3 the right to request registration of up to 136,150 shares and 249,816 shares, respectively, on one occasion and to include any of such shares in the Company's registration statements filed on behalf of the Company or other stockholders of the Company. To the extent exercised, such rights to register shares of Common Stock will result in additional shares becoming available to the public market, which could adversely affect prevailing market prices of the Common Stock. The Company has agreed to pay fees, costs and expenses of any registration effected on behalf of the parties to the Registration Rights Agreement and the former stockholders of Alta Pacific and QMC3 (other than underwriting discounts and commissions). The shares being sold by certain of the Selling Stockholders are being registered pursuant to the Registration Rights Agreement and the registration rights agreement with the former Alta Pacific stockholders. In addition, the Company, its executive officers and directors, all current stockholders that are parties to the Registration Rights Agreement, and the former stockholders of Alta Pacific have agreed to certain restrictions on their disposition of shares of Common Stock for a period of 90 days after the date of this Prospectus. See "Underwriting."

  Anti-Takeover Effect of Charter Provisions, By-Laws and State Laws; Possible Adverse Effects of Issuance of Preferred Stock. The Company's Amended and Restated Articles of Organization and By-Laws, as well as Massachusetts law, contain provisions that could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock, which could make the payment of a premium to shareholders in connection with a change in control less likely, and increase the difficulty of removing incumbent management and board members. In addition, such provisions could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Board of Directors is authorized to issue, without stockholder approval, Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. The Board of Directors is divided into three "staggered" classes, with each class serving for a term of three years. Dividing the Board of Directors in this manner increases the difficulty of removing incumbent members and could discourage a proxy contest or the acquisition of a substantial block of the Company's Common Stock. Massachusetts law contains certain anti-takeover provisions, including a so-called Business Combination Statute that restricts certain stockholders that own (together with their affiliates) 5.0% or more of the outstanding voting stock of a Massachusetts corporation from engaging in certain business combinations with such corporation and a so-called Control Share Statute that limits any person or entity that has acquired 20% or more of a corporation's stock from voting such shares unless the corporation's stockholders, other than such acquiring person or entity, authorize such voting rights by a vote of the holders of the majority of stock of the corporation entitled to vote on such matters. Such provisions of Massachusetts law could have the effect of discouraging a potential acquiror from making an offer for the Common Stock, which would make the payment of a premium to stockholders in connection with a change in control less likely, and could increase the difficulty of removing incumbent management and board members. See "Description of Capital Stock."

                              RECENT DEVELOPMENTS

  As part of CRA's strategy to expand its product offerings and enhance its opportunities for growth through strategic acquisitions, the Company has recently completed two acquisitions and has entered into a definitive agreement with respect to a third strategic acquisition.

  On October 24, 1995, CRA acquired all outstanding capital stock of Alta Pacific in exchange for 136,150 shares of the Company's Common Stock, which was then valued at $2,900,000. This acquisition was accounted for as a pooling of interests and was not material from an accounting perspective. Therefore, the Company restated its opening retained earnings to reflect the net assets of Alta Pacific. As such, the results for the year ended December 31, 1995 only include the operating results of Alta Pacific subsequent to the acquisition date. Alta has eight field case management offices in the state of Washington and last year had revenues of approximately $2,900,000. The acquisition of Alta Pacific gives CRA an immediate presence in the Pacific Northwest for the introduction of CRA's specialized cost containment services.

  On April 2, 1996, CRA acquired from United HealthCare Corporation all outstanding capital stock of Focus for $21,000,000 in cash. This acquisition was funded with amounts borrowed under the Company's senior revolving credit facility with First Union National Bank of North Carolina ("First Union Bank"). Focus, based in Brentwood, Tennessee has built and maintains one of the nation's largest workers' compensation PPO networks, and last year had annual revenues of approximately $9,900,000. Focus' national PPO network includes more than 85,000 individual providers and 1,700 hospitals servicing 26 states and the District of Columbia. The acquisition of Focus enables the Company to provide its customers with cost containment services through a specialized PPO controlled by the Company.

  On May 6, 1996, CRA signed a definitive agreement to acquire all outstanding capital stock of QMC3 in exchange for 249,816 shares of the Company's Common Stock, which was then valued at $8,500,000. QMC3 is a leading managed care services company serving the automobile insurance market, and has been instrumental in helping to obtain the passage of legislation in Colorado and New York enabling the mandatory direction of medical care for automobile accident victims. QMC3 had revenues in 1995 of approximately $2,000,000. The acquisition of QMC3 positions CRA to capitalize on the introduction of managed care techniques to the automobile insurance market. This acquisition is expected to be accounted for as a pooling of interests and is not material to the Company from an accounting perspective. The closing of the acquisition of QMC3 is expected to occur prior to the closing of this offering. The agreement pursuant to which CRA intends to acquire QMC3 contains a number of customary conditions to closing. While the Company anticipates that such conditions will be satisfied, there can be no assurance that the acquisition of QMC3 will be consummated.

                                USE OF PROCEEDS

  The net proceeds from the sale of the 1,100,000 shares of Common Stock offered by the Company hereby are estimated to be $43,687,000,at an assumed public offering price of $42.38 per share (the last reported sale price of the Common Stock on May 3, 1996) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. Certain affiliates of Whitney have agreed to permit the Company to sell, in place of such affiliates of Whitney, up to 100,000 shares of Common Stock upon exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full and the Company sells all 100,000 shares, the total proceeds to the Company are estimated to be $47,713,200.

  The Company intends to apply the net proceeds it receives from this offering as follows: (i) repay approximately $30 million of senior debt outstanding under the $40 million revolving credit facility (the "Credit Facility") between the Company and First Union Bank, of which $21 million was incurred to fund the acquisition of Focus, $5 million was incurred to repay the junior subordinated notes and the balance was incurred to provide working capital; and (ii) use the balance for working capital and general corporate purposes. Borrowings under the Credit Facility bear interest at First Union Bank's prime rate plus an additional percentage of up to 0.375%, or LIBOR plus an additional percentage of up to 1.875%, depending on certain financial criteria. The Credit Facility expires by its terms on March 29, 1999. The Company may from time to time pursue additional strategic acquisitions, and may use funds held for general corporate purposes to fund such acquisitions in whole or in part. Pending use of the net proceeds of the offering, the Company will invest the net proceeds in short-term, investment-grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company has been included for quotation in the Nasdaq National Market under the symbol "CRAA" since the Company's initial public offering of Common Stock on May 3, 1995. Prior to that time, there was no public market for the Common Stock. The following tables set forth the high and low closing prices for the Common Stock for the periods indicated as reported by the Nasdaq National Market:

                                                                   HIGH   LOW
                                                                  ------ ------
1995:
  Second Quarter................................................. $25.00 $16.50
  Third Quarter.................................................. $24.50 $19.00
  Fourth Quarter................................................. $24.50 $20.75
1996:
  First Quarter.................................................. $36.75 $22.13
  Second Quarter (through May 3, 1996)........................... $44.88 $34.00

  On May 3, 1996, the last reported sale price was $42.38 per share. As of April 5, 1996, there were 369 holders of record of the Company's Common Stock. The Company believes that there are approximately 1,050 beneficial owners of the Company's Common Stock.

                                DIVIDEND POLICY

  The Company made cash distributions in the form of bonuses and dividends to its stockholders in prior periods when it was an S corporation. The Credit Facility limits the payment of cash dividends by the Company in any one year to an aggregate of 25.0% of the prior year's consolidated net income. In addition, the Company currently intends to retain all of its earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company at March 31, 1996, (ii) the pro forma capitalization of the Company at March 31, 1996 giving effect to the consummation of the Focus acquisition and (iii) the adjusted pro forma capitalization of the Company at March 31, 1996 giving effect to the sale of 1,100,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $42.38 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and application of the net proceeds as described in "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the related Notes thereto, the Consolidated Financial Statements and related Notes thereto of the Company and the Financial Statements and Notes thereto of Focus included elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     MARCH 31, 1996
                                          -------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(1) AS ADJUSTED(2)
                                          --------- ------------ --------------
                                                 (DOLLARS IN THOUSANDS)
                                                       (UNAUDITED)
Revolving credit facility and current
 portion
 of capital leases....................... $   9,100  $  30,169     $      69
Long-term debt:
 Capital leases..........................                   39            39
Stockholders' equity:
 Preferred Stock, $.01 par value;
  1,000,000 shares authorized; no shares
  issued and outstanding.................       --         --            --
 Common Stock, $.01 par value; 10,000,000
  shares authorized; 7,373,024 shares
  issued and outstanding and 8,473,024
  shares issued and outstanding, as
  adjusted(3)(4).........................        74         74            85
 Additional paid-in capital..............    36,852     36,852        80,528
 Retained deficit........................  (23,206)   (23,206)      (23,206)
                                          ---------  ---------     ---------
    Total stockholders' equity...........    13,720     13,720        57,407
                                          ---------  ---------     ---------
      Total capitalization............... $  22,820  $  43,928     $  57,515
                                          =========  =========     =========

- --------
(1) Pro forma to give effect to the acquisition of Focus as if such transaction had occurred on March 31, 1996. See "Unaudited Pro Forma Combined Condensed Financial Statements."
(2) Adjusted to give effect to the sale by the Company of 1,100,000 shares of Common Stock at an assumed offering price of $42.38 per share and the application of the estimated net proceeds therefrom, as described under "Use of Proceeds."
(3) Excludes options to purchase 664,700 shares outstanding at April 30, 1996, with a weighted average exercise price of $20.23 per share, of which options to purchase 244,000 shares have been granted subject to stockholder approval. See "Description of Capital Stock" and Note 10 to the Company's Financial Statements.
(4) The Company's Board of Directors has authorized an increase in the number of shares of Common Stock which the Company is authorized to issue to 40,000,000. Such increase is subject to the approval of the Company's stockholders at the Company's Special Meeting in lieu of its Annual Meeting of Stockholders to be held on May 21, 1996. See "Description of Capital Stock."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected financial data of the Company for each of the five fiscal years in the period ended December 31, 1995. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The statement of operations data set forth below with respect to years ended December 31, 1993, 1994, and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from the financial statements included elsewhere in this Prospectus. The data presented for the three months ended March 31, 1995 and 1996 are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The balance sheet data at December 31, 1993 is also derived from financial statements audited by Arthur Andersen LLP, but are not included herein. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991 are derived from financial statements audited by the Company's predecessor accountants not included herein.

                                                                          THREE MONTHS
                                  YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                         ----------------------------------------------  ----------------
                          1991     1992      1993      1994      1995     1995     1996
                         -------  -------  --------  --------  --------  -------  -------
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)           (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Revenues............... $58,969  $80,851  $100,546  $121,295  $146,055  $34,930  $40,225
 Cost of services.......  52,421   68,854    86,082   103,796   122,615   29,545   33,422
                         -------  -------  --------  --------  --------  -------  -------
 Gross profit...........   6,548   11,997    14,464    17,499    23,440    5,385    6,803
 General and
  administrative
  expenses(1)...........   4,583    7,007     9,931     8,753    11,021    2,677    3,109
 Operating income(1)....   1,965    4,990     4,533     8,746    12,419    2,708    3,694
 Other expenses:
  Interest (income).....     (32)      (5)      (11)      (62)      --       --       --
  Interest expense......      78       66        16     4,087     2,484    1,354      194
  Other (income)
   expense..............       3      (55)       (5)      132       --       --       --
                         -------  -------  --------  --------  --------  -------  -------
     Total other
      (income) expense..      49        6       --      4,157     2,484    1,354      194
 Income before income
  taxes(1)..............   1,916    4,984     4,533     4,589     9,935    1,354    3,500
 Provision for income
  taxes(2)
  Current year
   operations...........     118      307       355     1,530     3,974      542    1,453
  Change in tax status..     --       --        --      3,772       --       --       --
                         -------  -------  --------  --------  --------  -------  -------
     Total provision for
      income taxes......     118      307       355     5,302     3,974      542    1,453
                         -------  -------  --------  --------  --------  -------  -------
 Net income (loss)
  before extraordinary
  items(1)(2)...........   1,798    4,677     4,178      (713)    5,961      812    2,047
                         -------  -------  --------  --------  --------  -------  -------
 Loss on retirement of
  debt, net of taxes....     --       --        --        --     (2,460)     --       --
                         -------  -------  --------  --------  --------  -------  -------
 Net income (loss)...... $ 1,798  $ 4,677  $  4,178  $   (713) $  3,501  $   812  $ 2,047
                         =======  =======  ========  ========  ========  =======  =======
PRO FORMA AND ACTUAL
 EARNINGS PER SHARE:
 Net income before ex-
  traordinary items(3)..                             $   0.57  $   0.91  $  0.17  $  0.27
 Loss on retirement of
  debt, net of tax......                                  --      (0.37)     --       --
                                                     --------  --------  -------  -------
 Net income.............                             $   0.57  $   0.54  $  0.17  $  0.27
                                                     ========  ========  =======  =======
 Weighted average shares
  outstanding...........                                4,815     6,540    4,815    7,550
                                        DECEMBER 31,                        MARCH 31,
                         ----------------------------------------------  ----------------
                          1991     1992      1993      1994      1995     1995     1996
BALANCE SHEET DATA:      -------  -------  --------  --------  --------  -------  -------
 Working capital........ $ 5,366  $ 9,114  $ 12,126  $  5,609  $  7,493  $ 5,347  $ 9,386
 Total assets...........  11,704   15,894    20,836    31,345    36,556   30,484   38,911
 Total debt.............     453      337       --     44,716     9,300   44,059    9,100
 Total stockholders'
  equity (deficit)......   7,616   11,896    15,856   (28,513)   11,660  (27,701)  13,720

- -------
(1) Expenses for the period prior to the Recapitalization include certain compensation and other expenses, the levels of which are not comparable to the levels of such expenses for 1994. Expenses for 1994 include increased investments in management information systems, personnel and certain other items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Prior to the Recapitalization, the Company elected to be taxed as an S corporation. In connection with the Recapitalization, the Company was required to change from an S to a C corporation. This change resulted in the Company recording an incremental net tax provision of $3,772,000 in the first quarter of 1994.
(3) The pro forma earnings per share for the year ended December 31, 1994 and the Company's pro forma net income for the year ended December 31, 1994 of $2,753,000 have been computed as if the Company had been subject to federal and state income taxes during the entire period, based upon an effective tax rate indicative of the statutory rate in effect during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

OVERVIEW

  CRA provides field case management and specialized cost containment services designed to reduce workers' compensation costs. Field case management services involve working on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite return to work. Specialized cost containment services include various techniques designed to reduce the cost of workers' compensation claims and automobile accident injury claims.

  The Company operates one of the largest field case management organizations in the United States, consisting of 110 field case management offices with approximately 1,000 field case managers who provide medical management and return to work services in 49 states and the District of Columbia. CRA also provides a broad range of higher margin specialized cost containment services, including utilization management, specialized PPO network management, telephonic case management and retrospective medical bill review services, that are designed to reduce costs associated with work-related injuries and automobile accident-related injuries. The Company markets its services to workers' compensation insurers, third-party administrators, self-insured employers and payors of automobile accident medical claims through a direct sales and marketing organization consisting of over 125 dedicated personnel. CRA currently has over 1,200 customers nationwide.

  The Company was founded in 1978 to provide field case management services to workers' compensation payors. In 1990, as part of its strategy to provide a comprehensive range of managed care services to its customers and to leverage its national organization and local office network in field case management, CRA began introducing specialized cost containment services designed to reduce the cost of workers' compensation claims. The Company believes that specialized cost containment services represent an important growth opportunity for CRA and that the majority of such services generate higher gross margins than traditional field case management services.

  Set forth below for each of the three most recent years, and for the three months ended March 31, 1995 and 1996, is the percentage of the Company's revenues generated from its field case management services and its specialized cost containment services:

                                                                  THREE MONTHS
                                         YEAR ENDED DECEMBER 31, ENDED MARCH 31,
                                         ----------------------- ---------------
                                          1993    1994    1995    1995    1996
                                         ------- ------- ------- ------- -------
Field case management services..........   80.5%   76.0%   72.9%   74.8%   71.5%
Specialized cost containment services...   19.5%   24.0%   27.1%   25.2%   28.5%

  Historically, the Company's field case management revenue growth has resulted from both local market share gains as well as geographic office expansion. The Company opened nine new field case management offices in 1993, 15 in 1994 and eight in 1995, all eight of which were opened in connection with the acquisition of Alta Pacific. The Company believes that its field case management office network is of sufficient size to serve adequately the needs of its customers nationwide. As a result, the Company expects that it will open only two to five new field case management offices per year to satisfy client needs in selected regions. Revenues from specialized cost containment services comprised approximately 28.5% of total revenues for the first quarter of 1996. The Company opened 20 new specialized cost containment locations in 1993, 13 in 1994 and two in 1995.

  The Company currently derives most of its revenues on a fee-for-service basis. Although risk sharing arrangements are not common in today's workers' compensation managed care services industry, the Company believes that these arrangements may become more prevalent in the future.

RESULTS OF OPERATIONS

  The following table sets forth certain items included in the Company's statements of operations as a percentage of revenues. The Company's past operating results are not necessarily indicative of future operating results.

                                                 PERCENTAGE OF REVENUE
                                            -----------------------------------
                                                                 THREE MONTHS
                                               YEAR ENDED            ENDED
                                              DECEMBER 31,         MARCH 31,
                                            -------------------  --------------
                                            1993   1994   1995    1995    1996
                                            -----  -----  -----  ------  ------
Revenues................................... 100.0% 100.0% 100.0%  100.0%  100.0%
Cost of services...........................  85.6   85.6   84.0    84.6    83.1
  Gross profit.............................  14.4   14.4   16.0    15.4    16.9
General and administrative expenses........   9.9    7.2    7.5     7.7     7.7
  Operating income.........................   4.5    7.2    8.5     7.7     9.2
Other expenses.............................   --     3.4    1.7     3.9     0.5
Provision for income taxes.................   0.3    4.4    2.7     1.6     3.6
Net income (loss)..........................   4.2   (0.6)   2.4     2.3     5.1

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

 Revenues

  Revenues increased 15.2% in the first quarter of 1996 to $40,225,000 from $34,930,000 in the first quarter of 1995. Field case management revenues increased 10.2% in the first quarter of 1996 to $28,765,000 from $26,111,000 in the first quarter of 1995, while specialized cost containment revenues increased 30.0% in the first quarter of 1996 to $11,460,000 from $8,819,000 in the first quarter of 1995, primarily as a result of greater penetration in the Company's existing service areas. The growth in the Company's revenues is attributable to the opening of eight field case management offices associated with the acquisition of Alta Pacific in the fourth quarter of 1995 and growth in revenues from existing service locations.

 Cost of Services

  Cost of services increased 13.1% in the first quarter of 1996 to $33,422,000 from $29,545,000 in the first quarter of 1995 due to an increase in revenues. Cost of services as a percentage of revenue decreased to 83.1% in the first quarter of 1996 compared to 84.6% in the first quarter of 1995. This improvement is the result of productivity gains in field case management services coupled with a continued shift in the Company's revenue mix towards the specialized cost containment services, especially bill review, which have higher gross profit margins than field case management revenues.

 General and Administrative Expenses

  General and administrative expenses increased 16.1% in the first quarter of 1996 to $3,109,000 from $2,677,000 in the first quarter of 1995, or 7.7% as a percentage of revenue for the first quarter of 1996 and 1995. The increase in general and administrative expenses in the first three months of 1996 was due primarily to increased expenditures for marketing initiatives and additional investments in the information technology group.

 Interest Expense

  Interest expense decreased $1,160,000 in the first quarter of 1996 to $194,000 from $1,354,000 in the first quarter of 1995 due primarily to the repayment of the $17,000,000 principal amount of term loans

(the "Term Loan") and the $21,000,000 principal amount of senior subordinated notes (the "Senior Subordinated Notes") with the proceeds from the closing of the sale of Common Stock on May 10, 1995.

 Provision for Income Taxes

  The Company's provision for income taxes in the first quarter of 1996 of $1,453,000 resulted in an effective tax rate of 41.5% compared to 40% for the first quarter of 1995. The Company expects to continue to provide for its taxes at the higher effective tax rate for the remainder of the year due to increased profitability and a higher effective state tax rate.

YEARS ENDED DECEMBER 31, 1995 AND 1994

 Revenues

  Revenues increased 20.4% in 1995 to $146,055,000 from $121,295,000 in 1994.
Field case management revenue increased 15.4% in 1995 to $106,462,000 from $92,232,000 in 1994, while specialized cost containment revenue grew by 36.2% in 1995 to $39,593,000 from $29,063,000 in 1994. This growth is attributable to the opening of 23 new field case management and 15 new specialized cost containment service locations throughout 1994 and 1995 as well as growth in revenues from existing service locations. The Company continued to experience significant revenue growth from its specialized cost containment offerings in 1995, as revenues from the Company's bill review, telephonic case management and precertification services increased by over 60% from the prior year.

 Cost of Services

  Cost of services increased 18.1% in 1995 to $122,615,000 from $103,796,000 in 1994. The Company's cost of services consists primarily of salaries and related benefits, rent, travel, marketing, telephone expenses and other office-related costs. Cost of services increased in 1995 primarily due to expenses associated with the opening of additional service locations and compensation of related personnel. Cost of services as a percentage of revenue for 1995 decreased to 84.0% versus 85.6% in 1994. This improvement is the result of productivity gains in field case management services coupled with a further shift in the Company's revenue mix towards specialized cost containment services, especially bill review, which historically have higher gross profit margins than field case management services.

 General and Administrative Expenses

  General and administrative expenses increased 25.9% in 1995 to $11,021,000 from $8,753,000 in 1994, or 7.5% and 7.2% as a percentage of revenue for 1995 and 1994, respectively. This increase was due primarily to increased expenses for additional senior corporate management and to significant investments in management information systems and personnel, national marketing, preferred provider network development and other administrative functions. These additions and investments occurred primarily in the second half of 1994.

 Other Expenses

  Other expenses for 1995 consist entirely of interest expense. Interest expense for 1995 decreased $1,603,000 to $2,484,000 in 1995 from $4,087,000 in
1994 due to the repayment of debt in connection with the Company's initial public offering on May 10, 1995.

 Provision for Income Taxes

  The Company's effective tax rate was 40.3% for 1995 and resulted in a tax provision of $3,974,000. In connection with the Recapitalization during 1994, the Company converted from S to C corporation status and was required to report income on an accrual basis for tax purposes rather than on a cash basis.

 Loss on Retirement of Debt

  The Company used the net proceeds ($36,507,000) from the Company's initial public offering, supplemented by borrowings under the Credit Facility ($5,000,000) to repay fully the Term Loan ($16,250,000) and the former revolving credit facility ($4,226,000) with First Union Bank and the Senior Subordinated Notes ($21,000,000) issued to Whitney and First Union. The early repayment of this debt resulted in the Company recording a loss on the retirement of debt of $2,460,000 comprised of the write-off of associated deferred finance costs ($1,772,000), debt discount on the Senior Subordinated Notes ($2,140,000) and fees associated with the termination of the interest rate swaps previously required by the former loan agreement ($158,000), offset by a tax benefit of $1,610,000.

YEARS ENDED DECEMBER 31, 1994 AND 1993

 Revenues

  Revenues increased 20.6% in 1994 to $121,295,000 from $100,546,000 in 1993.
Field case management revenue increased 13.9% in 1994 to $92,232,000 from $80,948,000 in 1993, while specialized cost containment revenue grew by 48.3% in 1994 to $29,063,000 from $19,598,000 in 1993. This growth is attributable to the opening of 15 new field case management and 13 new specialized cost containment service locations as well as growth in revenues from existing service locations. The Company experienced significant revenue growth from its specialized cost containment offerings in 1994, as revenues from the Company's bill review, telephonic case management and precertification services more than doubled from the prior year.

 Cost of Services

  Cost of services increased 20.6% in 1994 to $103,796,000 from $86,082,000 in 1993. Cost of services as a percentage of revenue remained constant at 85.6% in 1994 and 1993. The Company's cost of services consists primarily of salaries and related benefits, rent, travel, marketing, telephone expenses and other office-related costs. Cost of services increased in 1994 primarily due to expenses associated with the opening of additional service locations and compensation of related personnel.

 General and Administrative Expenses

  General and administrative expenses decreased 11.9% in 1994 to $8,753,000 from $9,931,000 in 1993, or 7.2% and 9.9% as a percentage of revenue for 1994 and 1993, respectively. These amounts include discretionary expenses of $163,000 and $6,089,000 for 1994 and 1993, respectively, paid to the Company's stockholders in the form of bonuses and real estate and equipment rental payments while the Company was an S corporation. Excluding these amounts, general and administrative expenses increased 123.6% in 1994 to $8,590,000 from $3,842,000 in 1993, and were 7.1% and 3.8% as a percentage of revenue for 1994 and 1993, respectively. This increase was due primarily to increased expenses for additional senior corporate management and to significant investments in management information systems and personnel, national marketing, preferred provider network development and other administrative functions to support future growth. The increase in such expenses occurred primarily in the second half of 1994.

 Other Expenses

  Other expenses consist almost entirely of interest expense. Interest expense for 1994 increased $4,071,000 to $4,087,000 from $16,000 in 1993 due to the debt issued in connection with the Recapitalization.

 Provision for Income Taxes

  In connection with the Recapitalization, the Company converted from S to C corporation status and was required to report income on an accrual basis for tax purposes rather than on a cash basis. The conversion to C corporation status resulted in a total tax liability of approximately $5,100,000. The Company will discharge this liability through annual payments of approximately $1,275,000 through 1997. This conversion resulted in an incremental provision for taxes of $3,772,000 for 1994. Excluding the effect of being an S corporation prior to the Recapitalization, the Company's effective tax rate was approximately 41.0%.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth certain unaudited quarterly results of operations for each of the eight quarters ended March 31, 1996. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter.

                                                      QUARTERS ENDED
                         --------------------------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,  SEPT. 30, DEC. 31, MAR. 31,
                           1994     1994      1994     1995     1995      1995      1995     1996
                         -------- --------- -------- -------- --------  --------- -------- --------
                                                      (IN THOUSANDS)
Revenues................ $30,477   $30,962  $31,742  $34,930  $36,125    $36,826  $38,174  $40,225
Cost of services........  26,125    26,650   26,914   29,545   30,212     30,843   32,015   33,422
                         -------   -------  -------  -------  -------    -------  -------  -------
  Gross profit..........   4,352     4,312    4,828    5,385    5,913      5,983    6,159    6,803
General and administra-
 tive expenses..........   2,039     2,287    2,498    2,677    2,744      2,759    2,841    3,109
                         -------   -------  -------  -------  -------    -------  -------  -------
  Operating income......   2,313     2,025    2,330    2,708    3,169      3,224    3,318    3,694
Other expenses..........   1,155     1,268    1,300    1,354      655        251      224      194
Provision for income
 taxes..................     498       326      444      542    1,005      1,189    1,238    1,453
                         -------   -------  -------  -------  -------    -------  -------  -------
Net income before ex-
 traordinary items .....     --        --       --       812    1,509      1,784    1,856    2,047
Loss on retirement of
 debt, net of taxes.....     --        --       --       --    (2,460)       --       --       --
                         -------   -------  -------  -------  -------    -------  -------  -------
Net income (loss)....... $   660   $   431  $   586  $   812  $  (951)   $ 1,784  $ 1,856  $ 2,047
                         =======   =======  =======  =======  =======    =======  =======  =======

  The Company's quarterly and annual results have varied and may vary significantly in the future due to a number of factors, including the impact of current or proposed governmental regulations related to the Company's businesses, expenses associated with the Company's growth strategy, the Company's ability to integrate strategic acquisitions with existing operations, competitive pressures, the loss of key management personnel and customer acceptance of current and new products and services.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically funded its working capital requirements and capital expenditures primarily from cash flow generated from operations supplemented by short-term borrowings under revolving credit facilities. Cash flows generated from operations were $2,961,000, $5,594,000, $4,114,000 and $650,000 for the years ended December 31, 1993, 1994, 1995 and for the first three months of 1996, respectively. During the first three months of 1996, working capital used $1,920,000 of cash due primarily to an increase in accounts receivable of $2,654,000 offset by an increase in accounts payable, accrued expenses and income taxes of $495,000. Accounts receivable increased due to continued revenue growth while accounts payable increased due to the timing of payments, primarily the payment of income taxes. The Company used $575,000 of cash to purchase property and equipment during the first three months of 1996, the majority of which was spent on new computer and software technology. The Company believes cash flow generated from operations will be sufficient to fund the Company's working capital, capital expenditures and debt service requirements for at least the next 12 months. To the extent strategic opportunities arise, the Company anticipates funding any future acquisitions through working capital and, if necessary, future debt or equity financing.

  In 1994, the Company completed the Recapitalization, pursuant to which the Company redeemed an aggregate of 49.0% of the then outstanding shares of the Company's Common Stock from its founders with the proceeds of securities sold to third parties and borrowings under the Company's bank credit facility. On May 10, 1995, the Company completed its initial public offering of Common Stock, generating net proceeds to the Company of $36,507,000. These proceeds, supplemented by borrowings of $5,000,000 under the Credit Facility with First Union Bank, were used to repay fully the indebtedness incurred in connection with the Recapitalization.

  On April 28, 1995, the Company entered into the $25,000,000 Credit Facility with First Union Bank. On March 29, 1996, the Company and First Union Bank signed an amendment to expand the Company's borrowing capacity under the Credit Facility to $40,000,000 under similar terms and conditions in order to finance the acquisition of Focus. The Company borrowed $21,000,000 under the Credit Facility to finance the purchase price of Focus. The Company's obligations under the Credit Facility are secured by a first priority security interest in substantially all of the Company's properties and assets. The Company intends to use a portion of the proceeds from the sale of the shares of Common Stock offered hereby to repay approximately $30,000,000 principal amount outstanding under the Credit Facility. See "Use of Proceeds."

  On January 16, 1996, the Company retired the $5,000,000 junior subordinated notes issued in connection with the Recapitalization utilizing borrowings under the Credit Facility.

  The Company's long-term liquidity needs consist of working capital and capital expenditure requirements, repayment of borrowings under the Credit Facility and the funding of any future acquisitions. The Company intends to fund these long-term liquidity needs from cash generated from operations, net proceeds to the Company from this offering, available borrowings under the Credit Facility and, if necessary, future debt or equity financings. There can be no assurance that any future debt or equity financing will be available on terms favorable to the Company.

                                   BUSINESS

  CRA provides field case management and specialized cost containment services designed to reduce workers' compensation costs. The Company operates one of the largest field case management organizations in the United States, consisting of 110 field case management offices with approximately 1,000 field case managers who provide medical management and return to work services in 49 states and the District of Columbia. CRA also provides a broad range of higher margin specialized cost containment services, including utilization management, specialized PPO network management, telephonic case management and retrospective medical bill review services, that are designed to reduce costs associated with work-related injuries and automobile accident-related injuries. Revenues from specialized cost containment services comprised approximately 28.5% of revenues for the first quarter of 1996, up from approximately 25.2% for the corresponding period of the prior year. The Company markets its services to workers' compensation insurers, TPAs, self-insured employers, and payors of automobile accident medical claims through a direct sales and marketing organization consisting of over 125 dedicated personnel. CRA currently has over 1,200 customers nationwide.

INDUSTRY OVERVIEW

 Workers' Compensation

  Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. Since their introduction in the early 1900s, these programs have been expanded to all fifty states and the District of Columbia. Each state is responsible for implementing and regulating its own program. Consequently, workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex.

  Workers' compensation plans generally require employers to fund all of an employee's costs of medical treatment and a significant portion of lost wages, legal fees and other associated costs. Typically, work-related injuries are broadly defined, and injured or ill employees are entitled to extensive benefits. Employers are required to provide first-dollar coverage with no co-payment or deductible due from the injured or ill employee for medical treatment and, in many states, there is no lifetime limit on expenses. However, in exchange for providing this coverage for employees, employers are not subject to litigation by employees for benefits in excess of those provided by the relevant state statute. In most states, the extensive benefits coverage (for both medical costs and lost wages) is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds or employer self-insurance.

  Provider reimbursement methods vary on a state-by-state basis. A majority of states have adopted fee schedules pursuant to which all health care providers are uniformly reimbursed. The fee schedules are set by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In states without fee schedules, health care providers are reimbursed based on usual, customary and reasonable ("UCR") fees charged in the particular state in which the services are provided.

  According to statistics published in the 1994 Workers' Compensation Year Book, employers in the United States incurred approximately $60 billion in total costs of workers' compensation in 1992 (excluding costs associated with productivity losses) and approximately $22.8 billion in 1982. Based upon a combination of statistics published in the 1994 Workers' Compensation Year Book and The Fact Book 1994--Property/Casualty Insurance Facts, the Company estimates that 1992 total workers' compensation costs to employers was comprised of approximately $22 billion related to medical costs, approximately $24 billion related to indemnity costs, including temporary wage replacement and permanent disability payments, and the balance related to other costs, such as legal services and claims administration. Despite various state reforms and employers' increasing attention to workers' compensation costs, total workers' compensation costs have increased substantially from 1982 to 1992.

  The medical cost component of workers' compensation costs has increased at a faster rate than the average annual increase in total workers' compensation costs. Based upon statistics published in the sources named above, the Company estimates that workers' compensation medical costs increased at a compound annual rate of 15.9%, and that the medical cost component represented approximately $5 billion in 1982 and accounted for an estimated 34% of total workers' compensation medical and indemnity costs. Based upon statistics published in the sources named above and statistics published in Health Care Financing Review (Fall 1994), the Company estimates that by 1992, the estimated $22 billion medical cost component of workers' compensation costs accounted for approximately 47.8% of total workers' compensation medical and indemnity costs, or 2.7% of total U.S. health care expenditures.

  The Company believes that workers' compensation costs will continue to rise primarily because of (i) broader definitions of work-related injuries and illnesses covered by workers' compensation laws, (ii) the shifting of medical costs from health insurance plans to the workers' compensation system, (iii) an aging work force, (iv) the continued requirement that employers pay all of an employee's cost of medical treatment, without any employee co-payment or deductible, and a significant portion of lost wages and non-medical costs, (v) the overall inflation of medical costs and (vi) the relatively low utilization to date of comprehensive cost containment programs in the workers' compensation system. As workers' compensation costs escalate, the Company expects that employers will continue to seek and implement strategies and programs to reduce workers' compensation costs.

 Workers' Compensation Managed Care Services

  The Company estimates that the workers' compensation managed care services industry generated approximately $2.6 billion in revenues during 1993, comprised of field case management and specialized cost containment services. The workers' compensation managed care services market is served by the Company and a small number of other competitors that offer a comprehensive line of workers' compensation managed care services on a nationwide basis. A large number of additional companies offer some managed care services on a limited geographic basis. The result is a fragmented market with what the Company believes is only a small number of companies offering a fully integrated and comprehensive approach to managing workers' compensation costs on a nationwide basis.

  Workers' compensation managed care services broadly fall into two categories: field case management services and specialized cost containment services. Field case management services involve working on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters. Field case management services are designed both to assist in maximizing medical improvement and, where appropriate, to expedite return to work. Specialized cost containment services are designed to reduce the cost of workers' compensation claims through a variety of techniques such as first report of injury services, utilization management (precertification, concurrent and retrospective bill review), telephonic case management, PPO network access, independent medical examinations ("IMEs"), peer reviews and hospital bill auditing.

  Managed care techniques are intended to control the cost of health care services and to measure the performance of providers through intervention and on-going review of services proposed and actually provided. Managed care techniques were originally developed to stem the rising costs of group health medical care. Historically, employers were slow to apply managed care techniques to workers' compensation costs primarily because the aggregate costs are relatively small compared to costs associated with group health benefits and because state-by-state regulations related to workers' compensation are far more complex than those related to group health. However, in recent years, employers and insurance carriers have been increasing their focus on applying managed care techniques to control their workers' compensation costs.

  Since workers' compensation benefits are mandated by law and are subject to extensive regulation, payors and employers do not have the same flexibility to alter benefits as they have with other health benefit programs. In addition, workers' compensation programs vary from state to state, making it difficult for payors and multi-state employers to adopt uniform policies to administer, manage and control the costs of benefits. As a result, managing the cost of workers' compensation requires approaches that are tailored to the specific state regulatory environment in which the employer operates. Many states do not permit employers to restrict a claimant's choice of provider, making it difficult for employers to utilize managed care approaches characteristic of the group health insurance market. However, employers in nineteen states currently have the right to direct employees to a specific primary health care provider during the onset of a workers' compensation case, subject to the right of the employee to change physicians after a specific period. Recently, an increasing number of states have adopted legislation encouraging the use of workers' compensation managed care organizations ("MCOs") in an effort to allow employers to control their workers' compensation costs. MCO laws generally provide employers an opportunity to channel injured employees into provider networks. In certain states, MCO laws require licensed MCOs to offer certain specified services, such as utilization management, case management, peer review and provider bill review. Most of the MCO laws adopted to date establish a framework within which a company such as CRA can provide its customers a full range of managed care services for greater cost control.

CRA'S BUSINESS STRATEGY

  CRA believes that significant opportunities exist in applying managed care techniques to the workers' compensation marketplace, which historically has been under-managed. The Company's objective is to expand its presence as a national provider of comprehensive managed care services to workers' compensation payors and payors of automobile accident medical claims. The Company's strategy for achieving this objective is as follows:

  Focus on Workers' Compensation Managed Care. The Company intends to continue its focus on providing workers' compensation managed care services to workers' compensation insurers, TPAs and self-insured employers. The Company believes that to serve this complex market, a core understanding of medical-related issues, a thorough understanding of return to work issues and techniques, and an in-depth understanding of the state-by-state regulatory environment is required. CRA has developed such expertise through its years of serving this market. CRA believes it can leverage its expertise as a highly skilled provider of workers' compensation managed care services to further expand its national market presence and increase its market share.

  Increase National Accounts Penetration. The Company intends to increase its penetration of large, national payors by leveraging its broad-based workers' compensation expertise and its experience with its existing base of national accounts. Many large, national insurance carriers and self-insured employers are seeking workers' compensation managed care service providers that have the ability to provide services on a nationwide basis. These large payors want a comprehensive solution to their workers' compensation needs from a service provider that is adept at understanding and working with many different and complex state legislative environments. The Company's national organization of local service locations enables the Company to meet the needs of these large, national payors while maintaining the local market presence necessary to monitor changes in state-specific regulations and to facilitate case resolution through locally provided managed care services.

  Cross-Sell Comprehensive Product Offering. The Company intends to capitalize on the relationships developed through its 110-office field case management network by aggressively cross-selling its specialized cost containment services to its existing customer base. CRA believes that it is one of a small number of companies with a comprehensive offering of workers' compensation managed care services. The Company complements its extensive field case management network with 50 service locations nationwide that provide one or more specialized cost containment services. Of the Company's approximately 1,200 case management customers, only a small percentage are also utilizing the

Company's specialized cost containment services. The Company believes that this low utilization rate among CRA's existing customers provides a significant opportunity to expand CRA's specialized cost containment business.

  Emphasize Early Intervention. The Company intends to increase its marketing of early intervention services, such as first report of injury, precertification, telephonic case management and access to PPO networks. Early intervention enables the Company to promptly identify cases that have the potential to result in significant expenses and to take appropriate measures to control these expenses before they are incurred. In addition, the Company believes that providing early intervention services generally results in the Company obtaining earlier access to claims files, thereby improving the Company's opportunity to provide the full range of its managed care services.

  Leverage Managed Care Expertise to Automobile Insurance Market. The Company intends to capitalize on the recent introduction of managed care techniques to the automobile insurance market through the pending acquisition of QMC3, a leading provider of managed care services to the automobile insurance market. CRA intends to leverage its existing presence in the automobile insurance market and its existing office infrastructure to efficiently expand the geographic coverage of automobile managed care services.

  Execute Strategic Acquisitions. The workers' compensation managed care industry market remains in an early stage of development as payors begin to embrace the concept of managing their workers' compensation exposure. The Company will continue to seek strategic acquisitions to further expand its product offerings and enhance its opportunities for growth. While the Company currently maintains a broad offering of services, the evolution of the marketplace may give rise to opportunities in the workers' compensation and related industries.

SERVICES

  CRA's services include both field case management services and specialized cost containment services.

 Field Case Management Services

  CRA provides field case management services to the workers' compensation insurance industry through case managers working at the local level on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters. The Company's services are designed to assist in maximizing medical improvement and, where appropriate, to expedite the employees' return to work through medical management and vocational rehabilitation services.

  CRA's field case management services consist of one-on-one management of a work-related injury by the Company's approximately 1,000 field case managers serving 49 states and the District of Columbia from CRA's 110 local field case management offices. This service typically involves a case with a significant potential or actual amount of lost work time or a catastrophic injury that requires detailed management and therefore is referred out by the local adjuster to the local CRA marketer calling on that office. CRA field case managers specialize in expediting the injured employee's return to work through both medical management and vocational rehabilitation by working with all the interested parties in a work-related injury. Medical management services provided by CRA's field case managers include coordinating the efforts of all the health care professionals involved and increasing the effectiveness of the care being provided by encouraging compliance and active participation on the part of the injured worker. Vocational rehabilitation services include job analysis, work capacity assessments, labor market assessments, job placement assistance and return to work coordination. Field case management services represented approximately 80.5%, 76.0% and 72.9% of the Company's revenues for 1993, 1994, and 1995, respectively.

  The Company believes that the following factors will contribute to the continued growth of its field case management services: (i) increased employer acceptance of field case management techniques due to greater exposure to the workers' compensation managed care market; (ii) earlier identification of individuals in need of field case management services due to increased utilization of the Company's specialized cost containment services, particularly early intervention services; and (iii) increased market share at the expense of smaller, undercapitalized competitors.

 Specialized Cost Containment Services

  In 1990, as part of the Company's strategy of providing a comprehensive range of services, CRA began broadening its business by providing a number of additional services focused directly on helping to reduce the medical costs associated with workers' compensation for its clients. Today, these specialized cost containment services include first report of injury service, utilization management (precertification, concurrent and retrospective bill review), telephonic case management, PPO network access, IMEs, peer reviews and hospital bill auditing. By adding these services to CRA's traditional strength and national breadth in field case management, the Company now offers its clients an integrated workers' compensation managed care program. CRA is able to offer its services on a combined basis as a full service managed care program, beginning with the first report of injury and including all managed care services needed to manage aggressively the medical costs, temporary wage replacement payments and permanent disability payments associated with a work-related injury. CRA also offers each of its services on an unbundled basis. CRA's comprehensive approach to managing workers' compensation costs serves the needs of a broad range of clients, from local adjusters to national accounts. In addition to providing specialized cost containment services for work-related injuries and illnesses, the Company also provides similar services to payors of automobile accident medical claims and social security disability advocacy services to payors of long term disability. Specialized cost containment services collectively represented approximately 19.5%, 24.0% and 27.1% of the Company's revenues for 1993, 1994 and 1995, respectively.

  The Company believes that the demand for specialized cost containment services will continue to increase due to a number of factors, including (i) the increasing payor awareness of the availability of these techniques for managing workers' compensation costs, (ii) the perceived effectiveness of managed care techniques at reducing costs for group health insurance plans,
(iii) the verifiable nature of the savings that can be obtained by application of specialized cost containment techniques applicable to workers' compensation and (iv) the broad applicability of these techniques to all injured employees, not just severely injured employees likely to be absent from work.

  First Report of Injury Service. The Company provides a computerized first report of injury reporting service in which an employer or claims adjuster phones in all injuries as soon as they occur to the Company's centralized service center. Each report is electronically transferred or mailed to the state agency, the employer and the insurance company. This service assists in the timely preparation and distribution of state-mandated injury reports and also provides CRA and its customers with an early intervention tool to maximize control over workers' compensation claims.

  Utilization Management: Precertification and Concurrent Review. CRA's precertification and concurrent review services are used by clients to ensure that certain medical procedures are precertified by a CRA registered nurse and/or physician for medical necessity and appropriateness of treatment before the medical procedure can be performed. CRA's determinations represent only recommendations to the customer; the ultimate decision to approve or disapprove the request is made by the claims adjuster. Precertification calls are made by either the claimant or the provider to one of CRA's national utilization management reporting units. Once a treatment plan has been precertified, a CRA employee performs a follow-up call (concurrent review) at the end of an approved time period to evaluate compliance and/or discuss alternative plans.

  Utilization Management: Retrospective Bill Review. Through a sophisticated software program, CRA reviews and reduces its customers' medical bills (including hospital bills) to either the various state-mandated fee schedules for workers' compensation claims or a percentage of the UCR rates that exist in non-fee schedule states. Additionally, this automated retrospective bill review service enables clients to access certain PPO pricing schedules that represent additional savings below the fee schedules or UCR rates. The savings that accrue to CRA's clients for this service can be significant. Retrospective bill review also creates an important historical database for provider practice patterns and managed care provider compliance requirements. CRA provides retrospective bill review service from 29 service locations throughout the country, 11 of which are operated at a client location using CRA employees. The Company also establishes arrangements that enable customers to run the retrospective bill review service in-house by their own employees.

  Access to Preferred Provider Networks. CRA provides its clients with access to PPO networks within all the markets CRA serves through one of its own PPOs, including its recently acquired Focus subsidiary, or by contracting with existing national or regional PPOs. These PPOs provide injured workers with access to quality medical care and pre-negotiated volume discounts, thereby offering CRA's clients the ability to influence, or in certain states to direct, their employees into the PPO network as a means of managing their work-related claims. In addition to providing a vehicle for managing the workers' compensation process, the discounts associated with these PPO arrangements generate additional savings through the retrospective bill review program described above. Focus' national network includes over 85,000 individual providers and 1,700 hospitals covering 26 states and the District of Columbia.

  Telephonic Case Management. This service provides for short-duration (30 to 60 days) telephonic management of workers' compensation claims. The telephonic case management units accept first reports of injury, negotiate discounts with hospitals and other providers, identify care alternatives and work with injured employees to minimize lost time on the job. Each of the telephonic case management units is staffed with nurses who are experienced in medical case management. The telephonic case management units represent an important component of early intervention and act as a referral source of appropriate cases to CRA's local field case management offices. This service is offered from four locations across the country.

  Independent Medical Exams. IMEs are provided to assess independently the extent and nature of an employee's injury or illness. CRA provides its clients with access to independent physicians who perform the IMEs from 12 of the Company's service locations and, upon completion, prepare reports describing their findings.

  Peer Reviews. This service is provided by a physician, therapist, chiropractor or other provider who reviews medical files to confirm that the care being provided appears to be necessary and appropriate. The reviewer does not meet with the patient, but merely reviews the file as presented.

  Hospital Bill Audits. This service is provided by the Company's registered nurses who review hospital bills for appropriateness, relatedness and medical necessity. The nurse may subsequently negotiate fees and obtain discounts for prompt payment or inappropriate charges.

  Social Security Disability Advocacy. Social security disability advocacy services are offered to individuals who are receiving group or individual long-term disability benefits. Long-term disability insurance carriers refer individuals to CRA and the Company determines which of these individuals may be eligible to receive social security disability benefits. CRA then provides representation services for those appropriate individuals before the Social Security Administration. When the individuals become entitled to social security disability benefits, the group long-term disability insurance carrier's liability is reduced dollar-for-dollar by the amount of the social security award. This represents significant reserve savings for the insurance company through benefit integration while also benefiting the disabled worker.

  Automobile Insurance Managed Care. The Company, through the proposed acquisition of QMC3, is expanding its product line to offer an integrated service to the automobile insurance market which permits insurers to direct automobile accident victims into networks of medical providers. QMC3 currently provides this integrated service in Colorado and has produced significant savings for its insurance company clients since the initiation of its services. QMC3, in cooperation with a third party PPO, has been in discussions for more than a year with the State of New York Insurance Department regarding approval of this PPO as a certified provider of fully integrated managed care services to the New York automobile insurance market using QMC3 as its exclusive utilization review agent. If approved, such an arrangement would be the first to offer automobile insurance managed care services in New York. Services offered to the automobile insurance market include precertification, telephonic case management, direction of injured persons into specialized PPO networks, medical bill review and field case management. See "Risk Factors-- Potential Adverse Impact of Governmental Regulation."

CUSTOMERS

  CRA has over 1,200 customers located in approximately 2,500 offices across the country, including most of the major underwriters of workers' compensation insurance, large TPAs and self-insured employers. No one customer represents more than 8% of total revenues. The Company is compensated primarily on a fee-for-service basis. Although the Company has entered into written agreements with certain of its customers from time to time, it has not been the Company's historical practice to enter into written agreements with its customers. Accordingly, the Company's customers generally can elect to terminate their relationships with the Company on short notice.

SALES AND MARKETING

  The Company actively markets its services primarily to workers' compensation insurance companies, TPAs and self-insured employers and groups. The Company also markets to the automobile insurance market, group health and long-term disability marketplaces, but to a significantly lesser degree. The Company's marketing organization includes over 125 full-time sales and marketing personnel. While the majority of CRA's current business is generated from workers' compensation insurance companies, self-insured employers (often in connection with a TPA) also have been an important source of business and will likely become more important in the future as larger corporations continue to evaluate self-insuring their workers' compensation programs.

  Marketing of CRA's services occurs at both the local insurance company adjuster level for much of the field case management business as well as the corporate level for national managed care accounts and self-insured corporations where a more sophisticated sales presentation is required. The local marketing to insurance company adjusters for field case management referrals has been a critically important component of the Company's marketing strategy because of the decision-making authority that resides at the adjuster level and the relationship-driven nature of that portion of the business. However, with the advent of comprehensive managed care legislation, a more proactive environment for workers' compensation change and a more sophisticated product offered by CRA, the Company's marketing of national headquarters offices of insurance companies and self-insured companies likely will increase. CRA has a dedicated staff of national accounts salespeople responsible for marketing and coordinating a full selection of services to corporate offices.

QUALITY ASSURANCE

  The Company regularly evaluates its quality of service delivery by means of audits which focus on compliance with special instructions, completion of activities in a timely fashion, quality of reporting, identification of savings, accuracy of billing and professionalism in contacts with health care providers and the effectiveness of the Company's services. Audits are conducted on a nationwide basis for a particular customer or on a local office basis by selecting random files for review. A detailed report is generated outlining the audit findings and providing specific recommendations for service delivery improvements. When appropriate, follow-up audits are conducted to ensure that recommendations from the initial audit have been implemented.

COMPETITION

  The workers' compensation managed care services market is fragmented, with a large number of competitors. CRA competes with numerous companies, including national managed care providers, insurance companies and HMOs. CRA's primary competitors are companies that offer one or more workers' compensation managed care services on a national basis. The Company also competes with numerous smaller companies which generally provide unbundled services on a local level where such companies often have a relationship with a local adjuster. Several large workers' compensation insurance carriers offer managed care services for their insurance customers either through the insurance carrier's own personnel or by outsourcing various services to providers such as CRA. The Company also competes to some degree with large HMOs, which, CRA believes, have historically focused their networks primarily on controlling health care costs rather than managing the process of returning an injured employee to work.

  The Company believes that, as managed care techniques continue to gain acceptance in the workers' compensation marketplace, CRA's competitors will increasingly consist of nationally focused workers' compensation managed care service companies, insurance companies, HMOs and other significant providers of managed care products. Many of the Company's current and potential competitors are significantly larger and have greater financial and marketing resources than those of the Company.

  Within the past few years, several states have experienced decreases in workers' compensation insurance premium rates. To date, the Company's business has continued to grow in those states which have experienced declines in workers' compensation premium rates. The Company believes that managed care and return to work services will continue to be necessary in the future to sustain and increase workers' compensation cost savings.

  The Company competes on the basis of its specialized knowledge and expertise in the workers' compensation managed care services industry, effectiveness of services, ability to offer a range of services in multiple markets, information systems and price.

DATA PROCESSING

  The Company uses computer systems to provide certain of its services and to provide accounting statements and financial reports. The Company uses licensed software from national vendors to maintain its financial records and perform other general business. The software used by the Company within its retrospective bill review operation is licensed from an independent third party software company pursuant to a non-exclusive license with a three-year term expiring February 1998, that may be terminated by either party upon six months' prior written notice.

GOVERNMENT REGULATION

 General

  The Company's business is conducted within a regulated environment. The Company's activities are regulated principally at the state level, which means that the Company must comply with regulatory requirements which differ from state to state. Although the laws affecting the Company's operations vary widely from state to state, these laws fall into four principal categories:
(i) workers' compensation laws that restrict the methods and procedures that the Company may employ in its workers' compensation managed care programs,
(ii) laws that require licensing of businesses, such as the Company, that provide medical review services, (iii) laws regulating the operation of managed care provider networks and (iv) proposed laws which, if adopted, would have as their objective the reform of the health care system as a whole, such as proposals to implement 24-hour health coverage using a single insurance plan for work-related and non-work-related health problems. Laws and regulations affecting the Company's operations change frequently. The Company believes that it is in material compliance with regulatory requirements applicable to its business.

 Workers' Compensation Legislation

  In performing workers' compensation managed care services, the Company must comply with state workers' compensation laws. Workers' compensation laws require employers to assume financial responsibility for medical costs, a portion of lost wages and related legal costs of work-related illnesses and injuries. These laws establish the rights of workers to receive benefits and to appeal benefit denials. The workers' compensation laws also regulate the methods and procedures which the Company may employ in its workers' compensation managed care programs. For example, workers' compensation laws prohibit medical copayments and deductibles by employees. In addition, certain states restrict employers' rights to select health care providers and establish maximum fee levels for treatment of injured workers. See "--Industry Overview."

  In several states, recent workers' compensation reform legislation has eased to some degree these regulatory restraints on managed care for injured workers. Legislative reforms in some states permit employers to designate health plans such as HMOs and PPOs to cover workers' compensation claimants. Because many health plans have the capacity to manage health care for workers' compensation claimants, such legislation may intensify competition in the market served by the Company.

  Within the past few years, several states have experienced decreases in the number of workers' compensation claims and the cost per claim, which have been reflected in workers' compensation insurance premium rate reductions in those states. The Company believes that these declines in workers' compensation costs are due principally to intensified efforts by payors to manage and control claims costs, to improve risk management by employers and to legislative reforms. If declines in workers' compensation costs occur in many states and persist over the long-term, such declines may have an adverse impact upon the Company's business and results of operations.

 Specialized Cost Containment Services

  Many of the Company's specialized cost containment services include review of requests for medical care or therapy. Approximately half of the states have enacted laws that require licensing of businesses, such as the Company, that provide medical review services. Some of these laws apply to medical review of care covered by workers' compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. These regulatory programs may result in increased costs of operation for the Company, which may have an adverse impact upon the Company's ability to compete with other available alternatives for health care cost control.

 Use of Provider Networks

  The Company's ability to provide comprehensive workers' compensation managed care services depends in part on its ability to contract with or create networks of health care providers which share the Company's objectives. For some of its clients, the Company offers injured workers access to networks of providers who are selected by the Company for quality of care and pricing. New laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with the Company or to provider networks which the Company may organize or acquire. To the extent the Company is governed by these regulations, it may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers.

 Automobile Insurance Legislation

  The automobile insurance industry, like the workers' compensation industry, is regulated on a state-by-state basis. While regulatory approval is not required for the Company to offer most of its services to the automobile insurance market, state regulatory approval is required in order to offer automobile insurers products that permit them to direct claimants into a network of medical providers. To date, only Colorado and New York have legislation that permits such direction of care and QMC3 has been approved to offer this managed care service to automobile insurers in Colorado. QMC3, in cooperation with a third party PPO, has been in discussions for more than a year with the State of New York Insurance Department regarding approval of this PPO as a certified provider of fully integrated managed care services to the New York automobile insurance market using QMC3 as its exclusive utilization review agent. If approved, such an arrangement would be the first to offer automobile insurance managed care services in New York. While the Company believes that approval from the State of New York Insurance Department will be forthcoming, there can be no assurance that New York will issue such approval. Without such approval, QMC3 and this PPO would not be permitted to offer fully integrated managed care services to the New York automobile insurance market. In addition, no assurance can be given that other states will adopt legislation permitting such direction of care for automobile accident victims or, if such legislation is adopted, that the Company will be able to obtain regulatory approval to provide such services.

 Health Care Reform

  Increasing health care costs have caused the federal government and many states to advance health care reform proposals. One of the proposals being considered is 24-hour health coverage, in which the coverage of traditional employer-sponsored health plans is combined with workers' compensation coverage to provide a single insurance plan for work-related and non-work-related health problems. Incorporating workers' compensation coverage into conventional health plans may adversely affect the market for the Company's services.

EMPLOYEES

  As of March 31, 1996, the Company had approximately 2,120 employees. None of CRA's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its employee relations are good.

PROPERTIES

  The Company's principal corporate office is located in Boston, Massachusetts. The Company leases the 11,000 square feet of space at this site pursuant to a lease agreement expiring in 2003. The Company also leases all of its offices located in 43 states and two Canadian provinces. Thirteen of the Company's offices are leased from Colonial Realty Trust, of which Ms. Silverman and Mr. Larson are the trustees and beneficiaries. The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.

LEGAL MATTERS

  The Company is party to certain claims and litigation in the ordinary course of business. The Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

             NAME               AGE                  POSITION
             ----               ---                  --------
Executive Officers
Donald J. Larson(1)............  45 President, Chief Executive Officer and
                                    Director
Joseph F. Pesce................  47 Vice President--Finance and Administration,
                                    Chief Financial Officer and Treasurer
John A. McCarthy, Jr...........  37 Vice President--Cost Containment Services
                                    and Corporate Development
Anne E. Kirby..................  42 Vice President--Marketing and Product
                                    Development
Directors
Lois E. Silverman..............  55 Chairman of the Board
George H. Conrades(2)..........  57 Director
Jeffrey R. Jay, M.D.(1)........  37 Director
William Laverack, Jr.(1)(2)....  39 Director
Mitchell T. Rabkin, M.D........  65 Director

- --------
(1) Member of Compensation Committee.
(2)Member of Audit Committee.

EXECUTIVE OFFICERS

  Mr. Larson, a founder of the Company, has served as President and Chief Executive Officer of the Company since January 1, 1996 and as President and Chief Operating Officer of the Company since 1988. Prior to founding the Company, Mr. Larson held the position of New England Regional Manager at IntraCorp. Inc., a division of Cigna Corporation. Mr. Larson is a graduate of Boston College and Boston University.

  Mr. Pesce has served as Vice President--Finance and Administration, Chief Financial Officer and Treasurer of the Company since October 1994. From October 1981 to September 1994, Mr. Pesce held various financial positions with Computervision Corporation and its predecessor Prime Computer, Inc., including Director of Corporate Planning and Analysis, Director of Leasing, Corporate Controller, Treasurer and, most recently, Vice President--Finance and Chief Financial Officer. Prior to October 1981, Mr. Pesce held various financial positions with Compugraphic Corporation and GCA Corporation. Mr. Pesce is a graduate of Boston College and the Wharton School of Finance at the University of Pennsylvania.

  Mr. McCarthy has served as Vice President--Cost Containment Services and Corporate Development since August 1994. From June 1992 to July 1994, Mr. McCarthy was Senior Vice President and Chief Financial Officer of MedChem Products, Inc., a manufacturer of specialty medical products. From March 1989 to June 1992, Mr. McCarthy was a Partner at Kaufman & Company, an investment banking firm. From August 1987 to February 1989, Mr. McCarthy was an Associate at Morgan Stanley & Co. Incorporated, an investment banking firm. Mr. McCarthy is a graduate of Lehigh University and Harvard Business School.

  Ms. Kirby joined the Company in July 1979 and has served as Vice President-- Marketing and Product Development since March 1990. From 1979 to 1990, Ms. Kirby served the Company in a variety of roles on a local and regional level, including Regional Vice President for the New England area. Prior to joining the Company, Ms. Kirby worked as a clinical nurse for Massachusetts General Hospital and managed a group medical practice in two different specialty areas. Ms. Kirby is a graduate of Boston College and the St. Louis University Accelerated Curriculum in Nursing.

DIRECTORS

  Ms. Silverman, a founder of the Company, has served as the Chairman of the Board since March 1994 and served as its Chief Executive Officer from 1988 through January 1, 1996. Prior to founding the Company, Ms. Silverman held the position of Northeast Regional Manager at IntraCorp., a division of Cigna Corporation. Ms. Silverman also serves as Trustee and Officer of Beth Israel Hospital and Overseer of Tufts Medical School. Ms. Silverman is a graduate of Beth Israel School of Nursing. Ms. Silverman is also a director of Sun Healthcare Group, Inc.

  Mr. Conrades has served as a Director of the Company since June 1994. Mr. Conrades has been President and Chief Executive Officer of BBN Corporation since 1994 and has been Chairman of the Board of BBN Corporation since November 1995. From 1992 to 1994, Mr. Conrades was a partner in Conrades/Reilly Associates, a business consulting company. From 1961 to 1992, Mr. Conrades held a number of management positions with International Business Machines Corp., most recently as Senior Vice President for Corporate Marketing and Services. Mr. Conrades is also a director of BBN Corporation, Westinghouse Electric Corp. and Pioneer Companies, Inc.

  Dr. Jay has served as a Director of the Company since March 1994. Dr. Jay has been a General Partner of J. H. Whitney & Co., a private investment firm, since 1993. From 1988 to 1993, Dr. Jay worked for Canaan Partners, a venture capital firm. Dr. Jay is a graduate of Harvard Business School and received his M.D. from the Boston University School of Medicine. Dr. Jay also serves as a director of Advance Paradigm, Inc. and Medicon, Inc.

  Mr. Laverack has served as a Director of the Company since March 1994. Mr. Laverack has been a General Partner of J. H. Whitney & Co., a private investment firm, since 1993. From 1991 to 1993, Mr. Laverack served as a Managing Director of Gleacher & Co., Inc., an investment banking firm. From 1985 to 1991, Mr. Laverack served as a Principal in the merchant banking department of Morgan Stanley & Co. Incorporated, an investment banking firm. Mr. Laverack is a graduate of Harvard College and Harvard Business School.

  Dr. Rabkin has served as a Director of the Company since February 1995. Since 1966, Dr. Rabkin has been Chief Executive Officer of Boston's Beth Israel Hospital, where he currently holds the rank of Professor of Medicine. Dr. Rabkin is a graduate of Harvard College and received his M.D. from Harvard Medical School.

  Mr. Larson, Whitney, the Whitney Equity Fund and the Whitney Debt Fund have agreed to vote their shares in favor of the reelection of Ms. Silverman as a director of the Company for so long as Ms. Silverman continues to hold, directly or indirectly, at least 407,490 shares.

DIRECTOR ELECTION AND COMPENSATION

  The number of Directors on the Board is currently fixed at six. The Company's Board of Directors is divided into three classes. The members of each class of Directors serve for staggered three-year terms. The Board is comprised of two Class I Directors (Mr. Conrades and Dr. Jay), two Class II Directors (Mr. Larson and Mr. Rabkin) and two Class III Directors (Mr. Laverack and Ms. Silverman), whose initial terms will expire upon the election and qualification of Directors at the annual meeting of stockholders held following the years ending December 31, 1995, 1996 and 1997, respectively. At each annual meeting of stockholders, one class of Directors will be elected for a term of three years. At the Special Meeting in lieu of the Company's 1996 Annual Meeting of Stockholders to be held on May 21, 1996, the stockholders will consider a proposal to reelect the Class I Directors, Mr. Conrades and Dr. Jay, for a term expiring December 31, 1999. See "Description of Capital Stock--Massachusetts Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

  Outside directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Messrs. Conrades and Rabkin are paid $2,000 for each meeting of the Board of Directors that they attend. The Company has granted to each of Mr. Conrades and Dr. Rabkin non-qualified options under the Company's 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan"), on June 6, 1994 and January 17, 1995, respectively, to purchase 23,500 shares of Common Stock at an exercise price of $5.89 per share. See "--Stock Option Plans."

EXECUTIVE COMPENSATION

  The following table sets forth for the year ended December 31, 1995, the compensation paid by the Company to the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to the Company and its subsidiaries for the Company's fiscal year ended December 31, 1995 (the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                    ANNUAL COMPENSATION                AWARDS
                               ------------------------------------ ------------
                                                                     SECURITIES
                                                                     UNDERLYING
NAME AND                                               OTHER ANNUAL   OPTIONS/      ALL OTHER
PRINCIPAL POSITION        YEAR  SALARY      BONUS      COMPENSATION  SARS(#)(2)  COMPENSATION(3)
- ------------------        ---- --------    --------    ------------ ------------ ---------------
Lois E. Silverman
 Chairman of the Board    1995 $250,000     $87,500          --           --         $4,620
 and Chief Executive
 Officer(1).............  1994  258,654         --           --           --          3,880
Donald J. Larson
 President and Chief      1995 $250,000     $87,500          --           --         $4,620
 Operating Officer(1)...  1994  258,654      98,000(4)       --           --          3,880
Joseph F. Pesce
 Vice President--Finance
 and Administrative,
 Chief Financial Officer  1995 $225,000    $134,375       $1,575(5)     9,700        $2,250
 and Treasurer..........  1994   50,000(6)   50,000(7)       --        47,000           --
John A. McCarthy, Jr.
 Vice President--
 Corporate                1995 $144,192     $56,250         $586(5)    28,500        $1,484
 Development............  1994   59,231(6)   15,000          --        23,500           --
Anne E. Kirby             1995 $140,400     $52,500         $586(5)     5,000        $2,868
 Vice President--
 Marketing..............  1994  137,554      15,000          --        47,000         3,051

- --------

(1) Ms. Silverman resigned her position as Chief Executive Officer effective January 1, 1996 and Mr. Larson was elected as Chief Executive Officer effective as of that date.

(2) Represents the number of shares of Common Stock issuable upon exercise of options granted to the Named Executive Officers in 1995.

(3) Represents matching contributions by the Company to its 401(k) Plan.

(4) This amount was paid by the Company to Mr. Larson as a bonus in connection with the Recapitalization.

(5) Represents the discount received on the purchase of stock pursuant to the CRA Managed Care, Inc. 1995 Employee Stock Purchase Plan.

(6) Messrs. Pesce and McCarthy joined the Company in October 1994 and August 1994, respectively. On an annualized basis, such individuals would have been paid cash compensation in excess of the amounts shown in the table for 1994.

(7) Does not include an additional $25,000 paid to Mr. Pesce in consideration of certain benefits forfeited upon termination of his prior employment.

EMPLOYMENT AGREEMENTS

  Lois E. Silverman and Donald J. Larson are each party to separate employment agreements with the Company, dated as of March 8, 1994 (the "Employment Agreements"). Mr. Larson agreed to devote his full time and best efforts to the performance of his duties to the Company. The Employment Agreements have initial terms of five years unless earlier terminated as provided therein; Ms. Silverman may terminate her Employment Agreement as of March 8, 1997, if notice is provided one year prior to such date. The terms of the Employment Agreements may be automatically renewed for additional one year terms, subject to limitations contained therein. The Company may terminate Ms. Silverman and/or Mr. Larson for cause, as defined therein, and Ms. Silverman and Mr. Larson may terminate their respective Employment Agreements for Good Reason, as defined therein. The Employment Agreements contain provisions pursuant to which Ms. Silverman and Mr. Larson agree not to disclose any proprietary information of the Company and also agree not to compete with the Company (in the U.S., Canada or any other country in which the Company does business, or took steps to do business before termination of their employment), or solicit its employees, for the term of the Employment Agreements and up to two years after termination of employment, for any reason. Mr. Larson is to receive an annual salary of $250,000 and is allowed to participate in a bonus plan (the "Executive Bonus Plan"). Both Ms. Silverman and Mr. Larson also receive similar benefits made available by the Company to its executive employees.

  Ms. Silverman's employment agreement was amended as of January 24, 1996 in connection with her resignation as Chief Executive Officer of the Company (effective January 1, 1996). In connection with this amendment, Whitney and its affiliates and Mr. Larson have agreed to vote their shares of Common Stock in favor of electing Ms. Silverman as a director of the Company, so long as she continues to hold at least one-third of the number of shares of Common Stock of the Company which she held on January 24, 1996. Ms. Silverman continues in the role as Chairman of the Board of Directors of the Company and remains subject to the termination rights contained in her employment agreement. Ms. Silverman is entitled to receive an annual salary at the rate of $250,000 per year during the six month period commencing January 1, 1996 and thereafter an annual salary at the rate of $100,000. Ms. Silverman is no longer entitled to participate in the Executive Bonus Plan. Ms. Silverman was also granted one demand registration right under the Registration Rights Agreement, subject to certain conditions and limitations.

  The Company hired Joseph F. Pesce as its Chief Financial Officer commencing October 3, 1994 pursuant to an offer letter dated September 9, 1994. In such letter, the Company agreed to pay Mr. Pesce salary at the annual rate of $200,000 during 1994 and at the annual rate of $225,000 during 1995. Mr. Pesce also received a $50,000 bonus at the commencement of his employment with the Company and $25,000 cash compensation in consideration of certain benefits forfeited upon termination of his prior employment. Mr. Pesce received a $50,000 bonus upon attainment of certain performance criteria in 1995.

  The Company entered into letter agreements, dated June 30, 1995, with each of Mr. Pesce, Mr. McCarthy and Ms. Kirby, pursuant to which such individuals are entitled to receive one year's salary, along with certain other benefits, in the event the employment of such individuals is terminated (i) by the Company without Cause (as defined therein), (ii) by said employee with Good Reason (as defined therein) or (iii) upon a change in control of the Company whereupon said employees are not offered employment by any successor entity on substantially the same terms and responsibilities he or she had immediately prior to such change in control.

EXECUTIVE BONUS PLAN

  The Company maintains an Executive Bonus Plan pursuant to which members of senior management are entitled to receive bonuses in amounts equal to varying percentages of their annual salaries, depending on the Company's achievement of certain earnings per share targets established annually by the Board of Directors. Under the plan, each participant is entitled to a bonus of 25% of the participant's base salary if 95% of the target is achieved, with no bonus being paid below the 95% target. The bonus increases on a straight-line basis to 50% of base salary if 100% of the target is achieved and up to 100% of base salary if certain overperformance targets are achieved.

STOCK OPTION PLANS

 1994 TIME ACCELERATED RESTRICTED STOCK OPTION PLAN

  The Company's 1994 Time Accelerated Restricted Stock Option Plan (the "1994 Stock Option Plan") provides for the grant of options to acquire up to 376,000 shares of Common Stock, in such amounts, on such terms and to such officers and other key employees as the administrators of the 1994 Stock Option Plan may select. The Board of Directors has authorized, subject to stockholder approval, an increase in the number of shares reserved for issuance upon exercise of options granted under the 1994 Stock Option Plan from 376,000 to 976,000 shares. Options granted under the 1994 Stock Option Plan are not intended to qualify as Incentive Stock Options under the Code. The 1994 Stock Option Plan is administered by the Board of Directors of the Company and provides that all of the options shall have a per share exercise price equal to the fair market value of the Common Stock on the date of such grant, as determined by the Board of Directors. As of April 30, 1996, options to purchase 617,700 shares of Common Stock at an average exercise price of $21.32 per share had been granted and were outstanding under the 1994 Stock Option Plan and 2,950 options had been exercised.

  Options granted under the 1994 Stock Option Plan become fully exercisable no later than the tenth anniversary of the date of grant and no option may have a term in excess of ten years and six months from the date of grant. The stock option agreements pursuant to which options have been granted under the 1994 Stock Option Plan provide for accelerated vesting each year with respect to ten to twenty percent of the shares subject to the option in the event certain financial tests are met, commencing with respect to the fiscal year ended December 31, 1994. The Board of Directors may accelerate all options upon a sale or conveyance of all or substantially all of the assets, or a change in control of the Company, which includes, among other events, the acquisition by any person who owned less than 10.0% of the outstanding Common Stock becoming the beneficial owner of at least 51.0% of the Common Stock. Options are exercisable only while the optionee remains an employee of the Company or for 30 calendar days thereafter. If any optionee becomes disabled or dies while in the employ of the Company, the option remains exercisable until the last day of the sixth month following disability, or until the last day of the twelfth month following death, unless such options expire earlier by their own terms. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination. All options are non-transferable other than by will or the laws of descent and distribution. All recipients of options under the 1994 Stock Option Plan to date were required to execute a Non-Competition and Non-Disclosure Agreement as a condition to any such option grant. On April 30, 1996, options were exercisable to purchase 109,940 shares of Common Stock.

 1994 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  The Company's 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") provides for the grant of options to acquire up to 94,000 shares of Common Stock, in such amounts, on such terms and to such non-employee Directors as the administrators of the Non-Employee Director Plan may select, in accordance with the terms of the Non-Employee Director Plan. Options granted under the Non-Employee Director Plan are not intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Non-Employee Director Plan is administered by a committee of the Board of Directors of the Company, consisting of two or more members appointed by the Board of Directors of the Company, all of whom shall be "disinterested persons" (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended), which selects the optionees and determines the number of shares, vesting schedule and duration of each option (not to exceed 10 years). Options granted under the Non-Employee Director Plan must have an exercise price equal to the fair market value of the Common Stock of the Company, as determined by such committee, on the date of grant. As of April 30, 1996, options to purchase 47,000 shares of Common Stock at an exercise price of $5.89 per share were granted under the Non-Employee

Director Plan, all of which were outstanding and 15,666 of which were exercisable. Options granted under the Non-Employee Director Plan automatically vest no later than 10 years from the date of grant; however, pursuant to separate option agreements between the Company and its optionees under the Non-Employee Director Plan, the options granted to date become exercisable as to 33 1/3% of the shares covered thereby on each anniversary of the grant date. If an optionee dies while serving as a director of the Company, quits or is terminated as a director (other than for cause), the option, to the extent exercisable at the time of the optionee's death or termination of directorship, remains exercisable for a period of ten years from the date of grant. The Non-Employee Director Plan provides that all options will fully vest upon the sale of all or substantially all of the stock or assets of the Company. All options are non-transferable other than: (i) by the laws of descent and distribution; (ii) pursuant to a qualified domestic order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; or (iii) to a trust created for the benefit of the optionee or members of his or her family.

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1995 to the Named Executive Officers:

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                        PERCENTAGE OF                         POTENTIAL REALIZABLE
                                            TOTAL                               VALUE AT ASSUMED
                           NUMBER OF    OPTIONS/SARS                         ANNUAL RATES OF STOCK
                           SECURITIES    GRANTED TO                          PRICE APPRECIATION FOR
                           UNDERLYING     EMPLOYEES   EXERCISE OR               OPTION TERM (2)
                          OPTIONS/SARS    IN FISCAL   BASE PRICE  EXPIRATION ----------------------
          NAME           GRANTED (#)(1)     YEAR        ($/SH)       DATE      5%($)      10%($)
          ----           -------------- ------------- ----------- ---------- ---------- -----------
Lois E. Silverman.......       --            --           --          --           --          --
Donald J. Larson .......       --            --           --          --           --          --
                              4,700          3.85%      $ 5.89     7/31/05      $18,537    $ 47,710
                              5,000          4.10        22.75     4/24/06       76,196     196,040
                             ------         -----                            ---------- -----------
Joseph F. Pesce(3)......      9,700          7.95                                94,733     234,750
                             23,500         19.26         5.89     7/31/05       92,685     238,549
                              5,000          4.10        22.75     4/24/06       76,196     196,040
                             ------         -----                            ---------- -----------
John A. McCarthy,
 Jr.(3).................     28,500         23.36                               168,881     434,589
Anne E. Kirby(4)........      5,000          4.10        22.75     4/24/06       76,196     196,040

- ------------

(1) These options provide for accelerated vesting each year with respect to ten to twenty percent of the shares subject to the option in the event certain financial tests are met, commencing with respect to the fiscal year ended December 31, 1995.

(2) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation above the exercise price of the Common Stock from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company or to take into account the immediate increase in potential realizable value that will occur. The actual value realized from the options could be higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period, the optionholder's continued employment through the option period and the timing of exercise of the options.

(3) Does not include options to purchase 20,000 shares at $22.12 per share and 25,000 shares at $36.12 per share granted after December 31, 1995.

(4) Does not include options to purchase 10,000 shares at $36.12 per share granted after December 31, 1995.

  The following table sets forth certain information concerning the stock options exercised during the year ended December 31, 1995 and the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1995:

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                  AND FISCAL YEAR-END OPTION/SAR VALUES

                          SHARES
                         ACQUIRED            NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                            ON     VALUE    UNDERLYING UNEXERCISED         IN-THE-MONEY
                         EXERCISE REALIZED  OPTIONS/SARS AT FISCAL         OPTIONS/SARS
                           (#)      ($)           YEAR-END(#)        AT FISCAL YEAR END ($)(1)
                         -------- -------- ------------------------- -------------------------
          NAME                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----                             ----------- ------------- ----------- -------------
Lois E. Silverman ......   --       --         --           --            --           --
Donald J. Larson........   --       --         --           --            --           --
Joseph F. Pesce.........   --       --       20,740       35,960      $315,544     $510,881
John A. McCarthy, Jr. ..   --       --       15,100       36,900       225,389      525,907
Anne E. Kirby...........   --       --       19,800       32,200       300,518      450,777
George H. Conrades......   --       --        7,833       15,667       125,215      250,433
Mitchell T. Rabkin......   --       --         --         23,500          --        375,648

- ------------

(1) The amounts set forth represent the difference between the fair market value of the Common Stock underlying the options at December 31, 1995 ($21.88 per share) and the exercise price of the options ($5.89 for options granted on or prior to January 31, 1995 and $22.75 for options granted on October 24, 1995), multiplied by the applicable number of options.

 1995 EMPLOYEE STOCK PURCHASE PLAN

  The 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") for employees of the Company was adopted by the Board of Directors in March 1995 and approved by the stockholders of the Company on April 28, 1995. The 1995 Purchase Plan authorizes the issuance of a maximum of 235,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is 20 hours or more per week and have been employed by the Company for at least six months are eligible to participate in the 1995 Purchase Plan. Employees who own 5.0% or more of the Company's stock and directors who are not employees of the Company may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company in writing to deduct an amount (not less than 1.0% nor more than 10.0% of a participant's base compensation, and in any event not more than $12,500) from his or her pay during six month periods commencing on January 1 and July 1 of each year (each a "Purchase Period"). The exercise price for shares purchased under the 1995 Purchase Plan for each Purchase Period is the lesser of 85.0% of the fair market value of the Common Stock on the first or last business day of the Purchase Period. The fair market value will be the closing selling price of the Common Stock as quoted on the Nasdaq National Market. If an employee is not a participant on the last day of a Purchase Period, such employee is not entitled to purchase any shares during such Purchase Period, and the amount of his or her accumulated payroll deduction will be refunded to the employee. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

  Common Stock for the 1995 Purchase Plan will be made available either from authorized but unissued shares of Common Stock or from the shares of Common Stock reacquired by the Company, including shares repurchased in the open market. The Company issued 18,299 shares of Common Stock at a price of $18.73 per share for the first Purchase Period ended December 31, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee was established in March 1994 and currently consists of Donald J. Larson, President and Chief Operating Officer of the Company, William Laverack, Jr. and Jeffrey R. Jay. Although Mr. Larson participated in deliberations of the Compensation Committee regarding compensation of other executive officers, he did not participate in deliberations relating to his own compensation. See "Certain Transactions."

  On March 8, 1994, the Company completed the Recapitalization, pursuant to which the Company redeemed an aggregate of 49.0% of the then outstanding shares of Common Stock from Ms. Silverman and Mr. Larson for a total consideration of $28,260,000 and $27,152,000, respectively, consisting of cash and an aggregate of $5,000,000 in 10.0% Junior Subordinated Notes due 2002. To finance these redemptions and related expenses, the Company (i) issued 604,537 shares of Common Stock at $4.15 per share and 1,698,463 shares of Series A Convertible Preferred Stock, $.01 par value per share, at $5.89 per share representing, in the aggregate, 49.0% of the Company's capital stock on a fully-diluted basis (giving effect to the conversion of the Series A Convertible Preferred Stock into shares of Common Stock on a one-for-one basis) to Whitney, the Whitney Equity Fund and First Union Corporation ("First Union"); (ii) borrowed $17,000,000 in term loans and $5,000,000 in revolving credit under a loan agreement, dated March 8, 1991, with First Union National Bank of North Carolina; and (iii) issued $19,000,000 principal amount of 10.101% Senior Subordinated Notes due March 8, 2001 to the Whitney Debt Fund and $2,000,000 principal amount of Senior Subordinated Notes to First Union. Dr. Jay and Mr. Laverack are general partners of Whitney, the Whitney Equity Fund and the Whitney Debt Fund. The Company entered into the Recapitalization in order to provide liquidity to the Company's founders, Ms. Silverman and Mr. Larson. Management of the Company also believed that the Recapitalization, by aligning the organizational and capital structure of the Company with that of other private companies with professional investors, would allow the Company to (i) attract experienced and qualified outside directors, such as Mr. Conrades and Dr. Rabkin who, based on their prior business or related experience, could assist management with operational issues as well as the strategic direction of the Company; (ii) access the financial and managerial advice and experience of J.H. Whitney & Co., a private investment firm, which has invested in other similarly situated companies; and (iii) make the Company more attractive to other professional investors, to the extent the Company needs to raise additional capital, who would not ordinarily invest in a closely-held company.

  In connection with the Recapitalization, the Company entered into a Stockholders' Agreement (the "Stockholders' Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") with Whitney, the Whitney Equity Fund, the Whitney Debt Fund, First Union, Ms. Silverman and Mr. Larson. Upon the closing of the initial public offering of Common Stock in May, 1995, the Stockholders' Agreement terminated.

  Ms. Silverman and Mr. Larson are the trustees and beneficiaries of Colonial Realty Trust, which leases thirteen office spaces to the Company for an annual aggregate consideration of $726,000. In connection with the Recapitalization, the Company renegotiated all of its leases with Colonial Realty Trust to what the Company believes were fair market rental rates at the time of the Recapitalization.

  Whitney was paid an equity placement fee of $500,000 in connection with the issuance of the Preferred Stock, a debt placement fee of $630,000 in connection with the issuance of the Senior Subordinated Notes and a management fee of $100,000 for 1994. The Company's obligation to pay Whitney a management fee was terminated effective as of January 1, 1995.

401(K) PLAN

  The Company has a defined contribution plan (the "401(k) Plan") pursuant to which employees at least 21 years of age and who have completed at least 6 months of service are eligible to participate. Participants in the 401(k) Plan may not contribute more than the greater of a specified statutory amount or 15% of his or her pre-tax total compensation. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. Eligible employees are 100% vested in their own contributions.

                           CERTAIN TRANSACTIONS

  As discussed above under "Compensation Committee Interlocks and Insider Participation," the Company completed the Recapitalization on March 8, 1994, which involved a number of transactions with certain of the Company's principal stockholders and directors. For a more detailed description, see "Management--Compensation Committee Interlocks and Insider Participation."

  In connection with the Recapitalization, the Company entered into a Stockholders' Agreement and the Registration Rights Agreement with Whitney, the Whitney Equity Fund, the Whitney Debt Fund, First Union, Ms. Silverman and Mr. Larson.

  The Stockholders' Agreement provided for, among other things, restrictions on transfer of shares, rights of first refusal, tag along rights and election of directors. The Company's current directors were elected pursuant to the terms of the Stockholders' Agreement, which requires all the parties to this agreement to vote their shares of the Company's capital stock in favor of a board of directors consisting of one member designated by each of Whitney, the Whitney Equity Fund, Ms. Silverman and Mr. Larson, plus from one to three additional outside directors selected by the members of the Board designated by Whitney, the Whitney Equity Fund, Ms. Silverman and Mr. Larson. Upon the closing of the initial public offering of Common Stock in May, 1995, the Stockholders' Agreement terminated.

  Pursuant to the Registration Rights Agreement, holders of at least 25.0% of the shares of Common Stock subject to the Registration Rights Agreement (excluding Ms. Silverman and Mr. Larson) may require the Company to effect the registration of shares of Common Stock held by such parties for sale to the public on three occasions, subject to certain conditions and limitations. In addition, under the terms of the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act of 1933, as amended, whether for its own account or otherwise, the parties to the Registration Rights Agreement (including Ms. Silverman and Mr. Larson) are entitled to receive notice of such registration and to include their shares therein, subject to certain conditions and limitations. The Company has agreed to pay fees, costs and expenses of any registration effected on behalf of the parties to the Registration Rights Agreement (other than underwriting discounts and commissions).

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 1996 (except as noted below) and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) the Company's Chief Executive Officer and the Company's other named executive officers (as determined in accordance with the rules of the Securities and Exchange Commission), (iv) all Selling Stockholders, and (v) all of the Company's executive officers and Directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of Common Stock indicated.

                           SHARES OF COMMON STOCK                    SHARES OF COMMON STOCK
                          BENEFICIALLY OWNED PRIOR                  BENEFICIALLY OWNED AFTER
                             TO THE OFFERING (1)                        THE OFFERING (1)
                          ------------------------------            ------------------------------
                            NUMBER       PERCENTAGE OF                NUMBER       PERCENTAGE OF
                              OF          OUTSTANDING    SHARES TO      OF          OUTSTANDING
          NAME              SHARES           SHARES      BE OFFERED   SHARES           SHARES
          ----            -------------- --------------- ---------- -------------- ---------------
Lois E. Silverman(2)....         622,470           8.4%    300,000         322,470           3.8%
Donald J. Larson(3).....       1,174,530          15.8%    150,000       1,024,530          12.0%
Joseph F. Pesce(4)......          22,240             *      20,740           1,500             *
John A. McCarthy,
 Jr.(5).................          15,286             *      15,100             186             *
Anne E. Kirby(6)........          20,986             *      19,800           1,186             *
George H. Conrades(7)...          15,666             *         --           15,666             *
Jeffrey R. Jay, M.D.(8).       2,075,581          27.8%    826,285       1,249,296          14.6%
William Laverack,
 Jr.(8).................       2,075,581          27.8%    826,285       1,249,296          14.6%
Mitchell T. Rabkin,
 M.D.(9)................           8,033             *         --            8,033             *
J.H. Whitney & Co.(10)..       2,075,581          27.8%    826,285       1,249,296          14.6%
Morgan Stanley Group,
 Inc.(11)...............         467,400           6.3%        --          467,400           5.5%
Morgan Stanley Asset
 Management, Inc.(12)...         467,400           6.3%        --          467,400           5.5%
Michael J. Spilde(13)...          68,075             *      34,037          34,038             *
Laurence G. Ernst(14)...          68,075             *      34,038          34,037             *
All executive officers
 and directors as a
 group (9 persons)(15)..       3,954,792          53.1%  1,400,000       2,622,867          30.7%

- --------
  *  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of April 30, 1996 are deemed outstanding for computing the percentage of any other person. Except as otherwise specified below, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The address of this stockholder is c/o CRA Managed Care, Inc., 312 Union Wharf, Boston, Massachusetts 02109. Includes 23,500 shares held of record by The Michael E. Silverman 1995 Irrevocable Trust dated March 13, 1995 and 23,500 shares held of record by The Susan E. Bender 1995 Irrevocable Trust dated March 13, 1995. Includes 250,000 shares held of record by the Lois and Norman Silverman 1996 Charitable Remainder Unitrust, all of which shares are being sold in this offering by such trust.
(3) The address of this stockholder is c/o CRA Managed Care, Inc., 312 Union Wharf, Boston, Massachusetts 02109. Includes 18,750 shares held of record by trusts created for the benefit of Mr. Larson's children.
(4) Includes 20,740 shares of Common Stock issuable pursuant to currently exercisable stock options.
(5) Includes 15,100 shares of Common Stock issuable pursuant to currently exercisable stock options.
(6) Includes 19,800 shares of Common Stock issuable pursuant to currently exercisable stock options.
(7) Includes 15,666 shares of Common Stock issuable pursuant to currently exercisable stock options.

(8) The address of these directors is c/o J.H. Whitney & Co., 177 Broad Street, Stamford, Connecticut 06901. Consists of 2,075,581 shares held of record by Whitney, Whitney Subordinated Debt Fund, L.P. (the "Whitney Debt Fund") and Whitney 1990 Equity Fund, L.P. (the "Whitney Equity Fund") that Dr. Jay and Mr. Laverack may be deemed to beneficially own due to their relationship with such entities. Such beneficial ownership is disclaimed by both Dr. Jay and Mr. Laverack.
(9) Includes 7,833 shares of Common Stock issuable pursuant to currently exercisable stock options.
(10) The address of this stockholder is 177 Broad Street, Stamford, Connecticut 06901, Attention: Jeffrey R. Jay, M.D. These shares are held of record by Whitney and its affiliates as follows: (i) Whitney--305,726 shares of Common Stock; (ii) the Whitney Equity Fund--1,222,893 shares of Common Stock; and (iii) the Whitney Debt Fund--546,962 shares of Common Stock.
(11) The address of this stockholder is 1585 Broadway, New York, New York 10036. Ownership based upon Schedule 13G filed on or before February 14, 1996.
(12) The address of this stockholder is 1221 Avenue of the Americas, New York, New York 10020. Ownership based upon Schedule 13G filed on or before February 14, 1996.
(13) The address of this stockholder is 9642 48th Avenue, S.W., Seattle, Washington 98136.
(14) The address of this stockholder is c/o Gordon Thomas Hunnewell, 1201 Pacific Avenue, Suite 2200, Tacoma, Washington 98402.
(15) Includes 79,139 shares of Common Stock issuable pursuant to currently exercisable stock options. Includes 2,075,581 shares held of record by Whitney, the Whitney Equity Fund and the Whitney Debt Fund that Dr. Jay and Mr. Laverack may be deemed to beneficially own due to their relationship with such entities. Such beneficial ownership is disclaimed by both Dr. Jay and Mr. Laverack.

                         DESCRIPTION OF CAPITAL STOCK

  The description of the capital stock below is qualified in its entirety by reference to the Company's Articles of Organization, as amended (the "Articles") and the By-Laws of the Company, as amended (the "By-Laws"), copies of which are on file with the Securities and Exchange Commission.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The Company is authorized to issue up to 10,000,000 shares of Common Stock, $.01 par value per share and 1,000,000 shares of Preferred Stock, $.01 par value per share. Immediately prior to this Offering, the Company had shares of Common Stock, and no shares of Preferred Stock, issued and outstanding. The Company's Board of Directors has authorized an increase of the number of shares of Common Stock which the Company is authorized to issue from 10,000,000 shares to 40,000,000 shares. Such increase is subject to the approval of the Company's stockholders at the Company's Special Meeting in lieu of its 1996 Annual Meeting of Stockholders to be held on May 21, 1996.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote under Massachusetts law. Voting rights are not cumulative, so that the holders of a majority of the voting power of the Company could elect all the directors standing for election at any annual or special meeting of the stockholders, and the holders of the remaining shares may not be able to elect any director.

  The holders of the Common Stock are entitled to receive ratably dividends only when and if declared by the Board of Directors of the Company out of funds legally available for payment thereof. The ability of the Board of Directors to declare or pay dividends on Common Stock or to cause the Company to repurchase shares of its capital stock may be subject to restrictions or limitations contained in the provisions of any series of Preferred Stock which may hereafter be issued by the Company.

  Upon the liquidation, dissolution or winding up of the Company, or any distribution of its assets, the holders of the Common Stock will be entitled to receive ratably the assets of the Company available after the payment of all debts and other liabilities and after the holders of any series of Preferred Stock which may be issued have received the preferential amount fixed by the Board of Directors for such shares.

  The holders of Common Stock will have no preemptive rights to purchase shares of capital stock of the Company. Shares of Common Stock will not be subject to any redemption provisions and will not be convertible into any other securities or property. The rights, preferences and privileges of the holder of Common Stock are subject to, and may be adversely affected by, the rights of the holders of the shares of any series of Preferred Stock which the Company may designate and issue in the future. All outstanding shares of Common Stock are fully-paid and non-assessable and the shares of Common Stock offered by the Company in the offering, when issued, will be fully-paid and non-assessable.

PREFERRED STOCK

  Pursuant to the Articles, the Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of Preferred Stock in one or more classes or one or more series within each class. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The Company has granted the Board of Directors authority to designate and issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issues. The issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

MASSACHUSETTS LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER
EFFECTS

  The Company is subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. Under Chapter 110F, a Massachusetts corporation with more than 200 stockholders may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90.0% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, at any time within the prior three years did own) 5.0% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, certain stock or asset sales, and certain other specified transactions resulting in a financial benefit to the interested stockholder.

  The By-Laws include a provision excluding the Company from the applicability of Chapter 110D of the Massachusetts General Laws, which regulates the acquisition of so-called "control shares." A control share acquisition is the acquisition of shares which, when added to shares already owned, would (but for the statute) entitle the acquiring person to vote at least 20% of a corporation's stock. Shares acquired in such a transaction would, under the statute, have no voting rights unless a majority of non-interested stockholders voted to grant such voting rights. In general, the person acquiring such shares, officers of the Company and those directors of the Company who are also employees, are not permitted to vote on whether such voting rights shall be granted. The Board of Directors may amend the By-Laws at any time to subject the Company to this statute prospectively.

  Massachusetts General Laws Chapter 156B, Section 50A requires that a publicly held Massachusetts corporation have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects not to be covered by Section 50A. The Company's By-Laws contain provisions which give effect to Section 50A. See "Management-- Executive Officers and Directors."

  The By-Laws provide that the directors and officers of the Company generally shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Articles provide that the directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, approved certain loans to insiders or derived an improper benefit from their action as directors.

  The Company's By-Laws provide that special meetings of stockholders may be called only by the Chief Executive Officer or President, by a majority of the Board of Directors or by the Clerk upon the written request of the holders of at least 40% of the Company's outstanding Common Stock.

  In addition, the Articles provide that shares of the Company's Preferred Stock may be issued in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "--Preferred Stock."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 8,474,724 shares of Common Stock outstanding. Of these shares, 5,207,281 shares will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act. All the 3,267,443 remaining shares of Common Stock outstanding will be "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Subject to their agreement with the Underwriters described below, the holders of the Restricted Shares may, in certain circumstances, be eligible to sell such shares in the public market pursuant to Rule 144 promulgated under the Securities Act.

  None of the Restricted Shares will be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k). Following the expiration of or release from the Lock-up Agreements, approximately 3,196,296 Restricted Shares will become eligible for immediate sale, subject, generally, to compliance with Rule 144. The remainder of the Restricted Shares held by existing stockholders (including those subject to Lock-up Agreements) will become eligible for sale at various times over a period of less than two years. In addition, the Company has filed Registration Statements on Form S-8 in order to register shares of Common Stock issuable upon exercise of stock options granted to certain employees and directors of the Company and shares of Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan. Following this offering, up to an additional 628,111 registered shares may be issued pursuant to such plans, all of which will be freely tradeable when issued to persons other than affiliates of the Company.

  In general, under Rule 144 any holder of Restricted Shares, including an affiliate of the Company (as such term is defined under Rule 144), as to which at least two years have elapsed since the later of the date of their acquisition from the Company or an affiliate of the Company, is entitled to sell, within any three month period, a number of Restricted Shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 84,747 shares immediately after the completion of this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Further, a person who is not, and has not been, an affiliate of the Company at any time during the three months preceding a sale and who holds Restricted Shares as to which at least three years have elapsed since the later of their acquisition from the Company or an affiliate of the Company is entitled to sell such Restricted Shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company.

  Sales of substantial amounts of Common Stock of the Company in the public market, or the perception that such sale could occur, could adversely affect trading prices and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Risk Factors."

  The Company and holders of approximately 2,690,942 shares of Common Stock, including the executive officers and directors of the Company, have agreed, pursuant to Lock-up Agreements (or, in the case of the Company, the Underwriting Agreement), that they will not, directly or indirectly, without the prior written consent of the Representatives, on behalf of the Underwriters, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of shares of Common Stock beneficially owned by them, or any securities convertible into or exercisable or exchangeable therefor, for a period of 90 days from the date of this Prospectus. See "Underwriting."

REGISTRATION RIGHTS

  In connection with the Recapitalization, the Company entered into the Registration Rights Agreement with Whitney and certain of its affiliates, First Union, Lois E. Silverman and Donald J. Larson, pursuant to which such persons and entities are entitled to certain rights with respect to registration under the Securities Act of 1933, as amended, of approximately 4,502,611 shares of Common Stock. Pursuant to the Registration Rights Agreement, holders of at least 25.0% of the shares of Common Stock subject to the Registration Rights Agreement (the "Rightsholders") (excluding Ms. Silverman and Mr. Larson) have the right to require the Company to register their Common Stock on up to three occasions. Ms. Silverman has the right to require the Company to register her shares of Common Stock after the other Rightsholders (excluding Mr. Larson) have sold Common Stock of the Company with an aggregate sales price of at least $30,000,000 in one or more registered offerings. If the Company proposes to register any of its securities under the Securities Act of 1933, as amended, whether for its own account or otherwise, the parties to the Registration Rights Agreement (including Ms. Silverman and Mr. Larson) are entitled to receive notice of such registration and to include their shares in such registration, subject to certain conditions and limitations. In addition, the Company has granted to former stockholders of each of Alta Pacific and QMC3 the right to request registration of up to 136,150 shares and 249,816 shares, respectively, on one occasion and to include any of such shares in the Company's registration statements filed on behalf of the Company or other stockholders of the Company. To the extent exercised, such rights to register shares of Common Stock will result in additional shares becoming available to the public market, which could adversely affect prevailing market prices of the Common Stock. The Company has agreed to pay fees, costs and expenses of any registration effected on behalf of the parties to the Registration Rights Agreement and the former stockholders of Alta Pacific and QMC3 (other than underwriting discounts and commissions). The shares being sold by certain of the Selling Stockholders are being registered pursuant to the Registration Rights Agreement and the registration rights agreement with the former Alta Pacific stockholders. In addition, the Company, its executive officers and directors, all current stockholders that are parties to the Registration Rights Agreement, and the former stockholders of Alta Pacific have agreed to certain restrictions on their disposition of shares of Common Stock for a period of 90 days after the date of this Prospectus. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Dean Witter Reynolds Inc., J.P. Morgan Securities Inc. and Montgomery Securities have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      NUMBER OF
         UNDERWRITER                                                   SHARES
         -----------                                                  ---------
Alex. Brown & Sons Incorporated......................................
Dean Witter Reynolds Inc.............................................
Montgomery Securities................................................
J.P. Morgan Securities Inc...........................................
                                                                      ---------
Total................................................................ 2,500,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $   per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $   per share to
certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,500,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company and holders of approximately 2,690,942 shares of Common Stock, including the executive officers and directors of the Company, have agreed not to offer, sell or otherwise dispose of any shares of such Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated on behalf of the Representatives of the Underwriters.

  In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before the commencement of the offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. James Westra, who is a stockholder of Hutchins, Wheeler & Dittmar, is Assistant Clerk of the Company. Attorneys at Hutchins, Wheeler & Dittmar, A Professional Corporation, own an aggregate of 1,500 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of the Company and Focus as of December 31, 1993, 1994 and 1995 and for the years then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Upon the recommendation of the Company's Board of Directors, effective December 5, 1994, the Company engaged Arthur Andersen LLP to serve as the Company's independent accountants, dismissing KPMG Peat Marwick LLP. KPMG Peat Marwick LLP's report on the Company's financial statements for the years ended December 31, 1992 and 1993 did not contain an adverse opinion or disclaimer of opinion nor were any reports qualified or modified as to uncertainty, audit scope or accounting principles. The change in independent accountants did not result from any disagreement between the Company and KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. Copies of the Registration Statement and the exhibits may be inspected, without charge at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                             CRA MANAGED CARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..................................  F-2
CONSOLIDATED FINANCIAL STATEMENTS OF CRA MANAGED CARE, INC.
  Balance Sheets..........................................................  F-3
  Statements of Operations................................................  F-4
  Statements of Cash Flows................................................  F-5
  Statements of Stockholders' Equity (Deficit)............................  F-6
  Notes to Financial Statements...........................................  F-7
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................. F-19
FINANCIAL STATEMENTS OF FOCUS HEALTHCARE MANAGEMENT, INC.
  Balance Sheets.......................................................... F-20
  Statements of Operations................................................ F-21
  Statements of Shareholder's Equity (Deficit)............................ F-22
  Statements of Cash Flows................................................ F-23
  Notes to Financial Statements........................................... F-24
CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS OF CRA MANAGED CARE, INC. AND
 FOCUS HEALTHCARE MANAGEMENT, INC. (UNAUDITED):
  Consolidated Pro Forma Balance Sheet.................................... F-27
  Consolidated Pro Forma Statement of Operations.......................... F-28
  Notes to Pro Forma Financial Statements................................. F-29

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CRA Managed Care, Inc.:

  We have audited the accompanying balance sheets of CRA Managed Care, Inc. (a Massachusetts corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CRA Managed Care, Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Boston, Massachusetts
January 23, 1996

                             CRA MANAGED CARE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                            DECEMBER 31,
                                      --------------------------   MARCH 31,
                                          1994          1995          1996
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......... $  2,197,000  $  3,005,000  $  2,893,000
  Accounts receivable, less allowance
   for doubtful accounts of $380,000,
   $430,000 and $500,000
   respectively......................   20,654,000    26,380,000    28,964,000
  Prepaid expenses...................      394,000       629,000       664,000
  Prepaid taxes......................    1,084,000       319,000           --
                                      ------------  ------------  ------------
    Total current assets.............   24,329,000    30,333,000    32,521,000
Property and equipment, at cost......    8,890,000    11,732,000    12,307,000
Less: Accumulated depreciation and
 amortization........................    4,071,000     5,864,000     6,317,000
                                      ------------  ------------  ------------
    Net property and equipment.......    4,819,000     5,868,000     5,990,000
Other assets:
  Deferred finance costs, net of
   accumulated amortization..........    1,890,000           --            --
  Other assets.......................      307,000       355,000       400,000
                                      ------------  ------------  ------------
    Total other assets...............    2,197,000       355,000       400,000
                                      ------------  ------------  ------------
                                      $ 31,345,000  $ 36,556,000  $ 38,911,000
                                      ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Revolving credit facilities........ $  4,716,000  $  4,300,000  $  9,100,000
  Current portion of long-term debt..    2,500,000     5,000,000           --
  Accrued interest expense...........      627,000        18,000       118,000
  Accounts payable and accrued
   expenses..........................    5,074,000     5,927,000     6,646,000
  Accrued payroll and related
   expenses..........................    5,803,000     7,595,000     6,262,000
  Accrued income taxes...............          --            --      1,009,000
                                      ------------  ------------  ------------
    Total current liabilities........   18,720,000    22,840,000    23,135,000
Long-term debt.......................   37,500,000           --            --
Long-term deferred tax liabilities...    3,638,000     2,056,000     2,056,000
Commitments and contingencies (Notes
 8 and 12)
Stockholders' equity (deficit):
  Preferred Stock--$.01 par value,
   none, none and
   1,000,000 authorized; none issued
   and outstanding...................          --            --            --
  Convertible Preferred Stock--Series
   A, no par value; 1,698,463, none
   and none authorized; 1,698,483,
   none and none issued and
   outstanding, respectively.........    9,249,000           --            --
  Common Stock--$.01 par value; none,
   10,000,000 and 10,000,000
   authorized; none, 7,372,424 and
   7,373,024 shares issued and
   outstanding, respectively.........          --         74,000        74,000
  Common Stock--Class A, no par
   value; 10,000,000, none and none
   authorized; 4,700,000, none and
   none shares issued and
   outstanding, respectively.........        1,000           --            --
  Paid-in capital....................          --     36,839,000    36,852,000
  Retained earnings (deficit)........    3,103,000   (25,253,000)  (23,206,000)
  Less: Treasury stock, 1,698,463,
   none and none shares,
   respectively......................  (40,866,000)          --            --
                                      ------------  ------------  ------------
    Total stockholders' equity
     (deficit).......................  (28,513,000)   11,660,000    13,720,000
                                      ------------  ------------  ------------
                                      $ 31,345,000  $ 36,556,000  $ 38,911,000
                                      ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                             CRA MANAGED CARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                  MARCH 31,
                          ----------------------------------------  -----------------------
                              1993          1994          1995         1995        1996
                          ------------  ------------  ------------  ----------- -----------
                                                                          (UNAUDITED)
Revenues................  $100,546,000  $121,295,000  $146,055,000  $34,930,000 $40,225,000
Cost of services........    86,082,000   103,796,000   122,615,000   29,545,000  33,422,000
                          ------------  ------------  ------------  ----------- -----------
    Gross profit........    14,464,000    17,499,000    23,440,000    5,385,000   6,803,000
General and
 administrative
 expenses...............     9,931,000     8,753,000    11,021,000    2,677,000   3,109,000
                          ------------  ------------  ------------  ----------- -----------
    Operating income....     4,533,000     8,746,000    12,419,000    2,708,000   3,694,000
Other (income) expense:
  Interest (income).....       (11,000)      (62,000)          --           --          --
  Interest expense......        16,000     4,087,000     2,484,000    1,354,000     194,000
  Other (income)
   expense..............        (5,000)      132,000           --           --          --
                          ------------  ------------  ------------  ----------- -----------
    Total other (income)
     expense............           --      4,157,000     2,484,000    1,354,000     194,000
    Income before income
     taxes..............     4,533,000     4,589,000     9,935,000    1,354,000   3,500,000
Provision for income
 taxes
  Current year
   operations...........       355,000     1,530,000     3,974,000      542,000   1,453,000
  Change in tax status..           --      3,772,000           --           --          --
                          ------------  ------------  ------------  ----------- -----------
    Total provision for
     income taxes.......       355,000     5,302,000     3,974,000      542,000   1,453,000
                          ------------  ------------  ------------  ----------- -----------
Net income (loss) before
 extraordinary items         4,178,000      (713,000)    5,961,000      812,000   2,047,000
Loss on retirement of
 debt, net of taxes of
 $1,610,000.............           --            --     (2,460,000)         --          --
                          ------------  ------------  ------------  ----------- -----------
Net income (loss).......  $  4,178,000  $   (713,000) $  3,501,000  $   812,000 $ 2,047,000
                          ============  ============  ============  =========== ===========
Actual and pro forma
 earnings
 per share:
  Pro forma net income
   (Note 2).............                   2,753,000
                                        ============
  Net income before
   extraordinary items..                $       0.57  $       0.91  $      0.17 $      0.27
  Loss on retirement of
   debt, net of tax.....                         --          (0.37)         --          --
                                        ------------  ------------  ----------- -----------
  Net income............                $       0.57  $       0.54  $      0.17 $      0.27
                                        ============  ============  =========== ===========
  Weighted average
   shares outstanding...                   4,815,000     6,540,000    4,815,000   7,550,000
                                        ============  ============  =========== ===========

   The accompanying notes are an integral part of these financial statements.

                             CRA MANAGED CARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        THREE MONTHS
                                YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                          ---------------------------------------  ------------------------
                             1993          1994          1995         1995         1996
                          -----------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
Cash flows from
 operations:
 Net income (loss)......  $ 4,178,000  $   (713,000) $  3,501,000  $   812,000  $ 2,047,000
 Items not requiring
  cash:
 Depreciation of
  property and
  equipment.............      847,000     1,274,000     1,601,000      412,000      453,000
 Provision for doubtful
  accounts..............       15,000       353,000       186,000          --        70,000
 Amortization of
  deferred finance
  costs and debt
  discount..............          --        521,000       228,000      170,000          --
 Loss on retirement of
  debt..................          --            --      3,912,000          --           --
 Loss on disposal of
  fixed assets..........        1,000       134,000           --           --           --
 Provision for deferred
  tax income taxes......      244,000     2,758,000       208,000          --           --
 Change in assets and
  liabilities:
 Accounts receivable....   (3,848,000)   (4,730,000)   (5,570,000)    (701,000)  (2,654,000)
 Prepaid expenses and
  deposits..............      311,000    (1,407,000)      344,000      178,000      239,000
 Accounts payable,
  accrued expenses and
  income taxes..........    1,213,000     7,404,000      (296,000)  (1,016,000)     495,000
                          -----------  ------------  ------------  -----------  -----------
   Cash flows from
    operations..........    2,961,000     5,594,000     4,114,000     (145,000)     650,000
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........   (1,763,000)   (2,788,000)   (2,492,000)    (744,000)    (575,000)
 Proceeds from sale of
  property and
  equipment.............       24,000        13,000           --           --           --
 Cash surrender value of
  life insurance........      (22,000)      (23,000)      (12,000)         --           --
                          -----------  ------------  ------------  -----------  -----------
   Cash flows used for
    investing
    activities..........   (1,761,000)   (2,798,000)   (2,504,000)    (744,000)    (575,000)
Cash flows from
 financing activities:
 Payments of note
  payable to bank and
  overdraft.............     (337,000)          --            --           --           --
 Dividends paid.........     (218,000)          --            --           --           --
 Borrowings (payments)
  under revolving credit
  facilities, net.......          --      4,716,000      (416,000)    (489,000)   4,800,000
 Proceeds from the
  issuance of Term Loan.          --     17,000,000           --           --           --
 Payments on Term Loan..          --       (750,000)  (16,250,000)    (250,000)         --
 Proceeds from issuance
  of Senior Subordinated
  Notes.................          --     21,000,000           --           --           --
 Payments on the Senior
  Subordinated Notes....          --            --    (21,000,000)         --           --
 Proceeds from issuance
  of Junior Subordinated
  Notes.................          --      5,000,000           --           --           --
 Payment on Junior
  Subordinated Notes....          --            --            --           --    (5,000,000)
 Proceeds from the
  issuance of Preferred
  Stock.................          --     10,000,000           --           --           --
 Proceeds from the sale
  of Common Stock.......          --            --     40,250,000          --           --
 Proceeds for the sale
  of Common Stock under
  the employee stock
  purchase plan and
  stock option plan.....          --            --        357,000          --        13,000
 Costs associated with
  the issuance of debt..          --     (2,154,000)          --           --           --
 Costs associated with
  the issuance of
  Preferred Stock.......          --       (751,000)          --           --           --
 Costs associated with
  the sale of Common
  Stock.................          --            --     (3,743,000)         --           --
 Repurchase of Common
  Stock.................          --    (55,412,000)          --           --           --
                          -----------  ------------  ------------  -----------  -----------
   Cash flows used for
    financing
    activities..........     (555,000)   (1,351,000)     (802,000)    (739,000)    (187,000)
                          -----------  ------------  ------------  -----------  -----------
Net increase in cash and
 cash equivalents.......      645,000     1,445,000       808,000   (1,628,000)    (112,000)
Cash and cash
 equivalents, beginning
 of year................      107,000       752,000     2,197,000    2,197,000    3,005,000
                          -----------  ------------  ------------  -----------  -----------
Cash and cash
 equivalents, end of
 period.................  $   752,000  $  2,197,000  $  3,005,000  $   569,000  $ 2,893,000
                          ===========  ============  ============  ===========  ===========
Supplemental disclosure
 of cash flow
 information:
 Interest paid..........  $    16,000  $  2,902,000  $  2,865,000  $ 1,716,000  $    94,000
 Income taxes paid......  $    48,000  $  3,690,000  $  3,392,000  $   206,000  $   125,000

   The accompanying notes are an integral part of these financial statements.

                             CRA MANAGED CARE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

                          SERIES A
                         CONVERTIBLE              CLASS A          $0.01 PAR VALUE
                       PREFERRED STOCK          COMMON STOCK        COMMON STOCK
                   ------------------------  -------------------  -----------------
                     NUMBER                    NUMBER              NUMBER             PAID-IN     RETAINED
                    OF SHARES      VALUE     OF SHARES    VALUE   OF SHARES  VALUE    CAPITAL     EARNINGS
                   -----------  -----------  ----------  -------  --------- ------- ----------- ------------
Balance December
31, 1992.........          --   $       --    4,700,000  $ 1,000        --  $   --  $       --  $ 11,895,000
 Dividends on
 Common Stock....          --           --          --       --         --      --          --      (218,000)
 Net income......          --           --          --       --         --      --          --     4,178,000
                   -----------  -----------  ----------  -------  --------- ------- ----------- ------------
Balance December
31, 1993.........          --           --    4,700,000    1,000        --      --          --    15,855,000
                   ===========  ===========  ==========  =======  ========= ======= =========== ============
 Treasury stock
 purchase........          --           --          --       --         --      --          --           --
 Treasury stock
 reissuance......          --           --          --       --         --      --          --   (12,039,000)
 Issuance of
 Preferred Stock.    1,698,463    9,249,000         --       --         --      --          --           --
 Net loss........          --           --          --       --         --      --          --      (713,000)
                   -----------  -----------  ----------  -------  --------- ------- ----------- ------------
Balance December
31, 1994.........    1,698,463    9,249,000   4,700,000    1,000        --      --          --     3,103,000
                   ===========  ===========  ==========  =======  ========= ======= =========== ============
 Conversion of
 Convertible
 Preferred Stock
 into Class A
 Common Stock....   (1,698,463)  (9,249,000)        --       --         --      --          --   (31,617,000)
 Conversion of
 Class A Common
 Stock into $0.01
 par value Common
 Stock...........          --           --   (4,700,000)  (1,000) 4,700,000  47,000         --       (46,000)
 Sale of Common
 Stock at initial
 public offering.          --           --          --       --   2,515,625  25,000  36,482,000          --
 Common Stock
 issued
 for the
 acquisition of
 Alta Pacific
 Corporation.....          --           --          --       --     136,150   2,000         --      (194,000)
 Common Stock
 issued under
 employee stock
 purchase plan
 and stock option
 plan............          --           --          --       --      20,649     --      357,000          --
 Net income......          --           --          --       --         --      --          --     3,501,000
                   -----------  -----------  ----------  -------  --------- ------- ----------- ------------
Balance December
31, 1995.........          --           --          --       --   7,372,424  74,000  36,839,000  (25,253,000)
                   ===========  ===========  ==========  =======  ========= ======= =========== ============
 Common Stock
 issued under
 employee stock
 purchase plan
 and stock option
 plan............          --           --          --       --         600     --       13,000          --
 Net income......          --           --          --       --         --      --          --     2,047,000
                   -----------  -----------  ----------  -------  --------- ------- ----------- ------------
Balance March 31,
1996.............          --   $       --          --   $   --   7,373,024 $74,000 $36,852,000 $(23,206,000)
                   ===========  ===========  ==========  =======  ========= ======= =========== ============
                          SERIES A
                       TREASURY STOCK            TOTAL
                   ------------------------- STOCKHOLDERS'
                     NUMBER                     EQUITY
                   OF SHARES      VALUE        (DEFICIT)
                   ----------- ------------- --------------
Balance December
31, 1992.........         --   $        --   $ 11,896,000
 Dividends on
 Common Stock....         --            --       (218,000)
 Net income......         --            --      4,178,000
                   ----------- ------------- --------------
Balance December
31, 1993.........         --            --     15,856,000
                   =========== ============= ==============
 Treasury stock
 purchase........  (2,303,000)  (55,412,000)  (55,412,000)
 Treasury stock
 reissuance......     604,537    14,546,000     2,507,000
 Issuance of
 Preferred Stock.         --            --      9,249,000
 Net loss........         --            --       (713,000)
                   ----------- ------------- --------------
Balance December
31, 1994.........  (1,698,463)  (40,866,000)  (28,513,000)
                   =========== ============= ==============
 Conversion of
 Convertible
 Preferred Stock
 into Class A
 Common Stock....   1,698,463    40,866,000           --
 Conversion of
 Class A Common
 Stock into $0.01
 par value Common
 Stock...........         --            --            --
 Sale of Common
 Stock at initial
 public offering.         --            --     36,507,000
 Common Stock
 issued
 for the
 acquisition of
 Alta Pacific
 Corporation.....         --            --       (192,000)
 Common Stock
 issued under
 employee stock
 purchase plan
 and stock option
 plan............         --            --        357,000
 Net income......         --            --      3,501,000
                   ----------- ------------- --------------
Balance December
31, 1995.........         --            --     11,660,000
                   =========== ============= ==============
 Common Stock
 issued under
 employee stock
 purchase plan
 and stock option
 plan............         --            --         13,000
 Net income......         --            --      2,047,000
                   ----------- ------------- --------------
Balance March 31,
1996.............         --   $        --   $ 13,720,000
                   =========== ============= ==============

   The accompanying notes are an integral part of these financial statements.

                            CRA MANAGED CARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND CAPITALIZATION

  CRA Managed Care, Inc. (the "Company") was founded in 1978 and is a provider of field case management and specialized cost containment services designed to reduce workers' compensation costs. On March 8, 1994 the Company completed a recapitalization (the "Recapitalization"), which included the repurchase of 2,303,000 shares of Common Stock from the two principal stockholders of the Company for $55,412,000; and the sale of 1) 1,698,463 shares of Series A Preferred Stock for $10,000,000 to J.H. Whitney & Co. and affiliated companies ("Whitney", $9,000,000) and the First Union Corporation ("First Union", $1,000,000), with each share being convertible into one share of Common Stock,
2) $17,000,000 principal amount of term loans (the "Term Loan") and a $10,000,000 revolving credit facility (the "Former Revolving Credit Facility") due March 31, 1999 at an interest rate of the Base Rate plus 1 1/2% or LIBOR plus 3% to First Union Bank of North Carolina ("First Union Bank"), 3) $21,000,000 principal amount of senior subordinated promissory notes (the "Senior Subordinated Notes") due March 8, 2001 at an interest rate of the 10.101% to Whitney ($19,000,000) and First Union ($2,000,000), and
4) $5,000,000 principal amount of junior subordinated notes (the "Junior Subordinated Notes") due March 9, 2002 at an interest rate of 10.0% to the Company's two principal stockholders.

  The Company incurred costs of $2,905,000 in connection with the Recapitalization of which $751,000 was assigned to the issuance of the Preferred Stock and $2,154,000 to the issuance of the debt. Furthermore, the Company issued 604,537 shares of Common Stock from its treasury stock to Whitney (546,962 shares) and First Union (57,575 shares) in connection with the issuance of the Senior Subordinated Notes. The Company assigned a value of $2,507,000 to these shares which was recorded as debt discount on the Senior Subordinated Notes.

  On March 15, 1995 the Board of Directors voted to restate the Company's Amended and Restated Articles of Organization. The effect of the restatement was (i) to increase to 10,000,000 the number of authorized shares of Common Stock, to change the par value of the Common Stock to $.01 per share and to create a new class of preferred stock, $.01 par value.

  On May 10, 1995, the Company completed its initial public offering of 2,515,625 shares of its Common Stock, including the exercise of the underwriters over-allotment option, at a price of $16.00 per share, generating net proceeds to the Company of $36,507,000. These proceeds, supplemented by borrowings of $5,000,000 under a new credit facility (the "Credit Facility") with First Union Bank were used to repay fully the Term Loan ($16,250,000) and the Former Revolving Credit Facility ($4,226,000) with First Union Bank and the Senior Subordinated Notes ($21,000,000) issued to Whitney and First Union. The early repayment of this debt resulted in the Company recording a net loss on the retirement of debt of $2,460,000 comprised of the write-off of associated deferred finance costs ($1,772,000), debt discount on the Senior Subordinated Notes ($2,140,000) and fees associated with the termination of the interest rate swaps previously required by the former loan agreement ($158,000), offset by a tax benefit of $1,610,000.

  On October 23, 1995, the Company acquired Alta Pacific Corporation, a workers' compensation case management company with eight offices in the state of Washington, with revenues of approximately $3,000,000, in a pooling transaction for 136,150 shares of Common Stock, or approximately $2,900,000 in value, based upon the market value of the stock on the acquisition date. This acquisition was not material and the Company restated its opening retained earnings to reflect the net assets of Alta Pacific Corporation. As such, the results for the year ended December 31, 1995 include the operating results of Alta Pacific Corporation subsequent to the acquisition date.

                            CRA MANAGED CARE, INC.

  On April 2, 1996, the Company purchased Focus HealthCare Management, Inc. ("Focus") from United HealthCare Corporation for $21,000,000 in cash. Focus, based in Brentwood, Tennessee, has annual sales of approximately $10,000,000 and employs 115 people. On March 29, 1996, in order to finance this acquisition, the Company and First Union Bank signed an amendment to expand the Company's borrowing capacity under the Credit Facility to $40,000,000 under similar terms and conditions.

(2) ACTUAL, PRO FORMA AND SUPPLEMENTAL PRO FORMA EARNINGS PER SHARE

 (a) Earnings per share

  Earnings per share for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996 has been calculated based on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the year. Earnings per share for the year ended December 31, 1993 has not been presented as it is not meaningful.

 (b) Pro forma earnings per share

  Pro forma earnings per share for the year ended December 31, 1994 has been calculated as if the Company had been subject to federal and state income taxes for the period based upon an effective tax rate indicative of the statutory rates in effect during the period (prior to the Recapitalization on March 8, 1994, the Company elected to be taxed as an S corporation on a cash basis, and accordingly, was not subject to federal income taxes and certain state income tax jurisdictions).

 (c) Supplemental Pro Forma Earnings Per Share (Unaudited)

  Supplemental pro forma earnings per share has been calculated as if the Company repaid the Term Loan, Former Revolving Credit Facility and Senior Subordinated Notes at the beginning of 1995 utilizing the net proceeds ($36,507,000) from its sale of Common Stock and borrowings under the Credit Facility ($5,000,000). The weighted average number of shares (7,376,000) is the actual weighted average number of common shares and common share equivalents outstanding plus the impact of the 2,515,625 shares of Common Stock that were sold on May 10, 1995. Supplemental pro forma net income and earnings per share for the year ended December 31, 1995 would have been $6,871,000 or $0.93 per share.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

 (b) Revenue Recognition

  The Company recognizes revenue primarily as services have been rendered based upon time and expenses incurred. A certain portion of the Company's revenues are derived from fee schedule auditing which is based on the number of charges reviewed, and to a limited extent, based on a percentage of savings achieved for the Company's customers. Accounts receivable at December 31, 1994, December 31, 1995 and March 31, 1996 include $3,734,000, $4,350,000 and
$4,350,000, respectively, of unbilled accounts receivable relating to services rendered prior to the period-end but not invoiced until after the period-end.

                            CRA MANAGED CARE, INC.

 (c) Depreciation

  The Company provides for depreciation on property and equipment using straight-line and accelerated methods by charges to operations in amounts that allocate the cost of depreciable assets over their estimated lives as follows:

     ASSET CLASSIFICATION       ESTIMATED USEFUL LIFE
     --------------------       ---------------------
     Furniture and fixtures            7 Years
     Office equipment                 3-5 Years
     Automobiles                       5 Years
     Leasehold improvements      The shorter of the
                             life of lease or asset life

 (d) Deferred finance costs

  Costs of $2,154,000 associated with the debt issued in connection with the Recapitalization was allocated to each debt instrument and was being amortized as interest expense over the life of the debt instruments with lives ranging from five to six years. All deferred finance costs were written off as a result of the early retirement of debt in connection with the sale of Common Stock on May 10, 1995.

 (e) Income Taxes

  Prior to the Recapitalization, the Company had elected "S" corporation status under Section 1362 of the Internal Revenue Code. Accordingly, the Company was not liable for federal income taxes as income was taxed directly to the Company's stockholders. However, certain states in which the Company conducts its operations did not recognize "S" corporation status. As a result, the Company had provided for state income tax for these states.

  In connection with the Recapitalization, the Company was required to change from an "S" corporation to a "C" corporation and to report income on an accrual basis for tax purposes as opposed to a cash basis. This change resulted in the Company recording an incremental tax provision of $3,772,000.

  The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FASB 109"), for the year ended December 31, 1993 which required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under FASB 109, the effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

  The adoption of FASB 109 did not impact the Company's statement of operations for the year ended December 31, 1993 and there was no cumulative effect as of the date of adoption.

 (f) Foreign Currency Translation

  All assets and liabilities of the Company's Canadian office are translated at the year-end exchange rate while revenues and expenses are translated at the average exchange rate for the year.

 (g) Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                            CRA MANAGED CARE, INC.

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) REVOLVING CREDIT FACILITIES

 (a) Credit Facility

  On April 28, 1995, the Company entered into the $25,000,000 Credit Facility with First Union Bank. On March 29, 1996, the Company and First Union Bank signed an amendment to expand the Company's borrowing capacity under the Credit Facility to $40,000,000 under similar terms and conditions in order to finance the acquisition of Focus. Interest on borrowings under the Credit Facility will be payable, at the Company's option, at the First Union Bank's prime rate plus an additional percentage of up to 0.375%, or LIBOR plus an additional percentage of up to 1.875%, depending on certain financial criteria. At December 31, 1995 and March 31, 1996, the Company had borrowings under the Credit Facility of $4,300,000 and $9,100,000, respectively at an average rate of interest of 7.361% and 6.88%, respectively.

  The Credit Facility contains customary covenants, including, without limitation, restrictions on the incurrence of indebtedness, the sale of assets, certain mergers and acquisitions, the payment of dividends on the Company's capital stock, the repurchase or redemption of capital stock, transactions with affiliates, investments, capital expenditures and changes in control of the Company. Under the Credit Facility, the Company is also required to satisfy certain financial covenants, such as cash flow, capital expenditures and other financial ratio tests including current ratios and interest expense coverage ratios. The Company was in compliance with all such covenants during 1995. The ability of the Company to meet its debt service requirements and to comply with such covenants is dependent upon the Company's future performance, which is subject to financial, economic, competitive and other factors affecting the Company, some of which are beyond its control. The entire $40,000,000 of revolving credit is available for borrowing by the Company provided that the Company is prohibited from borrowing under the Credit Facility in order to finance the acquisition of other businesses unless the Company will have, immediately following any such acquisition, at least $5,000,000 available for additional working capital borrowings under the Credit Facility. The Company's obligations under the Credit Facility are secured by a first priority security interest in substantially all of the Company's properties and assets.

  The Company is required to pay First Union Bank a facility fee of 0.25% to 0.375% per annum, depending on certain financial criteria, on the unused portion of the Credit Facility as well as a quarterly agent fee of $3,750, payable in advance.

 (b) Former Revolving Credit Facility

  As part of the Recapitalization, the Company obtained the Former Revolving Credit Facility of $10,000,000 and the Term Loan of $17,000,000 (see below) through First Union Bank pursuant to a loan agreement (the "Former Loan Agreement"). The Former Revolving Credit Facility permitted borrowings by the Company of up to a maximum of $10,000,000, subject to certain borrowing base requirements, until maturity on March 31, 1999 at an interest rate of the Base Rate plus 1 1/2% or LIBOR plus 3% (9.375% at December 31, 1994). At December 31, 1994, the Company had borrowings of $4,716,000.

  Under the Former Loan Agreement, the Company was required to satisfy certain financial covenants, such as cash flow, capital expenditures and other financial ratio tests including current ratios and interest expense coverage ratios. The Company complied with or obtained waivers relative to the financial covenants through March 31, 1995.

                             CRA MANAGED CARE, INC.

  The Company was required to pay First Union Bank a facility fee of 0.5% per annum on the unused portion of the Former Revolving Credit Facility, quarterly in arrears, as well as a yearly agent fee of $25,000.
  For the years ended December 31, 1993, 1994 and 1995, the weighted average borrowings under these revolving credit facilities were $250,000, $3,404,000 and $4,903,000, respectively and the weighted average interest rates were 6.43%, 7.39% and 8.55%, respectively.

(5) LONG-TERM DEBT

                                                        DECEMBER 31,
                                                       -------------- MARCH 31,
                                                        1994    1995    1996
                                                       ------- ------ ---------
Term Loan, less current portion of $2,500,000......... $13,750 $  --    $--
Senior Subordinated Notes, net of unamortized debt
 discount of $2,250,000...............................  18,750    --     --
Junior Subordinated Notes, less current portion of
 $5,000,000...........................................   5,000    --     --
                                                       ------- ------   ----
                                                       $37,500 $  --    $--
                                                       ======= ======   ====

 (a) Term Loan

  Pursuant to the Former Loan Agreement with First Union Bank, the Company obtained a $17,000,000 Term Loan due March 31, 1999 at an interest rate of the Base Rate plus 1 1/2% or LIBOR plus 3% (9.375% at December 31, 1994). The Term Loan required quarterly principal payments of $250,000 beginning June 30, 1994 through March 31, 1995, $750,000 beginning June 30, 1995 through March 31, 1997, $1,000,000 beginning June 30, 1997 through December 31, 1998 and a final payment of $3,000,000 on March 31, 1999. The Term Loan was repaid in full on May 10, 1995.

  As required by the Former Loan Agreement, the Company entered into an interest rate swap that limited LIBOR to 8% on $8,500,000 of Term Loan borrowings through June 14, 1997. In order to mitigate the up front cost of this interest rate swap, the Company entered into another interest rate swap, which also matured on June 14, 1997. This swap set the LIBOR floor on $3,250,000 of these borrowings at 8%. These agreements resulted in the Company recording additional interest expense of approximately $53,000 and $13,000 for the years ended December 31, 1994 and 1995, respectively. These financial instruments were terminated at a cost of $158,000 during the second quarter of 1995 due to the repayment of the debt and this cost is included in Loss on Retirement of Debt.

 (b) Senior Subordinated Notes

  The Company issued $21,000,000, principal amount, of Senior Subordinated Notes due March 8, 2001 at an interest rate of the 10.101% to Whitney ($19,000,000) and First Union ($2,000,000). Furthermore, the Company issued 604,538 shares of its treasury stock to Whitney (546,963 shares) and First Union (57,575 shares) in connection with the issuance of the Senior Subordinated Notes, to which the Company assigned a value of $2,507,000 at the date of issuance, which was reflected as debt discount on the Senior Subordinated Notes and was being amortized as interest expense over the life of the debt. The Senior Subordinated Notes were repaid in full on May 10, 1995 and the associated debt discount was written off and was included in Loss on Retirement of Debt.

  Similar to the Former Loan Agreement, the Senior Subordinated Notes agreement also required the Company to satisfy certain financial covenants. The Company complied with or obtained waivers relative to such financial covenants.

                            CRA MANAGED CARE, INC.

 (c) Junior Subordinated Notes

  In connection with the repurchase of 2,303,000 shares of Common Stock from the two principal stockholders of the Company as part of the Recapitalization, the Company issued $5,000,000, principal amount, of Junior Subordinated Notes due March 9, 2002 at an interest rate of 10.0%. On January 16, 1996 the Company retired the 10% Junior Subordinated Notes utilizing borrowings under the Credit Facility.

(6) INCOME TAXES

  The provision for income taxes consisted of the following for the years ended December 31, 1993, 1994 and 1995:

                                                   1993      1994        1995
                                                 -------- ----------  ----------
     Current:
       Federal.................................. $    --  $1,777,000  $1,658,000
       State....................................  111,000    767,000     498,000
                                                 -------- ----------  ----------
                                                  111,000  2,544,000   2,156,000
     Deferred:
       Federal..................................      --   2,822,000     166,000
       State....................................  244,000    (64,000)     42,000
                                                 -------- ----------  ----------
                                                  244,000  2,758,000     208,000
                                                 -------- ----------  ----------
         Total.................................. $355,000 $5,302,000  $2,364,000
                                                 ======== ==========  ==========

  Significant items making up deferred tax liabilities and deferred tax assets were as follows at December 31:

                                                             1994       1995
                                                          ---------- ----------
     Deferred Tax Assets:
       Allowance for doubtful accounts................... $  152,000 $  169,000
       Accrued expenses..................................    564,000    452,000
                                                          ---------- ----------
                                                          $  716,000 $  621,000
                                                          ========== ==========
     Deferred Tax liabilities:
       Book to tax depreciation.......................... $   52,000 $  180,000
       Change in tax status..............................  4,302,000  2,497,000
                                                          ---------- ----------
                                                          $4,354,000 $2,677,000
                                                          ========== ==========

  A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended December 31, 1994 and 1995 is as follows:

                                                 1994      %       1995     %
                                              ----------  ----  ---------- ----
Tax provision at federal statutory rate.....  $1,560,000  34.0% $1,994,000 34.0%
Income prior to Recapitalization, taxed as
 an
 S corporation..............................    (352,000) (7.7)        --   --
State taxes, net of federal income tax bene-
 fit........................................     228,000   5.0     356,000  6.1
Items not deductible for tax purposes and
 other items................................      94,000   2.0      14,000  0.2
                                              ----------  ----  ---------- ----
                                              $1,530,000  33.3% $2,364,000 40.3%
                                              ==========  ====  ========== ====

                            CRA MANAGED CARE, INC.

  Prior to the Recapitalization, the Company was an S corporation under
Section 1362 of the Internal Revenue Code. The tax provision in prior years resulted from certain states that do not recognize S corporation status.

  In connection with the Recapitalization, the Company was required to change from an S corporation to a C corporation and to report income on an accrual basis for tax purposes as opposed to a cash basis. This change resulted in the Company recording an incremental tax provision of $3,772,000.

(7) STOCKHOLDERS' EQUITY

 (a) Preferred Stock

  Pursuant to the Articles of Organization, the Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of Preferred Stock in one or more classes or one or more series within each class. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The Company has granted the Board of Directors authority to designate and issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issues. The issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

 (b) Convertible Preferred Stock

  Each share of the Series A Convertible Preferred Stock could have been converted by the holder into a share of Class A Common Stock, subject to certain antidilution adjustments. The holders of the Series A Convertible Preferred Stock were entitled to receive dividends or distributions on an as-converted basis equal to amounts declared by the Company on its Common Stock. The holders of Series A Convertible Preferred Stock were entitled to vote with the holders of Class A Common Stock on an as converted basis.

  The Company could require the conversion of all outstanding Series A Convertible Preferred Stock in connection with a qualified initial public offering. The Company exercised this option in connection with the sale of Common Stock on May 10, 1995 and subsequently canceled, retired and eliminated all shares of Series A Convertible Preferred Stock from the Company's authorized shares.

 (c) Class A Common Stock

  All shares of Class A Common Stock were converted into $.01 par value Common Stock in connection with the sale of Common Stock on May 10, 1995 and the Company subsequently canceled, retired and eliminated all shares of Class A Common Stock from the Company's authorized shares.

(8) COMMITMENTS

  The Company leases certain office facilities and office equipment from related parties under leases that expire on various dates through December 31, 2003. Certain leases require the Company to pay increases in operating costs and real estate taxes. In addition, the Company leases certain office facilities from unrelated parties under operating lease agreements that expire on various dates to July 31, 2000.

                            CRA MANAGED CARE, INC.

  Certain motor vehicles are leased from unrelated parties under noncancellable operating leases that expire on various dates through December 31, 1997. During 1993, the Company purchased from a related party, office equipment that had been leased. The purchase price was the estimated fair value of the equipment.

  The following is a schedule of rent expense by major category for the years ended December 31:

                                                   1993       1994       1995
                                                ---------- ---------- ----------
     Facilities--related parties............... $1,310,000 $  714,000 $  726,000
     Facilities--unrelated parties.............  2,121,000  2,673,000  3,199,000
                                                ---------- ---------- ----------
                                                 3,431,000  3,387,000  3,925,000
     Office equipment--unrelated parties.......    121,000    150,000    190,000
     Computer equipment--related parties.......    369,000        --         --
     Automobiles--unrelated parties............  1,798,000  2,181,000  2,638,000
                                                ---------- ---------- ----------
       Total rent expense...................... $5,719,000 $5,718,000 $6,753,000
                                                ========== ========== ==========

  The following is a schedule of future minimum lease payments under noncancellable operating leases for the years ending December 31:

                                               RELATED    UNRELATED
      YEAR                                     PARTIES     PARTIES      TOTAL
      ----                                    ---------- ----------- -----------
      1996................................... $  726,000 $ 4,872,000 $ 5,598,000
      1997...................................    726,000   3,559,000   4,285,000
      1998...................................    726,000   1,877,000   2,603,000
      1999...................................    726,000   1,022,000   1,748,000
      2000...................................    726,000     537,000   1,263,000
     Thereafter..............................  2,179,000     227,000   2,406,000
                                              ---------- ----------- -----------
                                              $5,809,000 $12,094,000 $17,903,000
                                              ========== =========== ===========

(9) EMPLOYEE RETIREMENT PLANS AND SALARY CONTINUATION PROGRAMS

 (a) Profit Sharing Plan

  All employees who were at least 21 years of age and had completed 12 months of service in which they worked at least 1,000 hours were eligible to participate in the Profit Sharing Plan. The Company made discretionary contributions to this plan each year out of its profits. Qualified employees were entitled to receive 100% of the contributions upon retirement, death or disability. The amount contributed to the plan was determined by the Company's Board of Directors, and participants could not contribute directly to the plan.

  The Company elected not to contribute to the Profit Sharing Plan for the year ended December 31, 1994 and made contributions of $144,000 for the year ended December 31, 1993. This plan was terminated and contributions made to the plan were consolidated and combined with the 401(k) Plan.

 (b) 401(k) Plan

  The Company has a defined contribution plan (the "401(k) Plan") pursuant to which employees who are at least 21 years of age and who have completed at least six months of service are eligible to

                            CRA MANAGED CARE, INC.

participate. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 15% of his or her pre-tax total compensation. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. Employees are 100% vested in their own contributions while Company contributions vest 20% after three years and vest an additional 20% each year thereafter.

  Under the 401(k) Plan, the Company has the option of matching up to 50% of participants' pretax contributions up to a maximum of 6% of compensation. For the years ended December 31, 1993, 1994 and 1995, respectively, the Board of Directors has elected to match 50% of 4% of compensation.

  The Company made net contributions to this plan of $439,000, $518,000 and $581,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

 (c) Alta Pacific 401(k) Profit Sharing Plan

  The Company's subsidiary, Alta Pacific Corporation has a defined contribution plan (the "Alta Pacific 401(k) Profit Sharing Plan") pursuant to which employees of Alta Pacific Corporation who are at least 21 years of age and who have completed at least six months of service are eligible to participate. Participants in the Alta Pacific 401(k) Plan may not contribute more than the specified statutory amount. The Alta Pacific Profit Sharing 401(k) Plan permits, but does not require, additional contributions to the Alta Pacific 401(k) Profit Sharing Plan by Alta Pacific Corporation. Alta Pacific Corporation does not make contributions for any employees unless they have worked at least 1,000 hours. Employees are 100% vested in their own contributions while contributions by Alta Pacific Corporation vest 20% after two years and 20% each year thereafter.

  Alta Pacific Corporation made contributions to this plan of $93,000, $64,000 and $73,000 for the years ended December 31, 1993, 1994 and 1995, respectively. It is expected that this plan will be terminated and contributions made to the plan will be consolidated and combined with the 401(k) Plan.

 (d) Employment Agreements

  Lois E. Silverman and Donald J. Larson are each party to separate employment agreements with the Company, dated as of March 8, 1994 (the "Employment Agreements"). The Employment Agreements have initial terms of five years unless earlier terminated as provided therein; Ms. Silverman may terminate her Employment Agreement as of March 8, 1997, if notice is provided one year prior to such date. The terms of the Employment Agreements may be automatically renewed for additional one year terms, subject to limitations contained therein. The Company may terminate Ms. Silverman and/or Mr. Larson for cause, as defined therein, and Ms. Silverman and Mr. Larson may terminate their respective Employment Agreements for Good Reason, as defined therein. The Employment Agreements contain provisions pursuant to which Ms. Silverman and Mr. Larson agree not to disclose any proprietary information of the Company and also agree not to compete with the Company (in the U.S., Canada or any other country in which the Company does business, or took steps to do business before termination of their employment), or solicit its employees, for the term of the Employment Agreements and up to two years after termination of employment, for any reason.

  Three other executive officers have been afforded continuation of salary protection for one year if their employment with the Company is terminated without cause.

                            CRA MANAGED CARE, INC.

(10) STOCK PLANS

 (a) 1994 Non-Qualified Stock Option Plan for Non-Employee Directors.

  The Non-Employee Director Plan (the "Director Plan") provides for the grant of options to acquire up to 94,000 shares of Common Stock, in such amounts, on such terms and to such non-employee Directors as the administrators of the Director Plan may select, in accordance with the terms of the Director Plan. Options granted under the Director Plan are not intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Director Plan is administered by a committee of the Board of Directors of the Company, consisting of two or more members appointed by the Board of Directors of the Company, which selects the optionees and determines the number of shares, vesting schedule and duration of each option (not to exceed 10 years). Options granted under the Director Plan must have an exercise price equal to the fair value of the Common Stock of the Company, as determined by such committee, on the date of grant. As of December 31, 1995, options to purchase 47,000 shares of Common Stock at an exercise price of $5.89 per share had been granted under the Director Plan, all of which were outstanding and 7,833 of which were exercisable.

  Options granted under the Director Plan automatically vest no later than 10 years from the date of grant; however, pursuant to separate option agreements between the Company and its optionees under the Director Plan, the options granted to date become vested ratably over a three year period on the anniversary of the grant date. Upon the sale of all stock or assets of the Company, the options fully vest and become exercisable immediately.

 (b) 1994 Time Accelerated Restricted Stock Option Plan.

  The Company's 1994 Time Accelerated Restricted Stock Option Plan (the "1994 Stock Option Plan") provides for the grant of options to acquire up to 376,000 shares of Common Stock, in such amounts, on such terms and to such officers and other key employees as the administrators of the 1994 Stock Option Plan may select. Options granted under the 1994 Stock Option Plan are not intended to qualify as Incentive Stock Options under the Code. The 1994 Stock Option Plan is administered by the Board of Directors of the Company and provides that all of the options shall have a per share exercise price equal to the fair market value of the Common Stock on the date of such grant, as determined by the Board of Directors. At December 31, 1995, options to purchase 338,200 shares of Common Stock at an average exercise price of $10.57 per share were outstanding, of which 109,940 were exercisable.

  Options granted under the 1994 Stock Option Plan become fully exercisable no later than the tenth anniversary of the date of grant, and no option may have a term in excess of ten years and six months from the date of grant. The stock option agreements pursuant to which options have been granted under the 1994 Stock Option Plan provide for accelerated vesting each year of 10% to 20% of the shares subject to the option in the event certain financial tests are met, commencing with respect to the fiscal year ended December 31, 1994. The Board of Directors may accelerate all options upon a sale or conveyance of all or substantially all of the assets, or a change in control of the Company, which includes, among other events, the acquisition by any person who owned less than 10% of the outstanding Common Stock becoming the beneficial owner of at least 51% of the Common Stock. All recipients of options under the 1994 Stock Option Plan to date were required to execute a Non-Competition and Non-Disclosure Agreement as a condition to any such option grant.

                            CRA MANAGED CARE, INC.

SUMMARY OF STOCK OPTION PLAN ACTIVITY

                                                          OUTSTANDING OPTIONS
                                                          ---------------------
                                                 RESERVED           PRICE PER
                                                  SHARES  NUMBER      SHARE
                                                 -------- -------  ------------
   Balance December 31, 1993....................     --       --           $--
     Reserved................................... 470,000      --            --
     Granted....................................     --   251,450        $ 5.89
     Exercised..................................     --       --            --
     Canceled...................................     --       --            --
                                                 -------  -------  ------------
   Balance December 31, 1994.................... 470,000  251,450        $ 5.89
     Reserved...................................     --       --            --
     Granted....................................     --   145,500  $5.89-$22.75
     Exercised..................................     --    (2,350)       $ 5.89
     Canceled...................................     --    (9,400)       $ 5.89
                                                 -------  -------  ------------
   Balance December 31, 1995.................... 470,000  385,200  $5.89-$22.75
                                                 =======  =======  ============

 (c) 1995 Employee Stock Purchase Plan

  The 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") for employees of the Company authorizes the issuance of a maximum of 235,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is 20 hours or more per week and have been employed by the Company for at least six months are eligible to participate in the 1995 Purchase Plan. Employees who own 5% or more of the Company's stock and directors who are not employees of the Company may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 10% of a participant's base compensation and in any event not more than $12,500) from his or her pay during six month periods commencing on January 1 and July 1 of each year (each a "Purchase Period"). On the first day of each Purchase Period, the Company grants to each participating employee an option to purchase up to 500 shares of Common Stock. The exercise price for shares purchased under the 1995 Purchase Plan for each Purchase Period is the lesser of 85% of the fair market value of the Common Stock on the first or last business day of the Purchase Period. The fair market value will be the closing selling price of the Common Stock as quoted. If an employee is not a participant on the last day of the Purchase Period, such employee is not entitled to purchase any shares during such Purchase Period, and the amount of his or her accumulated payroll deduction will be refunded to the employee. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment.

  Common Stock for the 1995 Purchase Plan will be made available either from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased in the open market. The Company issued 18,299 shares of Common Stock at a price of $18.73 per share for the first Purchase Period ended December 31, 1995.

  The Financial Accounting Standards Board ("FASB") issued a new standard on "Accounting for Stock-Based Compensation". The Company will adopt the disclosure requirements of the new standard effective for the fiscal year ended December 31, 1996. This standard establishes the financial accounting and

                            CRA MANAGED CARE, INC.

disclosure requirements for stock-based employee compensation plans. These plans include all arrangements by which an employee receives shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based upon the price of the employer's stock such as the stock option and stock purchase plans described above. At a minimum, the new standard requires the Company to disclose the pro forma effect, if any, that would have been recognized in the income statement if the fair value based method of accounting for the stock-based employee compensation plans had been used. The Company is completing its analysis of the impact of this new accounting standard and has not yet fully quantified the impact of this standard.

(11) RELATED PARTY TRANSACTIONS

  The Company had the following related party transactions during the years ended December 31, 1993, 1994 and 1995 (also see Note 4, "Revolving Credit Facilities," Note 5, "Long-term Debt" and Note 8, "Commitments"):

 (a) Colonial Realty Trust

  The Company made rental payments to Colonial Realty Trust of $1,310,000, $714,000 and $726,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Colonial Realty Trust is a real estate company owned by two principal stockholders of the Company.

 (b) Computer Equipment Systems

  The Company made computer rental payments to Computer Equipment Systems of $369,000 for the year ended December 31, 1993 while the Company made no payments in 1994 and 1995. Computer Equipment Systems was a computer rental company, which has since been liquidated, owned by two principal stockholders of the Company.

 (c) Whitney

  Whitney was paid an equity placement fee of $500,000 in connection with the issuance of the Series A Convertible Preferred Stock, a debt placement fee of $630,000 in connection with the issuance of the Senior Subordinated Notes and management fees of $100,000 for the year ended December 31, 1994. The Company also reimburses Whitney for reasonable out-of-pocket expenses incurred in connection with attending to the Company's business.

 (d) First Union Bank

  The Company paid First Union Bank a commitment fee of $405,000 which was capitalized as Deferred Finance Costs and was being amortized over the life of the debt and an up front agent fee of $50,000 at the closing of the loans on March 7, 1994. The Company also paid First Union Bank a commitment fee of $63,000 in connection with the establishment of the Credit Facility and an amendment fee of $88,500 associated with the expansion of the Credit Facility's borrowing capacity to $40,000,000.

(12) LEGAL MATTERS

  The Company is party to certain claims and litigation initiated in the ordinary course of business. The Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Focus Healthcare Management, Inc.:

  We have audited the accompanying balance sheets of Focus Healthcare Management, Inc. ("Focus") as of December 31, 1994 and 1995, and the related statements of operations, shareholder's equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995. We have also audited the statements of operations, shareholder's equity (deficit) and cash flows of Focus Healthcare Management, Inc. (the Predecessor) for the year ended December 31, 1993. These financial statements are the responsibility of the Focus' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Focus as of December 31, 1994 and 1995, and the results of the operations of Focus and the Predecessor and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 27, 1996

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   MARCH 31,
                                            1994         1995         1996
                                         -----------  -----------   ---------
                                                                   (UNAUDITED)
                                     ASSETS
Current Assets:
 Cash and cash equivalents.............. $    58,000  $    62,000  $    16,000
 Accounts receivable, net of allowance
  for doubtful accounts of $493,000,
  $388,000 and $388,000 in December 31
  1994 and 1995, and March 31, 1996,
  respectively..........................   2,465,000    1,464,000    1,745,000
 Prepaid expenses and other current as-
  sets..................................     134,000       66,000       34,000
                                         -----------  -----------  -----------
    Total current assets................   2,657,000    1,592,000    1,795,000
Property and Equipment, Net.............   2,139,000    1,067,000      929,000
Other Assets............................       6,000        5,000        5,000
Goodwill, Net...........................  29,275,000   28,526,000   28,339,000
                                         -----------  -----------  -----------
    Total assets........................ $34,077,000  $31,190,000  $31,068,000
                                         ===========  ===========  ===========
                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
 Current portion of capital lease obli-
  gations............................... $    84,000  $    70,000  $    69,000
 Accounts payable.......................     375,000      240,000      310,000
 Accrued expenses.......................   1,206,000      137,000      176,000
 Accrued taxes..........................      30,000       18,000        2,000
 Other current liabilities..............     267,000      139,000      154,000
 Intercompany payable, net..............   3,165,000    1,488,000    1,479,000
                                         -----------  -----------  -----------
    Total current liabilities...........   5,127,000    2,092,000    2,190,000
                                         -----------  -----------  -----------
Capital Lease Obligations...............     126,000       55,000       39,000
Deferred Taxes..........................         --       324,000      324,000
Commitments and Contingencies (Notes 3
 and 5).................................
Shareholder's Equity:
 Parent Company investment..............  30,965,000   30,965,000   30,965,000
 Accumulated deficit....................  (2,141,000)  (2,246,000)  (2,450,000)
                                         -----------  -----------  -----------
    Total shareholder's equity..........  28,824,000   28,719,000   28,515,000
                                         -----------  -----------  -----------
    Total liabilities and shareholder's
     equity............................. $34,077,000  $31,190,000  $31,068,000
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                          (PREDECESSOR)              (FOCUS)
                          ------------- ------------------------------------
                                                                  FOR THE THREE
                            FOR THE YEARS ENDED DECEMBER 31,      MONTHS ENDED
                          -------------------------------------     MARCH 31,
                              1993         1994         1995          1996
                          ------------- -----------  ----------  ---------------
                                                                 (UNAUDITED)
Revenues:
 Case management........   $ 7,625,000  $ 4,740,000  $      --    $     --
 Network access fees....    10,207,000    9,367,000   9,295,000   2,227,000
 Fee schedule audit.....     1,537,000      856,000     613,000     100,000
                           -----------  -----------  ----------   ---------
    Total revenues......    19,369,000   14,963,000   9,908,000   2,327,000
                           -----------  -----------  ----------   ---------
Costs and Expenses:
 Cost of services.......    18,796,000   14,811,000   7,347,000   1,926,000
 General and administra-
  tive..................     2,271,000    3,124,000   2,269,000     605,000
                           -----------  -----------  ----------   ---------
    Total costs and ex-
     penses.............    21,067,000   17,935,000   9,616,000   2,531,000
                           -----------  -----------  ----------   ---------
(Loss) Income from oper-
 ations.................    (1,698,000)  (2,972,000)    292,000    (204,000)
Interest Expense (In-
 come) net..............        95,000     (112,000)      2,000         --
                           -----------  -----------  ----------   ---------
(Loss) Income before
 provision income taxes.    (1,793,000)  (2,860,000)    290,000    (204,000)
Provision for Income
 Taxes..................       100,000       19,000     395,000         --
                           -----------  -----------  ----------   ---------
Net Loss................   $(1,893,000) $(2,879,000) $ (105,000)  $(204,000)
                           ===========  ===========  ==========   =========


   The accompanying notes are an integral part of these financial statements.

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                           REDEEMABLE     COMMON STOCK      ADDITIONAL
                           PREFERRED    ------------------    PAID-IN    ACCUMULATED   TREASURY
                             STOCK        SHARES    AMOUNT    CAPITAL      DEFICIT       STOCK       TOTAL
                          ------------  ----------  ------  -----------  ------------  ---------  -----------
Balance, December 31,
 1992...................  $ 10,722,000   3,667,000  $2,000  $   617,000  $(10,285,000) $(432,000) $   624,000
 Exercise of stock
  options...............           --       68,000     --         8,000           --         --         8,000
 Accretion of preferred
  stock to redemption
  value.................     1,264,000         --      --           --     (1,264,000)       --           --
 Net loss...............           --          --      --           --     (1,893,000)       --    (1,893,000)
                          ------------  ----------  ------  -----------  ------------  ---------  -----------
Balance December 31,
 1993...................    11,986,000   3,735,000   2,000      625,000   (13,442,000)  (432,000)  (1,261,000)
 Exercise of stock
  options...............           --      198,000     --        34,000           --         --        34,000
 Elimination of Prede-
  cessor stockholder's
  equity................   (11,986,000) (3,933,000) (2,000)    (659,000)   14,180,000    432,000    1,965,000
 Acquisition by United
  and push- down of pur-
  chase price...........           --          --      --    30,965,000           --         --    30,965,000
 Net loss...............           --          --      --           --     (2,879,000)       --    (2,879,000)
                          ------------  ----------  ------  -----------  ------------  ---------  -----------
Balance December 31,
 1994...................           --          --      --    30,965,000    (2,141,000)       --    28,824,000
 Net loss...............           --          --                   --       (105,000)       --      (105,000)
                          ------------  ----------  ------  -----------  ------------  ---------  -----------
Balance, December 31,
 1995...................           --          --      --    30,965,000    (2,246,000)       --    28,719,000
 Net loss for the three
  months ended March 31,
  1996 (unaudited)......           --          --      --           --       (204,000)       --      (204,000)
                          ------------  ----------  ------  -----------  ------------  ---------  -----------
Balance, March 31, 1996.  $        --          --   $  --   $30,965,000  $ (2,450,000) $     --   $28,515,000
                          ============  ==========  ======  ===========  ============  =========  ===========

   The accompanying notes are an integral part of these financial statements.

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                           (PREDECESSOR)                (FOCUS)
                           ------------- ---------------------------------------
                                                                   FOR THE THREE
                             FOR THE YEARS ENDED DECEMBER 31,      MONTHS ENDED
                           --------------------------------------    MARCH 31,
                               1993         1994         1995          1996
                           ------------- -----------  -----------  -------------
                                                                    (UNAUDITED)
Cash Flows From Operating
 Activities:
 Net loss................   $(1,893,000) $(2,879,000) $  (105,000)   $(204,000)
 Adjustment to reconcile
  net loss to net cash
  provided by operating
  activities--
  Depreciation and
   amortization..........     1,038,000    2,211,000    1,778,000      397,000
  Loss on sale of
   property and
   equipment.............        (5,000)         --           --           --
  Transfers of property
   and equipment (to)
   from United, net......           --      (211,000)     203,000          --
  Deferred taxes.........           --           --       324,000          --
  Changes in assets and
   liabilities--
   Decrease (increase) in
    accounts receivable..       457,000     (250,000)   1,001,000     (281,000)
   (Increase) decrease in
    prepaid expenses and
    other current assets.      (176,000)     152,000       68,000       34,000
   Decrease in other
    assets...............       486,000        5,000        1,000          --
   Increase (decrease) in
    accounts payable.....     1,387,000   (1,563,000)    (134,000)      70,000
   Decrease in accrued
    expenses.............      (603,000)    (617,000)  (1,082,000)      21,000
   Increase (decrease) in
    other current
    liabilities..........       168,000       99,000     (128,000)      15,000
   Increase (decrease) in
    intercompany payable.           --     3,165,000   (1,677,000)      (9,000)
                            -----------  -----------  -----------    ---------
     Net cash provided by
      operating
      activities.........       859,000      112,000      249,000       43,000
                            -----------  -----------  -----------    ---------
Cash Flows From Investing
 Activities:
 Purchase of property and
  equipment..............    (2,174,000)    (487,000)    (161,000)     (72,000)
                            -----------  -----------  -----------    ---------
     Net cash used in
      investing
      activities.........    (2,174,000)    (487,000)    (161,000)     (72,000)
                            -----------  -----------  -----------    ---------
Cash Flows From Financing
 Activities:
 Exercise of stock
  options................         8,000       34,000          --           --
 Acquisition of Focus by
  United.................           --     3,294,000          --           --
 Proceeds (payment) of
  long-term debt, net....     1,315,000   (2,867,000)         --           --
 Payment of capital lease
  obligations............      (248,000)     (29,000)     (84,000)     (17,000)
                            -----------  -----------  -----------    ---------
Net cash provided by
 (used in) financing
 activities..............     1,075,000      432,000      (84,000)     (17,000)
                            -----------  -----------  -----------    ---------
(Decrease) Increase in
 Cash and Cash
 Equivalents.............      (240,000)      57,000        4,000      (46,000)
                            -----------  -----------  -----------    ---------
Cash and Cash
 equivalents, Beginning
 of Period...............       241,000        1,000       58,000       62,000
                            -----------  -----------  -----------    ---------
Cash and Cash
 Equivalents, End of
 Period..................   $     1,000  $    58,000  $    62,000    $  16,000
                            ===========  ===========  ===========    =========
Supplemental Disclosures
 of Cash Flow
 Information:
 Cash paid during the
  period for interest....   $   195,000  $    47,000  $    16,000    $     --
                            ===========  ===========  ===========    =========
 Cash paid during the
  period for taxes.......   $   205,000  $   747,000  $    74,000    $  16,000
                            ===========  ===========  ===========    =========
Schedule of Noncash
 Investing and Financing
 Activities:
 Accretion of redeemable
  preferred stock........   $ 1,264,000  $       --   $       --     $     --
                            ===========  ===========  ===========    =========
 Capital lease assets
  acquired and
  obligations incurred...   $    13,000  $       --   $       --     $     --
                            ===========  ===========  ===========    =========

   The accompanying notes are an integral part of these financial statements.

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Focus Healthcare Management, Inc. ("Focus") was incorporated in the State of Tennessee in February 1986 to develop and operate managed care programs related to workers' compensation and to provide administrative services for self-insuring employers, insurance carriers and others.

  On December 20, 1993, Focus was acquired pursuant to an Agreement and Plan of Acquisition (the Agreement) with UHC Management, Inc., an affiliate of United HealthCare Corporation (collectively, "United"). Under the terms of the Agreement, United purchased all of the stock of Focus for $28,000,000 in cash and the assumption of $2,578,000 in debt. For accounting purposes, the transaction was assumed to be effective January 1, 1994. In connection therewith, United implemented a restructuring that consolidated Focus' operations and resulted in the exit from the case management services business. The charge for restructuring has been reflected as an increase in goodwill associated with the transaction.

 (a) Cash and Cash Equivalents

  Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less.

 (b) Revenues

  Focus recognizes revenue primarily as services are rendered based on the number of charges reviewed or the percentage of savings achieved for Focus' customers. Accounts receivable at December 31, 1994 and 1995 include $1,321,000 and $563,000, respectively, of unbilled accounts receivable relating to services rendered prior to the period but not invoiced until after year end.

 (c) Property and Equipment

  Property and equipment are carried at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Amortization of capital leases is included in depreciation and amortization expense. The estimated useful lives of the depreciable assets are as follows:

                                                                  ESTIMATED
        ASSET CLASSIFICATION                                     USEFUL LIFE
        --------------------                                  -----------------
      Software...............................................      3 years
      Office equipment.......................................     3-5 years
      Furniture and fixtures.................................     5-7 years
      Equipment under capital leases......................... The shorter of the life of lease
                                                              or asset life

 (d) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from these estimates.

 (e) Concentration of Credit Risk

  Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject Focus to credit risk consist primarily of trade accounts receivable.

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                               DECEMBER 31, 1995

 (f) Goodwill

  Goodwill is being amortized using the straight-line method over a period of 40 years. Accumulated amortization was $687,000 and $749,100 at December 31, 1994 and 1995, respectively. Focus periodically evaluates whether changes have occurred which would require revision of the remaining estimated useful life of the assigned goodwill or render the goodwill not recoverable based on the gross cash flow method.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31, 1994 and 1995:

                                                             1994       1995
                                                          ---------- ----------
   Software.............................................. $  456,000 $  481,000
   Office equipment......................................  2,436,000  2,076,000
   Furniture and fixtures................................  1,198,000    866,000
   Equipment under capital leases........................    573,000    367,000
                                                          ---------- ----------
                                                           4,663,000  3,790,000
   Less--Accumulated depreciation and amortization.......  2,524,000  2,723,000
                                                          ---------- ----------
                                                          $2,139,000 $1,067,000
                                                          ========== ==========

(3) LEASES

  Focus leases office space under various operating leases. The corporate office lease has an option to renew for an additional five years at prevailing rates and is subject to increase based on increases in building maintenance and operating expenses. Total rent expense for the years ended 1993, 1994 and 1995 was $573,000, $639,000 and $514,000, respectively.

  Focus leases certain equipment under capital leases that extend to various dates through 1997. Future minimum payments, by year and in the aggregate, under the capital leases and noncancellable operating leases with terms of one year or more consist of the following at December 31, 1995:

                                                              CAPITAL  OPERATING
                                                               LEASES   LEASES
                                                              -------- ---------
     Year Ending December 31,
       1996.................................................. $ 85,000 $240,000
       1997..................................................   62,000  132,000
                                                              -------- --------
         Total minimum lease payments........................  147,000 $372,000
                                                                       ========
       Less--Amounts representing interest and taxes.........   22,000
                                                              --------
                                                              $125,000
                                                              ========

(4) INCOME TAXES

  Focus accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Prior to its acquisition by United, Focus elected to be taxed as an S corporation under Section 1362 of the Internal Revenue Code. The tax provision in 1993 resulted from certain states that do not recognize S corporation status.

  Beginning in 1994, Focus' results were included in the consolidated tax return of United. No federal tax benefit was recognized in 1994 due to the loss for the year. In accordance with the tax allocation agreement with United, Focus' net operating loss was utilized by United in the IRS Tax filing.

                       FOCUS HEALTHCARE MANAGEMENT, INC.

                               DECEMBER 31, 1995

  The tax provision for 1995 consisted of the following:

     Current--
       Federal......................................................... $    --
       State...........................................................   18,000
                                                                        --------
                                                                          18,000
                                                                        --------
     Deferred--
       Federal.........................................................  339,000
       State...........................................................   38,000
                                                                        --------
                                                                         377,000
                                                                        --------
                                                                        $395,000
                                                                        ========

  The deferred tax liabilities consist of the difference between book and tax depreciation methods and certain differences in the book and tax deduction of certain accrued and prepaid items.

  The difference between the federal statutory rate and the Focus' effective tax rate for 1995 consists of nondeductible amortization of goodwill and state income taxes, net of federal benefits.

(5) LITIGATION

  Focus, Genesys, and the other shareholder of Genesys are defendants in a class action seeking damages resulting from alleged breach of contract and other claims. Focus is pursuing discovery of the allegations; until such discovery is completed, it is not possible to evaluate the outcome or estimate the amount or range of potential loss. Accordingly, no provision for any loss that may result upon resolution of this matter has been made in the accompanying financial statements. In connection with the acquisition, Focus has been indemnified by United and, as a result, does not expect any outcome to materially affect its financial position.

  Focus is also involved in various other legal matters arising in the ordinary course of business. Focus is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect on financial position or results of operations.

(6) CORPORATE SERVICES

  Focus and United have a corporate services agreement under which United's corporate staff provides certain administrative services, including legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which Focus pays United annually. For these services, Focus was charged $887,000 and $1,725,000 in fiscal 1994 and 1995, respectively. For items such as employee benefit plans, insurance coverage and other identifiable costs, United charges Focus based on costs directly attributable to Focus.

(7) SUBSEQUENT EVENT

  On March 19, 1996, CRA Managed Care, Inc. signed a definitive agreement to acquire Focus from United for $21,000,000 in cash. The transaction was completed on April 2, 1996.

                            CRA MANAGED CARE, INC.

                     CONSOLIDATED PRO FORMA BALANCE SHEET
                       (AMOUNTS IN THOUSANDS--UNAUDITED)

  The following sets forth the Consolidated Pro Forma Balance Sheet of CRA Managed Care, Inc. (the "Company") as of March 31, 1996 giving effect to the acquisition of Focus. The Company's Consolidated Pro Forma Balance Sheet presents the acquisition of Focus as if it had been consummated on March 31, 1996. The Pro Forma Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the transaction assumed therein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

  The acquisition of Focus has been accounted for by the Company as a purchase whereby the basis for accounting for Focus' assets and liabilities is based upon their fair values at the date of the acquisition. Pro forma adjustments represent the Company's preliminary determination of these adjustments and are based upon available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth below.

                                                   MARCH 31, 1996
                                        ----------------------------------------
                                                         PRO FORMA     PRO FORMA
                                          CRA    FOCUS  ADJUSTMENTS    COMBINED
                                        ------- ------- -----------    ---------
ASSETS
Current assets:
  Cash and cash equivalents............ $ 2,893 $    16       --        $ 2,909
  Accounts receivable, net.............  28,964   1,745       --         30,709
  Prepaid expenses.....................     664      34       --            698
                                        ------- -------  --------       -------
    Total current assets...............  32,521   1,795       --         34,316
Property and equipment, net............   5,990     929       --          6,919
Deferred taxes and other assets........     400       5       --            405
Excess of cost over fair value of
 assets acquired ......................     --   28,339    (8,439)(1)    19,900
                                        ------- -------  --------       -------
                                        $38,911 $31,068  $ (8,439)      $61,540
                                        ======= =======  ========       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving credit facilities.......... $ 9,100 $   --   $ 21,000 (2)   $30,100
  Current portion of long-term debt....     --       69       --             69
  Accounts payable and accrued
   expenses............................  13,026     640       555 (3)    14,221
  Intercompany payable.................     --    1,479    (1,479)(4)       --
  Accrued income taxes.................   1,009       2       --          1,011
                                        ------- -------  --------       -------
    Total current liabilities..........  23,135   2,190    20,076        45,401
Long-term debt.........................     --       39       --             39
Long-term deferred tax liabilities.....   2,056     324       --          2,380
Stockholders' equity...................  13,720  28,515   (28,515)(5)    13,720
                                        ------- -------  --------       -------
                                        $38,911 $31,068  $ (8,439)      $61,540
                                        ======= =======  ========       =======

    See accompanying Notes to Consolidated Pro Forma Financial Statements.

                            CRA MANAGED CARE, INC.

                CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
         (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE--UNAUDITED)

  The following sets forth the Company's Consolidated Pro Forma Statement of Operations for the fiscal year ended December 31, 1995 and the three months ended March 31, 1996 giving effect to the acquisition of Focus. The Company's Consolidated Pro Forma Statement of Operations presents the acquisition of Focus as if it had been consummated at January 1, 1995. The Consolidated Pro Forma Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the transaction assumed therein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

  The acquisition of Focus has been accounted for by the Company as a purchase whereby the basis for accounting for Focus' assets and liabilities is based upon their fair values at the date of the acquisition. Pro forma adjustments represent the Company's preliminary determination of these adjustments and are based upon available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth below.

                                            YEAR ENDED DECEMBER 31, 1995
                                        -----------------------------------------
                                                          PRO FORMA     PRO FORMA
                                          CRA    FOCUS   ADJUSTMENTS    COMBINED
                                        -------- ------  -----------    ---------
Revenues............................... $146,055 $9,908    $ (407)(6)   $155,556
Cost of services.......................  122,615  7,347      (493)(7)    129,469
                                        -------- ------    ------       --------
    Gross profit.......................   23,440  2,561        86         26,087
General and administrative expenses....   11,021  2,269      (646)(8)     12,644
                                        -------- ------    ------       --------
    Operating income...................   12,419    292       732         13,443
Interest expense, net..................    2,484      2     1,796 (9)      4,282
Provision for income taxes.............    3,974    395      (439)(10)     3,930
                                        -------- ------    ------       --------
Net income (loss)...................... $  5,961 $ (105)   $ (625)      $  5,231
                                        ======== ======    ======       ========
Earnings per share..................... $   0.91                        $   0.80
                                        ========                        ========
Weighted average shares outstanding....    6,540                           6,540
                                        ========                        ========
                                          THREE MONTHS ENDED MARCH 31, 1996
                                        -----------------------------------------
                                                          PRO FORMA     PRO FORMA
                                          CRA    FOCUS   ADJUSTMENTS    COMBINED
                                        -------- ------  -----------    ---------
Revenues............................... $ 40,225 $2,327    $ (269)(6)   $ 42,283
Cost of services.......................   33,422  1,926      (290)(7)     35,058
                                        -------- ------    ------       --------
    Gross profit.......................    6,803    401        21          7,225
General and administrative expenses....    3,109    605      (110)(8)      3,604
                                        -------- ------    ------       --------
    Operating income...................    3,694   (204)      131          3,621
Interest expense, net..................      194    --        374 (9)        568
Provision for income taxes.............    1,453    --       (117)(10)     1,336
                                        -------- ------    ------       --------
Net income (loss)...................... $  2,047 $ (204)   $ (126)      $  1,717
                                        ======== ======    ======       ========
Earnings per share..................... $   0.27                        $   0.23
                                        ========                        ========
Weighted average shares outstanding....    7,550                           7,550
                                        ========                        ========

    See accompanying Notes to Consolidated Pro Forma Financial Statements.

                            CRA MANAGED CARE, INC.

             NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                       (AMOUNTS IN THOUSANDS--UNAUDITED)

  (1) Eliminate existing goodwill of Focus ($28,339) and record excess of cost over fair value of net assets acquired resulting from the preliminary purchase price allocation as follows:

   Pro forma purchase price including fees and expenses:                $21,555
   Purchase price allocated to:
   Current assets.....................................................    1,795
   Property and equipment.............................................      929
   Other long term assets.............................................        5
   Current liabilities................................................     (711)
   Long-term deferred tax liabilities.................................     (324)
   Long-term capital leases...........................................      (39)
                                                                        -------
     Net assets acquired..............................................    1,655
                                                                        -------
   Excess of cost over fair value of net assets acquired..............  $19,900
                                                                        =======

        The foregoing purchase price allocation is based upon preliminary information. The final purchase price allocation is contingent upon the final determination of the fair value of the net assets acquired on April 2, 1996, the date of acquisition. Based upon presently available information, the Company does not believe that the final purchase price allocation will materially differ from the preliminary allocation.

  (2) Record borrowings of $21,000 under the Company's existing $40,000 Credit Facility to finance the acquisition.

  (3) Record fees and expenses associated with the purchase of Focus.

  (4) To eliminate the intercompany payable between United HealthCare Corporation and Focus which was forgiven as part of the transaction.

  (5) To eliminate the historical stockholder's equity of Focus.

  (6) To eliminate sales between CRA and Focus of $407 and $269 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

  (7) The pro forma adjustment includes:

                                               YEAR ENDED     THREE MONTHS ENDED
                                            DECEMBER 31, 1995   MARCH 31, 1996
                                            ----------------- ------------------
   Elimination of sales between CRA and
    Focus.................................        $(407)            $(269)
   Elimination of historical goodwill am-
    ortization............................         (749)             (187)
   Record new goodwill amortization under
    a thirty year life....................          663               166
                                                  -----             -----
                                                  $(493)            $(290)
                                                  =====             =====

  (8) To eliminate general overhead expenses allocated to Focus by United HealthCare Corporation of $646 and $110 for the year ended December 31, 1995 and three months ended March 31, 1996, respectively.

  (9) To record interest expense of $1,796 and $374 associated with the borrowing of $21,000 under the Company's Credit Facility for the year ended December 31, 1995 and three months ended March 31, 1996, respectively. Interest expense was calculated assuming an interest rate of 8.55% and 7.12% (weighted average interest rate on borrowings during the period for the year ended December 31, 1995 and three months ended March 31, 1996, respectively).

                             CRA MANAGED CARE, INC.

                       (AMOUNTS IN THOUSANDS--UNAUDITED)
  (10) To record the tax benefit of $439 and $117 associated with the pro forma adjustments and to adjust Focus's results of operation to the Company's effective tax rate of 40% and 41.5% for the year ended December 31, 1995 and three months ended March 31, 1996, respectively.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OF-FER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Recent Developments.......................................................   10
Use of Proceeds...........................................................   11
Price Range of Common Stock...............................................   11
Dividend Policy...........................................................   11
Capitalization............................................................   12
Selected Historical Consolidated Financial Data...........................   13
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   14
Business..................................................................   20
Management................................................................   30
Certain Transactions......................................................   38
Principal and Selling Stockholders........................................   39
Description of Capital Stock..............................................   41
Shares Eligible for Future Sale...........................................   43
Underwriting..............................................................   45
Legal Matters.............................................................   46
Experts...................................................................   46
Additional Information....................................................   46
Index to Financial Statements.............................................  F-1

                                 ------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,500,000 Shares

                                    (LOGO)

                                 Common Stock

                                  -----------

                                  PROSPECTUS

                                  -----------

                              Alex. Brown & Sons
           INCORPORATED

                           Dean Witter Reynolds Inc.

                             Montgomery Securities

                               J.P. Morgan & Co.

                                       , 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses in connection with the issuance and distribution of the securities being registered hereby, other than the underwriting discount, to be paid by the Company, are estimated as follows:

   Registration fee under Securities Act.............................. $ 42,506
   NASD filing fee....................................................   12,827
   Nasdaq National Market fee.........................................   17,500
   Legal fees and expenses............................................  175,000
   Accounting fees and expenses.......................................  125,000
   Blue Sky fees and expenses (including legal fees)..................   15,000
   Printing and engraving expenses....................................   90,000
   Transfer agent fees and expenses...................................   10,000
   Miscellaneous......................................................  112,167
                                                                       --------
     Total............................................................ $600,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 67 of Chapter 156B of the Massachusetts Business Corporation Law, which is applicable to the Company, provides as follows:

  Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

  No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

  The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

  In addition, pursuant to its Articles and By-Laws, the Company shall indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

  The underwriters also will agree to indemnify the directors and officers of the Company against certain liabilities as set forth in Section 8 of the Underwriting Agreement (see Exhibit 1.1).

  The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years the Company has issued the following securities, none of which have been registered under the Securities Act of 1933, as amended (the "Act"):

    On March 8, 1994, the Company issued 1,222,470 shares of Class A Common Stock to Lois E. Silverman as part of a recapitalization.

    On March 8, 1994, the Company issued 1,174,530 shares of Class A Common Stock to Donald J. Larson as part of a recapitalization.

    On March 8, 1994, the Company issued 546,962 shares of Class A Common Stock to Whitney Subordinated Debt Fund, L.P. for an aggregate consideration of $2,268,238.

    On March 8, 1994, the Company issued 57,575 shares of Class A Common Stock to First Union Corporation for an aggregate consideration of $238,762.

    On March 8, 1994, the Company issued 1,222,893 shares of Series A Convertible Preferred Stock to Whitney 1990 Equity Fund, L.P. for an aggregate consideration $7,200,000.

    On March 8, 1994, the Company issued 305,726 shares of Series A Convertible Preferred Stock to J. H. Whitney & Co. for an aggregate consideration of $1,800,000.

    On March 8, 1994, the Company issued 169,844 shares of Series A Convertible Preferred Stock to First Union Corporation for an aggregate consideration of $1,000,000.

    On March 8, 1994, the Company issued a 10.101% Senior Subordinated Promissory Note in the original principal amount of $19,000,000 to Whitney Subordinated Debt Fund, L.P. for an aggregate consideration of $18,678,805.

    On March 8, 1994, the Company issued a 10.101% Senior Subordinated Promissory Note in the original principal amount of $2,000,000 to First Union Corporation for an aggregate consideration of $1,966,190.

    On March 8, 1994, the Company issued a 10% Junior Subordinated Promissory
  Note in the original principal amount of $2,500,000 to Lois E. Silverman as part of a share redemption transaction.

    On March 8, 1994, the Company issued a 10% Junior Subordinated Promissory
  Note in the original principal amount of $2,500,000 to Donald J. Larson as part of a share redemption transaction.

    On June 6, 1994, the Company issued options to purchase an aggregate of 23,500 shares of Common Stock at an exercise price of $5.89 per share pursuant to the Company's 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Plan").

    On June 6, 1994, the Company issued options to purchase an aggregate of 152,750 shares of Common Stock at an exercise price of $5.89 per share pursuant to the Company's 1994 Time Accelerated Restricted Stock Option Plan (the "TARSOP").

    On July 14, 1994, the Company issued options to purchase an aggregate of 23,500 shares of Common Stock at an exercise price of $5.89 per share pursuant to the TARSOP.

    On October 13, 1994, the Company issued options to purchase an aggregate of 47,000 shares of Common Stock at an exercise price of $5.89 per share pursuant to the TARSOP.

    On November 15, 1994, the Company issued options to purchase an aggregate of 4,700 shares of Common Stock at an exercise price of $5.89 per share pursuant to the TARSOP.

    On January 17, 1995, the Company issued options to purchase an aggregate of 23,500 shares of Common Stock at an exercise price of $5.89 per share pursuant to the Plan.

    On January 31, 1995, the Company issued options to purchase an aggregate of 28,200 shares of Common Stock at an exercise price of $5.89 per share pursuant to the TARSOP.

    On October 24, 1995, the Company issued an aggregate of 136,150 shares of the Company's Common Stock to two individuals, Laurence G. Ernst and Michael J. Spilde, in exchange for all outstanding capital stock of Alta Pacific Corporation.

    On October 24, 1995, the Company issued options to purchase an aggregate of 93,800 shares of Common Stock at an exercise price of $22.75 per share pursuant to the TARSOP.

    On January 3, 1996, the Company issued options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $22.13 per share pursuant to the TARSOP.

    On April 10, 1996, the Company issued options to purchase an aggregate of 241,800 shares of Common Stock at an exercise price of $36.12 per share pursuant to the TARSOP.

  No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof, relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for the purposes of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS: The following is a list of exhibits filed as part of this Registration Statement:

 EXHIBIT
   NO.                                    TITLE
 -------                                  -----
  *1.1   Form of Underwriting Agreement.
  *3.1   Restated Articles of Organization of the Company.
  *3.2   Form of Articles of Amendment to the Articles of Organization of the
         Company.
   3.3   By-Laws of the Company, as amended and restated (incorporated by reference to Exhibit 3.4 of the Company's Registration Statement No.
         33-90426).
   4.1   Specimen stock certificate representing the shares of Common Stock
         (incorporated by reference to Exhibit 4.1 of the Company's
         Registration Statement No. 33-90426).
   4.2   Registration Rights Agreement, dated as of March 8, 1994, among the
         Company, J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P., Whitney
         Subordinated Debt Fund, L.P., First Union Corporation, Lois E.
         Silverman and Donald J. Larson (incorporated by reference to Exhibit
         10.7 of the Company's Registration Statement No. 33-90426).
  *4.3   Registration Rights Agreement dated October 24, 1995, by and among the
         Company, Michael J. Spilde and Laurence G. Ernst.

 EXHIBIT
   NO.                                    TITLE
 -------                                  -----
  *4.4   Form of Registration Rights Agreement by and among the Company and the shareholders of QMC3, Inc.
  *5.1   Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as
         to the legality of the securities being registered.
  10.1   Employment Agreement, dated as of March 8, 1994, between the Company and Lois E. Silverman (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.2   Employment Agreement, dated as of March 8, 1994, between the Company and Donald J. Larson (incorporated by reference to Exhibit 10.2 of the
         Company's Registration Statement on Form S-1, File No. 33-90426).
  10.3   1994 Non-Qualified Stock Option Plan for Non-Employee Directors
         (incorporated by reference to Exhibit 10.3 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
  10.4   Form of Non-Qualified Stock Option Agreement pursuant to the 1994 Non-
         Qualified Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.4 of the Company's Registration Statement
         on Form S-1, File No. 33-90426).
  10.5   1994 Non-Qualified Time Accelerated Restricted Stock Option Plan
         (incorporated by reference to Exhibit 10.5 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
  10.6   Form of Non-Qualified Stock Option Agreement pursuant to the 1994 Non-
         Qualified Time Accelerated Restricted Stock Option Plan (incorporated by reference to Exhibit 10.6 of the Company's Registration Statement
         on Form S-1, File No. 33-90426).
  10.7   Landlord Agreement, dated as of March 8, 1994, between Lois E.
         Silverman and Donald J. Larson, Trustees of Colonial Realty Trust and
         the Company in favor of First Union National Bank of North Carolina
         (incorporated by reference to Exhibit 4.12 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
 +10.8   Software License Agreement between CompReview, Inc. and the Company, dated February 10, 1995 (incorporated by reference to Exhibit 10.9 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.9   Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 168 U.S. Route 1,
         Falmouth, ME 04105 (incorporated by reference to Exhibit 10.10 of the
         Company's Registration Statement on Form S-1, File No. 33-90426).
  10.10  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 46 Austin Street,
         Newtonville, MA 02160 (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.11  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 46 Austin Street,
         Newtonville, MA 02160 (incorporated by reference to Exhibit 10.12 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.12  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 46 Austin Street,
         Newtonville, MA 02160 (incorporated by reference to Exhibit 10.13 of the Company's Registration Statement on Form S-1, File No. 33-90426).

 EXHIBIT
   NO.                                    TITLE
 -------                                  -----
  10.13  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 46 Austin Street,
         Newtonville, MA 02160 (incorporated by reference to Exhibit 10.14 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.14  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 46 Austin Street,
         Newtonville, MA 02160 (incorporated by reference to Exhibit 10.15 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.15  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 46 Austin Street,
         Newtonville, MA 02160 (incorporated by reference to Exhibit 10.16 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.16  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 312 Union Wharf,
         Boston, MA 02109 (incorporated by reference to Exhibit 10.17 of the
         Company's Registration Statement on Form S-1, File No. 33-90426).
  10.17  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 565 Turnpike Street,
         North Andover, MA 01845 (incorporated by reference to Exhibit 10.18 of the Company's Registration Statement on Form S-1, File No. 33-90426).
  10.18  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 15A Riverway Place,
         Bedford, NH 03110 (incorporated by reference to Exhibit 10.19 of the
         Company's Registration Statement on Form S-1, File No. 33-90426).
  10.19  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 509 Stillwells
         Corner Road, Freehold, NJ 07728 (incorporated by reference to Exhibit
         10.20 of the Company's Registration Statement on Form S-1, File No.
         33-90426).
  10.20  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 732 Thimble Shoals
         Blvd., Newport News, VA 23606 (incorporated by reference to Exhibit
         10.21 of the Company's Registration Statement on Form S-1, File No.
         33-90426).
  10.21  Lease Agreement, dated January 1, 1994, by and between Colonial Realty
         Trust and the Company for office space located at 10132 Colvin Run
         Road, Suite A, Great Falls, VA 22066 (incorporated by reference to
         Exhibit 10.22 of the Company's Registration Statement on Form S-1,
         File No. 33-90426).
  10.22  Waiver of the Registration Rights and Particpating Notice, dated as of
         March 17, 1995, among the Company and the other parties to the
         Registration Rights Agreement (incorporated by reference to Exhibit
         10.23 of the Company's Registration Statement on Form S-1, File No.
         33-90426).
  10.23  Termination of Management Fee and Amendment to Executive Bonus Plan
         among the Company, J. H. Whitney & Co., Whitney 1990 Equity Fund,
         L.P., Ms. Silverman and Mr. Larson (incorporated by reference to
         Exhibit 10.24 of the Company's Registration Statement on Form S-1,
         File No. 33-90426).
  10.24  1995 Employee Stock Purchase Plan (incorporated by reference to
         Exhibit 10.25 of the Company's Registration Statement on Form S-1,
         File No. 33-90426).

 EXHIBIT
   NO.                                    TITLE
 -------                                  -----
  10.25  Letter dated September 9, 1994 from the Company to Joseph F. Pesce regarding terms of employment (incorporated by reference to Exhibit
         10.26 of the Company's Registration Statement on Form S-1, File No.
         33-90426).
  10.26  Letter dated June 30, 1995 from the Company to Joseph F. Pesce regarding continuation of compensation (incorporated by reference to
         Exhibit 10.26 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File no. 02-25856).
  10.27  Letter dated June 30, 1995 from the Company to John A. McCarthy Jr.
         regarding continuation of compensation (incorporated by reference to
         Exhibit 10.27 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File no. 02-25856).
  10.28  Letter dated June 30, 1995 from the Company to Anne E. Kirby regarding continuation of compensation (incorporated by reference to Exhibit
         10.28 of the Company's Annual Report on Form 10-K for the year ended
         December 31, 1995, Commission File no. 02-25856).
  10.29  Amendment to Employment Agreement dated as of January 24, 1996, between the Company and Lois E. Silverman (incorporated by reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K for the
         year ended December 31, 1995, Commission File no. 02-25856).
  10.30  Agreement to acquire Focus HealthCare Management, Inc., dated March
         19, 1996, between the Company and United HealthCare Corporation
         (incorporated by reference to Exhibit 10.30 of the Company's Annual
         Report on Form 10-K for the year ended December 31, 1995, Commission
         File no. 02-25856).
  10.31  Amendment, dated as of March 29, 1996, to Loan Agreement, by and among the Company, First Union National Bank of North Carolina and certain other Lenders, and the First Union National Bank of North Carolina, as
         Agent (incorporated by reference to Exhibit 10.31 of the Company's
         Annual Report on Form 10-K for the year ended December 31, 1995,
         Commission File no. 02-25856).
  10.32  Loan Agreement, dated as of April 28, 1995, by and among the Company,
         First Union National Bank of North Carolina and certain other Lenders, and the First Union National Bank of North Carolina, as Agent
         (incorporated by reference to Exhibit 4.23 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
  10.33  Form of Revolving Credit Note issued by the Company to First Union
         National Bank of North Carolina (incorporated by reference to Exhibit
         4.24 of the Company's Registration Statement on Form S-1, File No. 33-
         90426).
  10.34  Form of Security Agreement between the Company and First Union
         National Bank of North Carolina (incorporated by reference to Exhibit
         4.25 of the Company's Registration Statement on Form S-1, File No. 33-
         90426).
  10.35  Form of Collateral Assignment of Leases between the Company and First
         Union National Bank of North Carolina (incorporated by reference to
         Exhibit 4.26 of the Company's Registration Statement on Form S-1, File
         No. 33-90426).
  10.36  Form of Trademark Security Agreement between the Company and First
         Union National Bank of North Carolina (incorporated by reference to
         Exhibit 4.27 of the Company's Registration Statement on Form S-1, File
         No. 33-90426).
  10.37  Form of Landlord Agreement between Lois E. Silverman and Donald J.
         Larson, Trustees of Colonial Realty Trust and the Company in favor of
         First Union National Bank of North Carolina (incorporated by reference to Exhibit 4.28 of the Company's Registration Statement on Form S-1,
         File No. 33-90426).

 EXHIBIT
   NO.                                    TITLE
 -------                                  -----
   11.1  Statement regarding computation of pro forma and actual earnings per share.
   16.1  Letter from KPMG Peat Marwick LLP regarding change in principal accountant (incorporated by reference to Exhibit 16.1 of the Company's
         Registration Statement on Form S-1, File no. 33-90426).
   21.1  List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1995, Commission File no. 02-25856).
   23.1  Consent of Arthur Andersen LLP with respect to the Company.
   23.2  Consent of Arthur Andersen LLP with respect to Focus HealthCare
         Management, Inc.
  *23.3  Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
         (included in
         Exhibit 5.1).
  *24.1  Power of Attorney.
   27.1  Financial Data Schedule

- --------

*Previously filed with the Commission as part of this Registration Statement on May 7, 1996.

+Confidential treatment previously granted with respect to portions of this Exhibit.

  (B) FINANCIAL STATEMENT SCHEDULES:

  Report of Independent Public Accountants on Schedules.

  Schedule II--Allowance for Doubtful Accounts.

  Schedules not listed above have been omitted because they are not applicable or the required information is included in the combined financial statements or notes thereto.

  Schedules not listed above have been omitted because they are not applicable or the required information is included in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS


  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    1. For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    2. For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 8th day of May, 1996.

                                          CRA Managed Care, Inc.

                                                   /s/ Donald J. Larson
                                          By: _________________________________
                                             DONALD J. LARSON PRESIDENT, CHIEF
                                              EXECUTIVE OFFICER AND DIRECTOR


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ Donald J. Larson           President, Chief
- -------------------------------------   Executive Officer        May 8, 1996
          DONALD J. LARSON              and Director
                                        (principal
                                        executive officer)

         /s/ Joseph F. Pesce           Vice President--
- -------------------------------------   Finance and              May 8, 1996
           JOSEPH F. PESCE              Administration,
                                        Chief Financial
                                        Officer and
                                        Treasurer
                                        (principal
                                        financial and
                                        accounting officer)

                                       Chairman of the
               *                        Board of Directors       May 8, 1996
- -------------------------------------
          LOIS E. SILVERMAN

                                       Director
               *                                                 May 8, 1996
- -------------------------------------
           JEFFREY R. JAY

           SIGNATURE                       TITLE                 DATE

                                        Director
               *                                                 May 8, 1996
- -------------------------------------
        WILLIAM LAVERACK, JR.

                                        Director
               *                                                 May 8, 1996
- -------------------------------------
         GEORGE H. CONRADES

                                        Director
               *                                                 May 8, 1996
- -------------------------------------
         MITCHELL T. RABKIN

       /s/ Donald J. Larson

*By: ___________________________

         DONALD J. LARSON

         ATTORNEY-IN-FACT

           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To CRA Managed Care, Inc.:

  We have audited in accordance with generally accepted auditing standards, the financial statements of CRA Managed Care, Inc. included in this registration statement and have issued our report thereon dated January 23, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts

January 23, 1996

                                                                     SCHEDULE II

                             CRA MANAGED CARE, INC.
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                ADDITIONS
                                     BALANCE    CHARGED TO DEDUCTIONS  BALANCE
                                   AT BEGINNING COSTS AND     FROM     AT END
                                    OF PERIOD    EXPENSES   RESERVES  OF PERIOD
                                   ------------ ---------- ---------- ---------
Allowance for Doubtful Accounts:
  1993............................   $ 65,000    $ 15,000   $    --   $ 80,000
  1994............................     80,000     353,000     53,000   380,000
  1995............................    380,000     186,000    136,000   430,000

                               EXHIBIT INDEX

 EXHIBIT
   NO.                                TITLE                                PAGE
 -------                              -----                                ----
  *1.1   Form of Underwriting Agreement.
  *3.1   Restated Articles of Organization of the Company.
  *3.2   Form of Articles of Amendment to the Articles of Organization
         of the Company.
   3.3   By-Laws of the Company, as amended and restated (incorporated by reference to Exhibit 3.4 of the Company's Registration
         Statement No. 33-90426).
   4.1   Specimen stock certificate representing the shares of Common
         Stock (incorporated by reference to Exhibit 4.1 of the
         Company's Registration Statement No. 33-90426).
   4.2   Registration Rights Agreement, dated as of March 8, 1994, among the Company, J. H. Whitney & Co., Whitney 1990 Equity Fund,
         L.P., Whitney Subordinated Debt Fund, L.P., First Union
         Corporation, Lois E. Silverman and Donald J. Larson
         (incorporated by reference to Exhibit 10.7 of the Company's
         Registration Statement No. 33-90426).
  *4.3   Registration Rights Agreement dated October 24, 1995, by and among the Company, Michael J. Spilde and Laurence G. Ernst.
  *4.4   Form of Registration Rights Agreement by and among the Company and the shareholders of QMC3, Inc.
  *5.1   Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation, as to the legality of the securities being
         registered.
  10.1   Employment Agreement, dated as of March 8, 1994, between the
         Company and Lois E. Silverman (incorporated by reference to
         Exhibit 10.1 of the Company's Registration Statement on Form S-
         1, File No. 33-90426).
  10.2   Employment Agreement, dated as of March 8, 1994, between the
         Company and Donald J. Larson (incorporated by reference to
         Exhibit 10.2 of the Company's Registration Statement on Form S-
         1, File No. 33-90426).
  10.3   1994 Non-Qualified Stock Option Plan for Non-Employee Directors
         (incorporated by reference to Exhibit 10.3 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
  10.4   Form of Non-Qualified Stock Option Agreement pursuant to the
         1994 Non-Qualified Stock Option Plan for Non-Employee Directors
         (incorporated by reference to Exhibit 10.4 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
  10.5   1994 Non-Qualified Time Accelerated Restricted Stock Option
         Plan (incorporated by reference to Exhibit 10.5 of the
         Company's Registration Statement on Form S-1, File No. 33-
         90426).
  10.6   Form of Non-Qualified Stock Option Agreement pursuant to the
         1994 Non-Qualified Time Accelerated Restricted Stock Option
         Plan (incorporated by reference to Exhibit 10.6 of the
         Company's Registration Statement on Form S-1, File No. 33-
         90426).
  10.7   Landlord Agreement, dated as of March 8, 1994, between Lois E.
         Silverman and Donald J. Larson, Trustees of Colonial Realty
         Trust and the Company in favor of First Union National Bank of
         North Carolina (incorporated by reference to Exhibit 4.12 of the Company's Registration Statement on Form S-1, File No. 33-
         90426).

 EXHIBIT
   NO.                                TITLE                                PAGE
 -------                              -----                                ----
 +10.8   Software License Agreement between CompReview, Inc. and the
         Company, dated February 10, 1995 (incorporated by reference to
         Exhibit 10.9 of the Company's Registration Statement on Form S-
         1, File No. 33-90426).
  10.9   Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 168
         U.S. Route 1, Falmouth, ME 04105 (incorporated by reference to
         Exhibit 10.10 of the Company's Registration Statement on Form
         S-1, File No. 33-90426).
  10.10  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 46
         Austin Street, Newtonville, MA 02160 (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.11  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 46
         Austin Street, Newtonville, MA 02160 (incorporated by reference to Exhibit 10.12 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.12  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 46
         Austin Street, Newtonville, MA 02160 (incorporated by reference to Exhibit 10.13 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.13  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 46
         Austin Street, Newtonville, MA 02160 (incorporated by reference to Exhibit 10.14 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.14  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 46
         Austin Street, Newtonville, MA 02160 (incorporated by reference to Exhibit 10.15 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.15  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 46
         Austin Street, Newtonville, MA 02160 (incorporated by reference to Exhibit 10.16 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.16  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 312
         Union Wharf, Boston, MA 02109 (incorporated by reference to
         Exhibit 10.17 of the Company's Registration Statement on Form
         S-1, File No. 33-90426).
  10.17  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 565
         Turnpike Street, North Andover, MA 01845 (incorporated by
         reference to Exhibit 10.18 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.18  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 15A
         Riverway Place, Bedford, NH 03110 (incorporated by reference to
         Exhibit 10.19 of the Company's Registration Statement on Form
         S-1, File No. 33-90426).
  10.19  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 509
         Stillwells Corner Road, Freehold, NJ 07728 (incorporated by reference to Exhibit 10.20 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).

 EXHIBIT
   NO.                                TITLE                                PAGE
 -------                              -----                                ----
  10.20  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 732
         Thimble Shoals Blvd., Newport News, VA 23606 (incorporated by reference to Exhibit 10.21 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.21  Lease Agreement, dated January 1, 1994, by and between Colonial
         Realty Trust and the Company for office space located at 10132
         Colvin Run Road, Suite A, Great Falls, VA 22066 (incorporated by reference to Exhibit 10.22 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.22  Waiver of the Registration Rights and Particpating Notice,
         dated as of March 17, 1995, among the Company and the other parties to the Registration Rights Agreement (incorporated by reference to Exhibit 10.23 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.23  Termination of Management Fee and Amendment to Executive Bonus
         Plan among the Company, J. H. Whitney & Co., Whitney 1990
         Equity Fund, L.P., Ms. Silverman and Mr. Larson (incorporated by reference to Exhibit 10.24 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.24  1995 Employee Stock Purchase Plan (incorporated by reference to
         Exhibit 10.25 of the Company's Registration Statement on Form
         S-1, File No. 33-90426).
  10.25  Letter dated September 9, 1994 from the Company to Joseph F.
         Pesce regarding terms of employment (incorporated by reference to Exhibit 10.26 of the Company's Registration Statement on
         Form S-1, File No. 33-90426).
  10.26  Letter dated June 30, 1995 from the Company to Joseph F. Pesce regarding continuation of compensation (incorporated by
         reference to Exhibit 10.26 of the Company's Annual Report on
         Form 10-K for the year ended December 31, 1995, Commission File
         no. 02-25856).
  10.27  Letter dated June 30, 1995 from the Company to John A. McCarthy
         Jr. regarding continuation of compensation (incorporated by reference to Exhibit 10.27 of the Company's Annual Report on
         Form 10-K for the year ended December 31, 1995, Commission File
         no. 02-25856).
  10.28  Letter dated June 30, 1995 from the Company to Anne E. Kirby regarding continuation of compensation (incorporated by
         reference to Exhibit 10.28 of the Company's Annual Report on
         Form 10-K for the year ended December 31, 1995, Commission File
         no. 02-25856).
  10.29  Amendment to Employment Agreement dated as of January 24, 1996, between the Company and Lois E. Silverman (incorporated by reference to Exhibit 10.29 of the Company's Annual Report on
         Form 10-K for the year ended December 31, 1995, Commission File
         no. 02-25856).
  10.30  Agreement to acquire Focus HealthCare Management, Inc., dated
         March 19, 1996, between the Company and United HealthCare
         Corporation (incorporated by reference to Exhibit 10.30 of the
         Company's Annual Report on Form 10-K for the year ended
         December 31, 1995, Commission File no. 02-25856).
  10.31  Amendment, dated as of March 29, 1996, to Loan Agreement, by and among the Company, First Union National Bank of North
         Carolina and certain other Lenders, and the First Union
         National Bank of North Carolina, as Agent (incorporated by reference to Exhibit 10.31 of the Company's Annual Report on
         Form 10-K for the year ended December 31, 1995, Commission File
         no. 02-25856).

 EXHIBIT
   NO.                                TITLE                                PAGE
 -------                              -----                                ----
  10.32  Loan Agreement, dated as of April 28, 1995, by and among the
         Company, First Union National Bank of North Carolina and
         certain other Lenders, and the First Union National Bank of
         North Carolina, as Agent (incorporated by reference to Exhibit
         4.23 of the Company's Registration Statement on Form S-1, File
         No. 33-90426).
  10.33  Form of Revolving Credit Note issued by the Company to First
         Union National Bank of North Carolina (incorporated by
         reference to Exhibit 4.24 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.34  Form of Security Agreement between the Company and First Union
         National Bank of North Carolina (incorporated by reference to
         Exhibit 4.25 of the Company's Registration Statement on Form S-
         1, File No. 33-90426).
  10.35  Form of Collateral Assignment of Leases between the Company and
         First Union National Bank of North Carolina (incorporated by reference to Exhibit 4.26 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.36  Form of Trademark Security Agreement between the Company and
         First Union National Bank of North Carolina (incorporated by reference to Exhibit 4.27 of the Company's Registration
         Statement on Form S-1, File No. 33-90426).
  10.37  Form of Landlord Agreement between Lois E. Silverman and Donald
         J. Larson, Trustees of Colonial Realty Trust and the Company in
         favor of First Union National Bank of North Carolina
         (incorporated by reference to Exhibit 4.28 of the Company's
         Registration Statement on Form S-1, File No. 33-90426).
  11.1   Statement regarding computation of pro forma and actual
         earnings per share.
  16.1   Letter from KPMG Peat Marwick LLP regarding change in principal accountant (incorporated by reference to Exhibit 16.1 of the
         Company's Registration Statement on Form S-1, File no. 33-
         90426).
  21.1   List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K for the year ended
         December 31, 1995, Commission File no. 02-25856).
  23.1   Consent of Arthur Andersen LLP with respect to the Company.
  23.2   Consent of Arthur Andersen LLP with respect to Focus HealthCare
         Management, Inc.
 *23.3   Consent of Hutchins, Wheeler & Dittmar, A Professional
         Corporation (included in
         Exhibit 5.1).
 *24.1   Power of Attorney.
  27.1   Financial Data Schedule

- --------

*Previously filed with the Commission as part of this Registration Statement on May 7, 1996.

+Confidential treatment previously granted with respect to portions of this Exhibit.